UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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MEDICIS PHARMACEUTICAL CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 6, 2011

Dear Stockholder:

You are invited to attend the annual meeting of stockholders of Medicis Pharmaceutical Corporation (“Medicis,” “we,” “us” or “our”) to be held on Tuesday, May 17, 2011, at 9:30 a.m. local time, at the Scottsdale Resort and Conference Center, 7700 East McCormick Parkway, Scottsdale, Arizona.

At this year’s annual meeting you will be asked to: (i) elect three directors to serve for a three-year term; (ii) ratify the selection of our independent registered public accountants; (iii) vote on an advisory basis to approve the compensation of our named executive officers as described in the proxy statement (“say-on-pay vote”); (iv) vote on an advisory basis with respect to how frequently future say-on-pay votes should occur (“frequency vote”); (v) approve an amended and restated Medicis 2006 Incentive Award Plan which would, in part, increase the number of shares of common stock available for grant under the plan by 1,000,000 shares; and (vi) transact such other business as may properly come before the annual meeting. The accompanying Notice of Meeting and proxy statement describe these matters. We urge you to read this information carefully.

Your board of directors unanimously believes that election of its nominees to serve as our directors, ratification of the Audit Committee’s selection of independent registered public accountants, approval of the say-on-pay vote, a triennial vote with respect to the frequency vote, and approval of the amended and restated Medicis 2006 Incentive Award Plan are in the best interests of Medicis and its stockholders, and, accordingly, recommends a vote “FOR” each of the nominees for director named in the proxy statement, a vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accountants, a vote “FOR” the advisory say-on-pay vote, a vote for “THREE YEARS” with respect to the advisory frequency vote and a vote “FOR” the approval of the amended and restated Medicis 2006 Incentive Award Plan.

In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to comments and questions of general interest to stockholders.

It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may vote on the Internet, or if you are receiving a paper copy of the proxy statement, by telephone or by completing and mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the annual meeting.

Sincerely,

Seth L. Rodner
Senior Vice President, General Counsel and
Corporate Secretary

MEDICIS PHARMACEUTICAL CORPORATION
7720 North Dobson Road
Scottsdale, Arizona 85256-2740

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, MAY 17, 2011

To the Stockholders of Medicis Pharmaceutical Corporation (“Medicis”):

We will hold an annual meeting of stockholders of Medicis at the Scottsdale Resort and Conference Center, 7700 East McCormick Parkway, Scottsdale, Arizona, on Tuesday, May 17, 2011, at 9:30 a.m. local time. We will consider and act on the following items of business at the annual meeting:

1. Re-election of Spencer Davidson, Stuart Diamond and Peter S. Knight, Esq. as directors for a three-year term expiring at the 2014 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal.

2. Ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2011.

3. Advisory (non-binding) vote regarding executive compensation as described in the proxy statement (“say-on-pay vote”).

4. Advisory (non-binding) vote regarding the frequency of holding future say-on-pay votes (“frequency vote”).

5. Approval of an amended and restated Medicis 2006 Incentive Award Plan, which would, in part, increase the number of shares of common stock reserved for issuance under the plan by 1,000,000 shares.

6. Such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

The proxy statement accompanying this notice describes each of these items of business in detail. The Board of Directors recommends a vote “FOR” each of the three nominees for director named in the proxy statement, a vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accountants, a vote “FOR” the advisory say-on-pay vote, a vote for “THREE YEARS” with respect to the advisory frequency vote and a vote “FOR” the approval of the amended and restated Medicis 2006 Incentive Award Plan.

Only Medicis stockholders of record of shares of our Class A Common Stock at the close of business on March 18, 2011, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting.

A list of stockholders eligible to vote at the Medicis annual meeting will be available for inspection at the annual meeting, and at the executive offices of Medicis during regular business hours for a period of no less than ten days prior to the annual meeting.

Your vote is very important.  It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. If you are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials previously mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the Notice of Internet Availability of Proxy Materials used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card, will ensure your shares are represented at the annual meeting.

The Scottsdale Resort and Conference Center is accessible to those who require special assistance. If you require special assistance, please call the hotel at (480) 991-9000.

By Order of the Board of Directors,
Seth L. Rodner
Senior Vice President, General Counsel
and Corporate Secretary

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

Your proxy is solicited on behalf of the board of directors of Medicis Pharmaceutical Corporation, a Delaware corporation (“Medicis,” “we,” “us” or “our”), for use at our 2011 annual meeting of stockholders to be held on Tuesday, May 17, 2011, at 9:30 a.m. local time, at the Scottsdale Resort and Conference Center, 7700 East McCormick Parkway, Scottsdale, Arizona, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the annual meeting.

We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record, while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On April 6, 2011, we intend to make this proxy statement available on the Internet and to mail the Notice to all stockholders entitled to vote at the annual meeting. We intend to mail this proxy statement, together with a proxy card to those stockholders entitled to vote at the annual meeting who have properly requested paper copies of such materials, within three business days of such request.

Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Meeting of Stockholders to Be Held on May 17, 2011

This proxy statement and our 2010 Annual Report are available on our website at http://www.medicis.com/eproxy/. This website address contains the following documents: the Notice of the Annual Meeting, the proxy statement and proxy card sample, and the 2010 Annual Report. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote

You are entitled to vote if you were a stockholder of record of our Class A Common Stock (or “common stock”) as of the close of business on March 18, 2011. You are entitled to one vote for each share of common stock held on all matters to be voted upon at the annual meeting. Your shares may be voted at the annual meeting only if you are present in person or represented by a valid proxy.

Voting of Shares

You may vote by attending the annual meeting and voting in person or you may vote by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy, and (2) for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive a Notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the Notice provided by your broker.

The Internet and telephone voting facilities will close at 11:59 p.m. E.D.T. on May 16, 2011. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

YOUR VOTE IS VERY IMPORTANT.  You should submit your proxy even if you plan to attend the annual meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) received before the polls are closed at the annual meeting, and not revoked or superseded, will be voted at the annual meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted “FOR” the election of each of the three nominees for director, “FOR” ratification of the selection of the independent auditors, “FOR” the advisory say-on-pay vote, for every “THREE YEARS” with respect to the advisory frequency vote and “FOR” the approval of the amended and restated Medicis 2006 Incentive Award Plan (the “2006 Incentive Plan”, and, as proposed to be amended and restated, the “Amended and Restated Plan”). The proxy gives each of Jonah Shacknai, Mark A. Prygocki and Jason D. Hanson discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the annual meeting.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the annual meeting by taking any of the following actions:

•	delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions are followed); or

•	attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of Medicis proxies should be addressed to:

Medicis Pharmaceutical Corporation
7720 North Dobson Road
Scottsdale, Arizona 85256-2740
Attn: Corporate Secretary

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See below regarding how to vote in person if your shares are held in street name.

Voting in Person

If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the annual meeting, you must bring to the annual meeting a legal proxy from the record holder of the shares, which is the broker or other nominee, authorizing you to vote at the annual meeting.

Quorum and Votes Required

At the close of business on March 18, 2011, 61,708,698 shares of our common stock were outstanding and entitled to vote. All votes will be tabulated by the inspector of election appointed for the annual meeting, who will separately tabulate affirmative and negative votes and abstentions.

Quorum.  A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the annual meeting. Shares of common stock held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum.

Broker Non-Votes.  Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of matters which the NYSE determines to be “non-routine,” without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker holds your common stock in “street name,” your broker will vote your shares on “non-routine” proposals only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement. Only Item 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Items 1 (election of directors), 3 (say-on-pay vote), 4 (frequency vote) and 5 (approval of the Amended and Restated Plan) are not considered routine matters, and without your instruction, your broker cannot vote your shares.

Election of Directors.  Our bylaws provide a majority voting standard for the election of directors in uncontested elections. Under this majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A majority of the votes cast means that the number of votes cast “FOR” a candidate for director exceeds the number of votes cast “AGAINST” that candidate for director. As a result, abstentions will not be counted in determining which nominees received a majority of votes cast since abstentions do not represent votes cast for or against a candidate. Brokers are not empowered to vote on the election of directors without instruction from the beneficial owner of the shares and thus broker non-votes likely will result. Since broker non-votes are not considered votes cast for or against a candidate, they will not be counted in determining which nominees receive a majority of votes cast. In accordance with our policy, in this election, an incumbent candidate for director who does not receive the required votes for re-election is expected to tender his or her resignation to the board. The Nominating and Governance Committee of the board, or another duly authorized committee of the board, will make a determination as to whether to accept or reject the tendered resignation generally within 90 days after certification of the election results of the stockholder vote. We will publicly disclose the decision regarding the tendered resignation and the rationale behind the decision in a filing of a Current Report on Form 8-K with the Securities Exchange Commission (“SEC”).

Ratification of Independent Auditors.  The affirmative vote of a majority of the shares represented in person or by proxy at the annual meeting and entitled to vote is required for the ratification of the selection of Ernst & Young LLP as our independent auditors. Abstentions will have the same effect as voting against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent auditors, thus broker non-votes are generally not expected to result from the vote on Item 2.

Advisory Say-on-Pay Vote.  The affirmative vote of a majority of shares represented in person or by proxy at the annual meeting and entitled to vote is required for approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the proxy statement. Abstentions will have the same effect as voting against this proposal. The approval of Item No. 3 is a non-routine proposal on which a broker or other nominee does not have discretion to vote any uninstructed shares. Broker non-votes represent votes not entitled to be cast on the matter and thus will have no effect on the outcome of the say-on-pay vote.

Advisory Frequency Vote.  The approval of the vote regarding the frequency of an advisory vote on the compensation of our named executive officers requires the affirmative vote of a majority of shares represented in person or by proxy at the annual meeting and entitled to vote. Abstentions will have the same effect as voting against this proposal for purposes of determining whether we have received a majority vote. The approval of Item No. 4 is a non-routine proposal on which a broker or other nominee does not have discretion to vote any uninstructed shares. Broker non-votes represent votes not entitled to be cast on the matter and thus will have no effect on the outcome of the say-on-pay vote. With respect to this item, if none of the frequency alternatives (one year, two years or three years) receives a majority vote, we will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been selected by our stockholders. However, because this vote is advisory and not binding on us or our board in any way, our board may decide that it is in our and our stockholders’ best interests to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

Approval of Amended and Restated Plan.  Under NYSE rules, the approval of the Amended and Restated Plan requires an affirmative vote of the holders of a majority of shares of common stock cast on such proposal, in person or by proxy, provided that the total votes cast on the proposal represent over 50% of the outstanding shares of common stock entitled to vote on the proposal. Votes “FOR” and “AGAINST” and abstentions count as votes cast, while broker non-votes do not count as votes cast. All outstanding shares, including broker non-votes, count as shares entitled to vote. Thus, the total sum of votes “FOR,” plus votes “AGAINST,” plus abstentions, which is referred to as the “NYSE Votes Cast,” must be greater than 50% of the total outstanding shares of our common stock. Once satisfied, the number of votes “FOR” the proposal must be greater than 50% of NYSE Votes Cast. Thus, abstentions have the same affect as a vote against the proposal. Brokers do not have discretionary authority to vote shares on this proposal without direction from the beneficial owner. Thus, broker non-votes will likely result and broker non-votes could impair our ability to satisfy the requirement that NYSE Votes Cast represent over 50% of our outstanding shares of common stock.

Solicitation of Proxies

Our board of directors is soliciting proxies for the annual meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of the Notice or proxy statement by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We have engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $25,000 in the aggregate. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, facsimile or special delivery letter.

Assistance

If you need assistance in voting over the Internet or completing your proxy card or have questions regarding the annual meeting, please contact our investor relations department at (480) 291-5854 or investor.relations@medicis.com or write to: Medicis Pharmaceutical Corporation, 7720 North Dobson Road, Scottsdale, Arizona 85256-2740, Attn: Investor Relations.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010 and in our periodic reports on Form 10-Q and our current reports on Form 8-K.

ITEM 1
ELECTION OF DIRECTORS

Board Structure

Our Amended and Restated Bylaws, or bylaws, provide for a range of directors from three to twelve, with the exact number set by the board of directors. The board has set the current authorized directors at eight members. The directors are divided into three classes. Each director serves a term of three years. There are currently eight members of our board. At each annual meeting, the term of one class expires. The class of directors with a term expiring at this annual meeting consists of three directors.

Board Nominees

Based upon the recommendation of our Nominating and Governance Committee, our board of directors has nominated Spencer Davidson, Stuart Diamond and Peter S. Knight, Esq. for re-election as directors to the board. If elected, each director nominee would serve a three-year term expiring at the close of our 2014 annual meeting, or until their successors are duly elected. Messrs. Davidson, Diamond and Knight currently serve on our board of directors. Biographical information on each of the nominees is furnished below under “Director Biographical Information.”

Set forth below is information as of the record date regarding each nominee and each person whose term of office as a director will continue after the annual meeting. There are no family relationships among any directors.

			Director	Term
Name	Age	Position	Since	Expires

Jonah Shacknai(1)	54	Chairman, Chief Executive Officer	1988	2013
Arthur G. Altschul, Jr.(2)(3)(4)	46	Director	1992	2012
Spencer Davidson(1)(3)(4)	68	Director	1999	2011
Stuart Diamond(2)(6)	50	Director	2002	2011
Peter S. Knight, Esq.(5)	60	Director	1997	2011
Michael A. Pietrangelo(1)(4)(6)	68	Director	1990	2013
Philip S. Schein, M.D.(2)	71	Director	1990	2012
Lottie H. Shackelford(3)(5)(6)	69	Director	1993	2013

(1)	Current member of the Executive Committee

(2)	Current member of the Audit Committee

(3)	Current member of the Stock Option and Compensation Committee

(4)	Current member of the Nominating and Governance Committee

(5)	Current member of the Employee Development and Retention Committee

(6)	Current member of the Compliance Committee

Director Biographical Information

The following biographical information is furnished with regard to our directors (including nominees) as of March 18, 2011.

Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2014 Annual Meeting of Stockholders

Spencer Davidson has been our director since January 1999. Since 1994, Mr. Davidson has served as President, Chief Executive Officer and director, and since April of 2007 has served as Chairman, of General American Investors Company, Inc., a closed-end investment company listed on the New York Stock Exchange. His background also includes a distinguished career on Wall Street with positions held at Brown Brothers Harriman;

Beck, Mack & Oliver, investment counselors, where he served as General Partner; and Odyssey Partners, a private investment firm, where he served as Fund Manager. Additionally, Mr. Davidson currently serves as the General Partner of The Hudson Partnership, a private investment partnership, and serves as Trustee for both the Innisfree Foundation, Inc. of Millbrook, New York and the Neurosciences Research Foundation, Inc. of San Diego, California. A graduate of City University and Columbia University, Mr. Davidson holds an M.B.A., a C.F.A. and a C.I.C.

With extensive experience in key leadership roles at various investment companies, Mr. Davidson brings to the board demonstrated leadership skills and a track record of success. Mr. Davidson’s expertise in finance makes him a valuable contributor to discussions and deliberations involving many of the strategic, compliance and operational issues we face. Mr. Davidson also has considerable directorial and governance experience, having served as director of, and currently as Chairman of, General American Investors Company, Inc.

Stuart Diamond has been our director since November 2002. He has served as Chief Financial Officer, North America, of GroupM Worldwide, Inc., a subsidiary of WPP Group plc, which is listed on the London Stock Exchange, since August 2008. Previously he served as Chief Financial Officer of National Medical Health Card Systems Inc., a publicly-traded provider of pharmacy benefits management services, from January 2006 to August 2007. He served as worldwide Chief Financial Officer for Ogilvy Healthworld (formerly Healthworld Corporation), a division of Ogilvy & Mather, a division of WPP Group plc, a London Stock Exchange-listed company, from January 2005 until January 2006, and he served as Chief Financial Officer of Healthworld Communications Group, a division of WPP Group plc, a London Stock Exchange-listed company, from August 2003 until January 2005. He served as Chief Financial Officer of the Americas Region of the Bates Group and of Healthworld Corporation, divisions of Cordiant Communications, a London Stock Exchange-listed company, from October 2002 to August 2003. He served as Chief Financial Officer of Healthworld Corporation, a division of Cordiant Communications Group plc from March 2000 to October 2002. He served as Executive Vice President, Chief Financial Officer, Secretary and Treasurer of Healthworld Corporation, a publicly-owned pharmaceutical advertising agency, from August 1997 to March 2000. Mr. Diamond was the Vice President-Controller of the Licensing Division of Calvin Klein, Inc., an apparel company, from April 1996 to August 1997. Mr. Diamond served as Chief Financial Officer of Medicis from 1990 until 1995.

Mr. Diamond has extensive management experience as a senior executive with which he contributes to the board a wealth of knowledge and insight, especially on matters relating to finance and accounting. Mr. Diamond developed his finance and accounting expertise while serving as Chief Financial Officer for a number of companies, including Medicis from 1990 to 1995. With this experience, Mr. Diamond possesses the financial acumen requisite to serve as our Audit Committee Financial Expert and provides the board with valuable insight into finance and accounting related matters.

Peter S. Knight, Esq., has been our director since June 1997. Since August 2004, Mr. Knight has served as President and Chief Compliance Officer of Generation Investment Management US LLP, a London-based investment firm focusing on global equities and sustainability. From September 2001 to December 2003, Mr. Knight was a Managing Director of MetWest Financial, a Los Angeles-based financial services company. From 1999 until 2001, Mr. Knight served as President of Sage Venture Partners, overseeing technology and biotechnology investments. Mr. Knight started his career with the Antitrust Division of the Department of Justice. From 1977 to 1989, Mr. Knight served as Chief of Staff to Al Gore when Mr. Gore was a member of the U.S. House of Representatives and later the U.S. Senate. Mr. Knight served as General Counsel of Medicis from 1989 to 1991, and then established his law practice representing numerous Fortune 500 companies as a named partner in Wunder, Knight, a Washington, D.C. law firm. Mr. Knight has held senior positions on four presidential campaigns, including serving as the campaign manager for the successful 1996 re-election of President Clinton. Mr. Knight currently serves as a director of PAR Pharmaceutical Companies, Inc., an NYSE-listed developer, manufacturer and distributor of generic pharmaceuticals. From 1999 to 2010, Mr. Knight served as a director and as a member of the Audit and Compensation Committees of EntreMed, a NASDAQ-listed clinical stage pharmaceutical company. From 2000 to 2008, Mr. Knight served as a director on the board of Schroders’ Hedge Fund Family and, from 1994 to 2009, he served as a director on the board of Schroders’ Mutual Fund Family. He is also a member of the Cornell University College of Arts and Sciences Council and a member of the Advisory Council of Cornell’s Johnson

School Center for Sustainable Global Enterprise. He holds a B.A. degree from Cornell University and a J.D. degree from Georgetown University Law Center.

Mr. Knight’s experience managing and advising large companies, including several in the pharmaceutical industry, and his experience as a chief compliance officer, provides the board with valuable expertise on compliance and other legal and regulatory matters. In addition, with his extensive business, investment and managerial experience, Mr. Knight contributes meaningful insight and guidance relating to our operations and business strategy. Mr. Knight also brings to the board considerable directorial and governance experience.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE THREE DIRECTOR NOMINEES.

Directors Continuing in Office Until the 2012 Annual Meeting of Stockholders

Arthur G. Altschul, Jr. has been our director since December 1992. He has worked in money management, investment banking and as a member of senior management of a publicly-traded health care concern. Mr. Altschul is co-founder and chairman of Kolltan Pharmaceuticals, Inc. and a founder and a Managing Member of Diaz & Altschul Capital Management, LLC, a private investment advisory firm, a position he has held since 1996. From 1992 to 1996, Mr. Altschul worked at SUGEN, Inc., a biopharmaceutical firm. Prior to 1992, Mr. Altschul worked in the Equity and Fixed Income Trading departments at Goldman, Sachs & Co., was a founding limited partner of The Maximus Fund, LP, and worked in the Equity Research department at Morgan Stanley & Company. Mr. Altschul currently serves on the board of directors of General American Investors Company, Inc., a closed-end investment company listed on the New York Stock Exchange; Delta Opportunity Fund, Ltd., an investment fund which invests primarily in the health care industry; Medrium, Inc., a provider of automated medical billing solutions; and other private ventures. He also serves as a director of The Overbrook Foundation and as a trustee of The Neurosciences Research Foundation, Inc., and served as a trustee of the National Public Radio Foundation until January 1, 2011. Mr. Altschul holds a B.S. from Columbia University in Computer Science.

With his diverse business background in finance, wealth management and the pharmaceutical industry, Mr. Altschul provides the board with valuable financial and investment expertise and an in-depth understanding of the pharmaceutical industry. Having founded several companies, Mr. Altschul also brings an entrepreneurial spirit and a proven track record of success which plays a vital role in board discussions and deliberations regarding our strategic direction and operations. In addition, Mr. Altschul has considerable directorial and governance experience.

Philip S. Schein, M.D., has been our director since October 1990. Since 2002, Dr. Schein has served as Visiting Professor in Cancer Pharmacology, Oxford University; and since 1999, as President of The Schein Group, a consulting service to the pharmaceutical industry. Dr. Schein was the Founder, Chairman and Chief Executive Officer of U.S. Bioscience, Inc., a publicly-held pharmaceutical company involved in the development and marketing of chemotherapeutic agents, from 1987 to 1998. His prior appointments included Scientific Director of the Vincent T. Lombardi Cancer Research Center at Georgetown University; Vice President for Worldwide Clinical Research and Development, SmithKline and French Labs; and Senior Investigator and Head of the Clinical Pharmacology Section at the National Cancer Institute. Dr. Schein currently serves as a director at several private entities including Martin Memorial Medical Center Foundation and the Stokes Institute, Children’s Hospital of Philadelphia. He has served as President of the American Society of Clinical Oncology and has chaired the Food and Drug Administration Oncology Drugs Advisory Committee. Dr. Schein was appointed to the National Cancer Advisory Board by President Clinton.

With a distinguished career in multiple areas of the pharmaceutical industry, Dr. Schein brings a wealth of knowledge, expertise and experience to the board. Importantly, Dr. Schein contributes technical expertise that is critical to the board’s understanding of the complex scientific issues we face. Dr. Schein has substantial experience advising and managing public companies in the pharmaceutical industry, from which he contributes valuable insights and advice with respect to our research and development efforts, strategic direction and operations.

Directors Continuing in Office Until the 2013 Annual Meeting of Stockholders

Michael A. Pietrangelo has been our director since October 1990. Since 1998, Mr. Pietrangelo has practiced law at Pietrangelo Cook PLC, based in Memphis, Tennessee. From November 1997 until September 30, 2005, Mr. Pietrangelo also served as a consultant to us in areas relating to the pharmaceutical industry. Admitted to the bar in New York, Tennessee and the District of Columbia, he was an attorney with the Federal Trade Commission from 1967 to 1968, and later for Pfizer, Inc., from 1968 to 1972. Mr. Pietrangelo joined Schering-Plough Corporation in Memphis, Tennessee in 1972, first as Legal Director and then as Associate General Counsel. During that time, he was also appointed Visiting Professor of Law by the University of Tennessee and University of Mississippi School of Pharmacy. In 1980, Mr. Pietrangelo left corporate law and focused on consumer products management, serving in a variety of executive positions at Schering-Plough Corporation prior to being named President of the Personal Care Products Group in 1985. In 1989, he was asked to join Western Publishing Group as President and Chief Operating Officer. From 1990 to 1994, Mr. Pietrangelo was the President and Chief Executive Officer of CLEO, Inc., a Memphis-based subsidiary of Gibson Greetings, Inc., a gift wrap and greeting cards company. From 1994 until 1998, he served as President of Johnson Products Company, a subsidiary of IVAX Corporation. Mr. Pietrangelo also serves on the boards of directors of the American Parkinson Disease Association, a not-for-profit organization, SurgiVision, Inc., a privately held medical device company, and Universal Insurance Holdings, Inc., a publicly held insurance holding company. Mr. Pietrangelo is currently Managing Partner of The Theraplex Company LLC.

With his distinguished career as an attorney, professor and senior executive, and having over forty years of experience in the health care industry, Mr. Pietrangelo brings to the board extensive knowledge of the health care industry, including in the areas of law, marketing and management. Mr. Pietrangelo also has substantial experience working with consumer packaged goods, including over the counter drug, skin care and hair care products, in a range of markets. Further, Mr. Pietrangelo has been a director of our Company since 1990, and accordingly has extensive knowledge about Medicis in particular and its business, and provides continuity to the board. Mr. Pietrangelo’s diverse and extensive experience in the areas of law, business and the health care industry, together with his years of experience with the Company, allow him to offer a unique and valuable perspective to the board.

Lottie H. Shackelford has been our director since July 1993. Ms. Shackelford has been Executive Vice President of Global USA, Inc., a government relations firm, since April 1994, and has been Vice Chair Emeritus of the Democratic National Committee since February 2009, having served as Vice Chair from 1989 to 2009. Ms. Shackelford was Executive Vice President of U.S. Strategies, Inc., a government relations firm, from April 1993 to April 1994. She was also Co-Director of Intergovernmental Affairs for the Clinton/Gore presidential transition team between November 1992 and March 1993; Deputy Campaign Manager of Clinton for President from February 1992 to November 1992; and Executive Director, Arkansas Regional Minority Purchasing Council, from February 1982 to January 1992. In addition, Ms. Shackelford has served in various local government positions, including Mayor of Little Rock, Arkansas. She is a former director of Philander Smith College, the Chapman Funds in Baltimore, Maryland and the Overseas Private Investment Corporation. Ms. Shackelford has served as a member of the board of directors of Southern Youth Leadership Institute since 2008. She has also been the recipient of numerous awards and achievements, including Registry of Outstanding Women, Esquire Magazine (1984-1985); voted Woman of the Year, Arkansas Democrat/Gazette Newspaper (1984-1985); Arkansas Black Hall of Fame Inductee (1993); U.S. delegate to the United Nations Commission on the Status of Women, Vienna, Austria (1993); National Annual Leadership Award — National Forum of Public Administrators (2007); and, listed as one of 25 Arkansas Business Minority Trailblazers (2009).

With a distinguished career in both the political arena and private sector, Ms. Shackelford offers the board a wealth of management and leadership experience. In addition, Ms. Shackelford has substantial training in compliance and ethics issues and continues to receive training on an annual basis, and she has previously served as a member of our Nominating and Governance Committee. As a result of her substantial experience and knowledge, Ms. Shackelford contributes valuable expertise on governance, ethics, client services, government relations and company growth and strategy. As one of our longest standing directors, Ms. Shackelford provides continuity to the board and has a broad understanding of the strategic and operational issues we face.

Jonah Shacknai is our founder, Chairman and has been our Chief Executive Officer since 1988. Mr. Shacknai has an extremely well diversified corporate and public service background. From 1977 until late 1982, Mr. Shacknai served as chief aide to the House of Representatives’ committee with responsibility for health policy, and in other senior legislative positions. During his service with the House of Representatives, Mr. Shacknai drafted significant legislation affecting health care, environmental protection, science policy and consumer protection. He was also a member of the Commission on the Federal Drug Approval Process, and the National Council on Drugs. From 1982 to 1988, as senior partner in the law firm of Royer, Shacknai, and Mehle, Mr. Shacknai represented over 30 multinational pharmaceutical and medical device concerns, as well as four major industry trade associations. Mr. Shacknai also served in an executive capacity with Key Pharmaceuticals, Inc., prior to its acquisition by Schering-Plough Corporation. In November 1999, Mr. Shacknai was selected to serve on the Listed Company Advisory Committee to the New York Stock Exchange (“LCAC”). The LCAC was created in 1976 by the New York Stock Exchange board to address issues that are of critical importance to the Exchange and the corporate community. In May 2002, Mr. Shacknai was honored with a Doctorate of Humane Letters by the NYCPM (affiliate of Columbia University College of Physicians & Surgeons), and in the Fall of 2001, he received the national award from the Freedoms Foundation at Valley Forge®. In January 2000, Mr. Shacknai was selected as Entrepreneurial Fellow at the Karl Eller Center of the University of Arizona. Mr. Shacknai is president and director of the Whispering Hope Ranch Foundation, a ranch centered around special needs children, and is an honorary director of Delta Society, a public service organization promoting animal-human bonds. He is also a director of the Southwest Autism Research & Resource Center, the World Craniofacial Foundation and the Campaign for Tobacco-Free Kids. In 1997, he received the Arizona Entrepreneur of the Year award, and was one of three finalists for U.S. Entrepreneur of the Year. Mr. Shacknai has served as a member of the National Arthritis and Musculoskeletal and Skin Diseases Advisory Council of the National Institutes of Health, and on the U.S.-Israel Science and Technology Commission, both federal cabinet-appointed positions. Mr. Shacknai obtained a B.S. degree from Colgate University and a J.D. from Georgetown University Law Center.

With a distinguished career, and having achieved multiple successes in a broad range of areas, including in public service, law and the health care industry, Mr. Shacknai provides the board with demonstrated leadership capabilities and is well-suited to serve as our Chairman. As our founder and CEO, Mr. Shacknai has an in-depth knowledge and understanding of all facets of our business. He brings to the board substantial expertise and vast experience in regulatory, governance and legal matters, as well as years of experience working in the pharmaceutical and health care industries. He has also developed extensive relationships within the pharmaceutical and health care industries throughout his career, including with health care professionals, which uniquely positions him to advance our objectives. Through his experience, his knowledge of our operations and the markets in which we compete, and his professional relationships within our industry, Mr. Shacknai is exceptionally qualified to identify important matters for board review and deliberation and is instrumental in assisting the board in determining our corporate strategy. In addition, by serving as both our Chairman and CEO, Mr. Shacknai serves as an invaluable bridge between management and the board and ensures that both groups act with a common purpose.

Executive Officers

Set forth below is information regarding each of our executive officers as of March 18, 2011.

Name	Age	Position

Jonah Shacknai	54	Chairman, Chief Executive Officer, Director
Jason D. Hanson	42	Executive Vice President, Chief Operating Officer
Vincent P. Ippolito	52	Executive Vice President, Sales and Marketing
Richard D. Peterson	43	Executive Vice President, Chief Financial Officer and Treasurer
Mark A. Prygocki	44	President
Mitchell Wortzman, Ph.D.	60	Executive Vice President, Chief Scientific Officer

Jonah Shacknai, see above “— Directors Continuing in Office Until the 2013 Annual Meeting of Stockholders.”

Joseph P. Cooper served as our Executive Vice President, Corporate and Product Development through June 30, 2010.

Jason D. Hanson has served as our Executive Vice President, Chief Operating Officer since July 1, 2010. Mr. Hanson joined us in July 2006 and served as Executive Vice President, General Counsel and Corporate Secretary through June 2010. From April 2004 to July 2006, Mr. Hanson served as General Counsel for GE Healthcare Technologies, a global business specializing in medical imaging, information technology and other durable medical equipment and services. Mr. Hanson joined General Electric in April 1999 as Senior Counsel, Global Litigation & Compliance, GE Medical Systems. In 2001, Mr. Hanson was promoted to General Counsel, Americas for GE Medical Systems, a position he held until April 2004.

Vincent P. Ippolito has served as our Executive Vice President, Sales and Marketing since April 1, 2008. From January 2006 to April 1, 2008, Mr. Ippolito served as our Senior Vice President of North American Sales. From January 2003 to January 2006, Mr. Ippolito served as our General Manager of Dermatology Products, responsible for the marketing and sales function. Prior to joining us, from 1986 to January 2003, Mr. Ippolito was employed by Novartis AG, a global pharmaceutical company, where he served in a variety of sales and marketing roles including General Manager, Marketing Group Brand Leader for Dermatology and Bone Products and Vice President of Sales in the Respiratory and Dermatology Division.

Richard D. Peterson has served as our Executive Vice President, Chief Financial Officer and Treasurer since April 1, 2008. Mr. Peterson also serves as our Chief Accounting Officer. Mr. Peterson has held various finance related positions with us since 1995. From February 2007 to April 1, 2008, Mr. Peterson served as our Senior Vice President of Finance. From August 2002 to February 2007, he served as our Vice President of Finance. Prior to joining us, Mr. Peterson was employed by PricewaterhouseCoopers as a member of the audit department. Mr. Peterson is a member of the Financial Executives Institute and serves on the board of the Phoenix Zoo, a non-profit organization.

Mark A. Prygocki has been employed by Medicis for nineteen years and has served as our President since July 1, 2010. Mr. Prygocki served as our Chief Operating Officer from April 1, 2008 and as Executive Vice President from January 2001, in each case through July 1, 2010. From May 1995 to April 1, 2008, he served as our Chief Financial Officer and Treasurer. Mr. Prygocki served as our Corporate Secretary from May 1995 through July 2006. From October 1991 to May 1995, he served as our Controller. Prior to his employment with us, from July 1990 to October 1991, Mr. Prygocki was employed by Citigroup, an investment banking firm, in the regulatory reporting division. Prior to that, Mr. Prygocki spent several years in the audit department of Ernst & Young LLP. Mr. Prygocki is a member of the Financial Executives Institute and is certified by the Arizona State Board of Accountancy and the New York Society of CPAs. Mr. Prygocki serves on the boards of Whispering Hope Ranch Foundation and Visions of Hope, Inc., non-profit organizations that assist children with special needs.

Mitchell S. Wortzman, Ph.D. has served as our Executive Vice President and Chief Scientific Officer since July 2003, and as Executive Vice President, Research & Development from January 2001 to July 2003. Dr. Wortzman served as our Senior Vice President, Research and Development from August 1997 to January 2001. From 1980 to 1997, Dr. Wortzman was employed at Neutrogena Corporation, most recently serving as President of the Dermatologics Division.

GOVERNANCE OF MEDICIS

Composition of the Board of Directors

Our board of directors has adopted corporate governance guidelines to set forth its agreements concerning overall governance practices. These guidelines can be found in the corporate governance section of our website at http://www.Medicis.com/company/governance.asp. In addition, these guidelines are available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Medicis Pharmaceutical Corporation, 7720 North Dobson Road, Scottsdale, Arizona 85256-2740. In accordance with these guidelines, a member of our board may serve as a director of another company only to the extent such position does not conflict or interfere with such person’s service as our director. A director may not serve as a director of another company without consent of the board. No director may serve as a director of more than three publicly-held companies. No director after having attained the age of 75 years will be nominated for re-election or reappointment to our board.

Board Leadership Structure

Our board of directors believes the positions of Chief Executive Officer and Chairman of the Board should be combined to provide unified leadership and direction. Our board reserves the right to adopt a different policy should circumstances change. The Chairman/Chief Executive Officer works closely with the entire board and has regular substantive communications with the Chairperson of the Nominating and Governance Committee, Spencer Davidson, who is also our lead non-management director. Our corporate governance guidelines provide that the lead non-management director is responsible for chairing the regular sessions of the non-executive directors and that the non-management directors will communicate on a regular basis, but not less than three times a year, and will meet in executive session at the beginning or conclusion of each regularly-scheduled board meeting.

The board believes that it is currently in our best interest to have Mr. Shacknai serve as Chairman and Chief Executive Officer for the following reasons. The Chief Executive Officer serves as a bridge between management and the board, ensuring that both groups act with a common purpose. The extensive knowledge of Mr. Shacknai, our founder, regarding our operations and industries and the markets in which we compete uniquely positions him to identify matters for board review and deliberation. Additionally, the combined role of Chairman and Chief Executive Officer, while balanced with our use of a lead non-management director, facilitates centralized board leadership in one person, so there is no ambiguity about accountability. This structure also eliminates conflict between two leaders and minimizes the likelihood of two spokespersons sending different messages. In this regard, our board’s current leadership structure is consistent with practice at many large U.S. companies. American companies have historically followed a model in which the chief executive officer also serves as chairman of the board; this is particularly true for larger companies where the complexities of the issues often warrant a combined position to ensure effective and efficient board meetings, information flow, crisis management and long term planning. Our current leadership structure with the combined Chairman/Chief Executive Officer leadership role and a lead independent director enhances the Chairman/Chief Executive Officer’s ability to provide insight and direction on important strategic initiatives to both management and the independent directors and, at the same time, ensures that the appropriate level of independent oversight is applied to all board decisions. Finally, providing additional balance on our board, and as discussed in the following section, all of our directors other than Mr. Shacknai are independent under the rules of the NYSE.

Board Independence

In accordance with NYSE rules and Medicis’ corporate governance guidelines, our board has determined that all nominees for election to the board at the annual meeting and all continuing directors, other than Mr. Shacknai, are independent under the rules of the NYSE. In making this determination, the board considered all relationships between us and each director and each director’s family members. During fiscal 2010, the only direct or indirect relationship between us and each director (or his or her immediate family), other than Mr. Shacknai, was the director’s service on our board.

Board Meetings

Our board held four meetings during fiscal year 2010. During fiscal year 2010, all directors attended at least 93% of the combined total of (i) all board meetings and (ii) all meetings of committees of the board of which the director was a member. The Chairman of the Board or his designee, taking into account suggestions from other board members, establishes the agenda for each board meeting and distributes it in advance to each member of the board. Each board member is free to suggest the inclusion of items on the agenda. The board regularly meets in executive session without management or other employees present. The Chairperson of the Nominating and Governance Committee, Spencer Davidson, presides over these meetings as our lead non-management director. The board has a policy that all directors attend the annual meeting of stockholders, absent unusual circumstances. Directors Arthur Altschul, Jr., Spencer Davidson, Stuart Diamond, Peter Knight, Michael Pietrangelo, Philip Schein, M.D., and Lottie Shackelford each attended the 2010 annual meeting telephonically. Jonah Shacknai attended the 2010 annual meeting in person.

Board Committees

Our board maintains a standing Audit Committee, Nominating and Governance Committee, Stock Option and Compensation Committee, Employee Development and Retention Committee and Compliance Committee. To view the charter of each of these committees please visit our website at www.Medicis.com. In addition, the charters for each of our committees are available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Medicis Pharmaceutical Corporation, 7720 North Dobson Road, Scottsdale, Arizona 85256-2740. The membership of all of our standing board committees as of the record date is as follows:

Employee
		Nominating	Stock Option		Development
		and	and		and
Director	Audit	Governance	Compensation	Executive	Retention	Compliance

Jonah Shacknai				**
Arthur G. Altschul, Jr.	**	**	**
Spencer Davidson		“C”	“C”	**
Stuart Diamond	“C”					**
Peter S. Knight, Esq.					**
Michael A. Pietrangelo		**		“C”		“C”
Philip S. Schein, M.D.	**
Lottie H. Shackelford			**		“C”	**

**	Member

“C”	Chairperson

Audit Committee

We have a standing Audit Committee. The Audit Committee has sole authority for the appointment, compensation and oversight of our independent registered public accountants and our independent internal auditors, and responsibility for reviewing and discussing, prior to filing or issuance, with our management and our independent registered public accountants (when appropriate) our audited consolidated financial statements included in our Annual Report on Form 10-K and earnings press releases. The Audit Committee carries out its responsibilities in accordance with the terms of its charter.

During fiscal 2010 and currently, Stuart Diamond (Chairperson), Dr. Philip S. Schein and Arthur G. Altschul, Jr. serve as the members of the Audit Committee. The Audit Committee met eight times during fiscal 2010. In addition to all members of this committee being determined by our board to be independent under NYSE rules, our board has determined that all current Audit Committee members are financially literate under the listing standards of the NYSE and under the requirements of the SEC rules. Our board has also determined that Mr. Diamond qualifies as an “audit committee financial expert” as such term is defined by the SEC rules.

Nominating and Governance Committee

We have a standing Nominating and Governance Committee, or Nominating Committee. Spencer Davidson (Chairperson), Arthur G. Altschul, Jr. and Michael A. Pietrangelo serve as the members of the Nominating Committee. The Nominating Committee met four times in fiscal 2010. Our board has determined that each of the members of the Nominating Committee qualifies as an independent director under the NYSE rules. The purpose of the Nominating Committee is to make recommendations concerning the size and composition of our board and its committees, evaluate and recommend candidates for election as directors, develop, implement and review our corporate governance policies, and evaluate the effectiveness of our board. The Nominating Committee works with the board as a whole on an annual basis to determine the appropriate skills and characteristics required of board members in the context of the current make-up of the board and its committees.

Our entire board of directors is responsible for nominating members for election to the board and for filling vacancies on the board that may occur between annual meetings of the stockholders. The Nominating Committee is responsible for identifying, screening and recommending candidates to the entire board for board membership. In evaluating the suitability of individuals and establishing a diverse board of directors, the Nominating Committee considers many factors, including experience, wisdom, background, integrity, skills (such as understanding of finance and marketing), educational and professional background and training, and willingness and ability to devote adequate time to board duties. When formulating its board membership recommendations, the Nominating Committee also considers any advice and recommendations offered by our Chief Executive Officer or our stockholders. In determining whether to recommend a director for re-election, the Nominating Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the board. The Nominating Committee evaluates each individual in the context of the board as a whole, with the objective of recommending a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The Nominating Committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. Stockholder recommendations should be submitted to us under the procedures discussed in “Other Matters — Stockholder Proposals and Nominations,” and should include the candidate’s name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate, and information that would be required to solicit a proxy under federal securities law. In addition, the notice must include the recommending stockholder’s name, address, the number of shares beneficially owned and the time period those shares have been held.

Stock Option and Compensation Committee

We have a standing Stock Option and Compensation Committee, or Compensation Committee. Spencer Davidson (Chairperson), Arthur G. Altschul, Jr. and Lottie H. Shackelford serve as members of the Compensation Committee. The Compensation Committee met seven times in fiscal 2010. Our board has determined that each of the members of the Compensation Committee qualifies as an independent director under the NYSE rules. The Compensation Committee reviews and establishes the compensation of our senior executives, including our Chief Executive Officer, on an annual basis, has direct access to third party compensation consultants and legal counsel, and administers our equity based plans, including the review and grant of stock options and restricted stock to all eligible employees and non-employee directors under our equity based plans. The Compensation Committee, with concurrent approval of the board, has delegated to a sub-committee of the board, comprised of Jonah Shacknai, the authority to grant equity awards in the form of restricted stock, options to purchase common stock and Stock Appreciation Rights, to employees who are not our executive officers. Such authority is limited to an award value of $250,000 per individual in any one fiscal year and an aggregate award value of $2,000,000 for all individuals in any one fiscal year, subject to other terms and conditions. No awards were made in accordance with this authority during 2010. The guidelines for such delegation of authority are set forth under the caption “Executive Compensation — Compensation Discussion and Analysis — Policies and Practices.”

For compensation decisions relating to our executive officers, other than our Chief Executive Officer, our Compensation Committee considers the recommendations of our Chief Executive Officer, which are based in part on assessments of each executive officer’s performance during the year, discussions between him and each executive officer, his observations of the executive officer’s performance during the year, the recommendations of our Senior Vice President, Human Resources and third party compensation consultants, and competitive pay practices. For compensation decisions relating to our Chief Executive Officer, the Compensation Committee considers a summary of our annual performance prepared by our Chief Executive Officer, their observations and assessments of our Chief Executive Officer’s performance and competitive pay practices.

In early 2010, the Compensation Committee conducted its annual review of the salary, bonus and equity compensation paid to our executive officers, including our Chief Executive Officer. In conducting this annual review, management, at the direction of the Compensation Committee, employed the services of Compensia, Inc. (“Compensia”), a nationally recognized independent consulting firm specializing in compensation matters. Compensia reported primarily to and worked directly with our Senior Vice President, Human Resources. To aid the Compensation Committee in its review, Compensia prepared an assessment of the total direct compensation packages of our executive officers as compared to our peer group. In addition, the Compensation Committee engaged Compensia to prepare and present analyses of compensation programs based on market data in mid-2010 regarding the competitiveness of our compensation package for members of our board of directors and a re-evaluation of total direct compensation of certain of our executives in connection with their promotions and assumption of additional duties and responsibilities. During 2010, Compensia only performed services related to executive and director compensation and did not perform any other services for the Compensation Committee, management or us.

During the fall of 2010, the Compensation Committee authorized the continued engagement of Compensia to assist the Compensation Committee with its review of salary, bonus and equity compensation to be paid to our executive officers for 2011 as well as other services and support as needed.

For further information on the Compensation Committee’s processes and procedures used in the determination of our executive officers’ compensation, including our equity based awards policies and procedures, please see “Executive Compensation — Compensation Discussion and Analysis.”

Executive Committee

We have a standing Executive Committee. During fiscal 2010 and currently, Michael A. Pietrangelo (Chairperson), Spencer Davidson and Jonah Shacknai serve as members of the Executive Committee. The Executive Committee consults informally on business issues periodically throughout the year. The Executive Committee is authorized to exercise the rights, powers and authority of the board of directors between board meetings.

Employee Development and Retention Committee

We have a standing Employee Development and Retention Committee. During fiscal 2010 and currently, Lottie H. Shackelford (Chairperson) and Peter S. Knight serve as members of the Employee Development and Retention Committee. The Employee Development and Retention Committee met three times in fiscal 2010. The Employee Development and Retention Committee provides guidance to our board of directors concerning the recruiting and outreach efforts to attract a diverse job candidate pool, hiring, training, promotion and retention of employees, as well as addressing specific issues or problems that arise relating to employee development and retention.

Compliance Committee

We have a standing Compliance Committee. Michael A. Pietrangelo (Chairperson), Stuart Diamond and Lottie H. Shackelford are the members of the Compliance Committee. The Compliance Committee assists the board of directors in providing oversight and guidance over our compliance program with respect to legal and regulatory compliance, including reviewing our polices and practice regarding clinical research, product quality, environmental protection and research and development. The Compliance Committee is charged with reviewing our compliance policies and practices and monitoring our compliance in the areas of legal and social responsibility. The Compliance Committee met four times in fiscal 2010.

Risk Oversight

Our board of directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full board in determining our business strategy is a key part of its assessment of management’s risk tolerance and also a determination of what constitutes an appropriate level of risk for the Company. While our board has the ultimate oversight responsibility for the risk management process, various committees of the board also have the authority and obligation to discuss with management, and assist the board with, our policies regarding risk assessment and exposure and the steps taken to manage and oversee our risk. For example, the Audit Committee focuses on financial risk exposures, the Compensation Committee reviews risks related to our compensation plans, policies and programs, and our Compliance Committee assists the board in its oversight of legal and regulatory compliance and related risks.

Compensation Risk Assessment.  In early 2011, our management completed a risk assessment of our compensation policies and practices to determine whether any risks arising from our compensation policies and practices for employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company and presented its findings to the Compensation Committee. Management prepared an assessment of all of our compensation programs, including base salary practices, bonus programs, equity award and incentive plans and grant practices, and severance and change in control benefits payable under stand-alone agreements and under retention plans, with a particular focus on the programs, controls and procedures concerning variability of payout, performance measures and the ability of a participant to directly affect payout.

The Compensation Committee reviewed this assessment and the various incentive and other compensation programs and practices throughout the Company and the processes for implementing these programs. As part of its review, the Compensation Committee considered the following characteristics of our compensation programs, among others, that discourage excessive or unnecessary risk taking:

•	Our compensation programs appropriately balance short- and long-term incentives through a mix of cash incentives tied to Company-wide performance goals and equity grants tied to long-term stockholder value in the form of restricted stock for executive officers and restricted stock, options and/or stock appreciation rights for non-executive employees.

•	The Compensation Committee may apply its discretion in determining the bonuses earned under our cash incentive plan for executive officers and otherwise providing bonuses to executive officers.

•	Changes to base pay and incentive payouts to employees require multiple levels of approval up through management level, and similar changes with respect to executive officers is subject to oversight and approval by the Compensation Committee.

•	Maximum payouts to executives under our cash incentive plan are capped both as a percentage of target levels and at an overall cash value.

•	Formal policies and procedures regarding the grant of equity awards are in place and followed.

•	Stock ownership guidelines for our executive officers have been in place since February 2007 and are reviewed annually by the Compensation Committee for individual compliance.

Based on this assessment, we believe that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Communication with the Board

Interested persons, including stockholders, may communicate with our board of directors, including the non-management directors, by sending a letter to our Corporate Secretary at our principal executive offices at 7720 North Dobson Road, Scottsdale, Arizona 85256-2740. Our Corporate Secretary will submit all correspondence to the lead non-management director and to any specific director to whom the correspondence is directed.

Code of Ethics and Business Conduct

Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, executive officers and directors. Our code of business conduct and ethics can be found in the corporate governance section of our website at www.Medicis.com. In addition, our code of business conduct and ethics is available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Medicis Pharmaceutical Corporation, 7720 North Dobson Road, Scottsdale, Arizona 85256-2740. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our website identified above.

Compensation of Directors

Our Chief Executive Officer does not receive additional compensation for his service as a director. The Compensation Committee is responsible for the periodic review of fees and benefits paid to non-employee directors and for submitting any recommended changes to the board of directors. Based upon its review and discussion and input from executive management and Compensia, the Compensation Committee recommended and the board of directors approved, effective July 1, 2010, (i) the payment of a $10,000 per meeting fee to non-employee directors for regularly scheduled board meetings attended in-person (in addition to the existing annual retainer paid to non-employee directors) and (ii) an increase in the annual fees paid to the chairpersons of the Compensation Committee, the Nominating and Governance Committee and the Employee Development and Retention Committee from $5,000 to $10,000.

The table below summarizes the compensation received by our non-employee directors for the year ended December 31, 2010.

Director Compensation Table

	Fees Earned
	or Paid in	Option
Director	Cash(1)	Awards(2)(3)	Total

Arthur G. Altschul, Jr.	$50,000	$125,376	$175,376
Spencer Davidson	65,000	125,376	190,376
Stuart Diamond	63,000	125,376	188,376
Peter S. Knight, Esq.	45,000	125,376	170,376
Michael A. Pietrangelo	60,000	125,376	185,376
Philip S. Schein, M.D.	50,000	125,376	175,376
Lottie H. Shackelford	58,000	125,376	183,376

(1)	The fees earned or paid in cash set forth in the table above include the per meeting fee and increased fees paid to certain committee chairs effective July 1, 2010 as described in the foregoing paragraph. Each non-employee director is entitled to receive an annual retainer fee of $25,000 and, effective July 1, 2010, a per meeting fee of $10,000 for regularly scheduled board meetings attended in-person. The chairperson of the Audit Committee is entitled to receive an additional annual retainer fee of $15,000 and the other members of the Audit Committee are entitled to receive an additional annual retainer fee of $5,000. The chairperson of the Compliance Committee is entitled to receive an additional annual retainer fee of $10,000 and the other members of the Compliance Committee are entitled to receive an additional annual retainer fee of $3,000. The chairperson of the Compensation Committee, Nominating and Governance Committee and Employee Development and Retention Committee are each entitled to receive an additional annual retainer fee of $10,000. The chairperson of the Executive Committee is entitled to receive an additional annual retainer fee of $5,000. The members of the board also are entitled to reimbursement of their expenses incurred in connection with attendance at board and committee meetings and conferences with our senior management. Retainer fees are typically paid in advance, in six-month or twelve-month amounts. We pay our fees in advance, and thus the amount of fees paid to non-employee directors during 2010 was for the twelve-month period from April 1, 2010 to March 31, 2011. Fees related to the period prior to April 1, 2010 were paid to non-employee directors during 2009.

(2)	The amounts shown equal the grant date fair value of the stock options computed in accordance with FASB ASC Topic 718. The grant date fair value of the grant on May 18, 2010 of options to purchase 15,000 shares of our common stock was approximately $8.36, as computed in accordance with FASB ACS Topic 718. The grant date fair value was determined using the Black-Scholes option valuation model with the following assumptions: exercise price of $23.62, market price of $23.62, expected volatility of 0.33%, risk free interest rate of 2.82%, expected option life of 7 years, and expected dividend yield of 1.02%.

Pursuant to the automatic grant provisions of our 2006 Incentive Plan in effect during fiscal 2010, on the date of each annual meeting, each non-employee director who continued to serve as a director following the annual meeting was automatically granted options to purchase 15,000 shares of our common stock. The exercise price of these stock options is equal to the closing sale price of our common stock on the grant date and the stock options must be exercised within seven years from the grant date.

On February 10, 2011, the Compensation Committee recommended and the board of directors approved an amendment to the 2006 Incentive Plan to eliminate the annual automatic grant of 15,000 options provided for under the plan, and in its stead provide for (i) an automatic annual grant of options with a value of $87,500 per award, with the number of shares underlying each such award to be determined using the Black-Scholes option pricing method, and (ii) an automatic annual grant of restricted stock or restricted stock units (in the discretion of the Administrator, as defined under the 2006 Incentive Plan) with a value of $87,500 per award, with the number of shares underlying each such award to be determined using the closing stock price as of the date of grant of such award.

The annual options vest upon the earlier of (i) the one-year anniversary of the grant date of such option or (ii) the next annual meeting at which one or more members of the board of directors are standing for re-election, subject in either case to the individual non-employee director’s continued service on the board through such date.

(3)	The following table sets forth the number of vested and unvested options held by each of our non-employee directors as of the end of our 2010 fiscal year. None of our non-employee directors held any unvested restricted stock awards as of the end of our 2010 fiscal year.

Options Outstanding at
Director	12/31/2010

Arthur G. Altschul, Jr.	136,045
Spencer Davidson	145,500
Stuart Diamond	142,000
Peter S. Knight, Esq.	159,000
Michael A. Pietrangelo	166,500
Philip S. Schein, M.D.	109,500
Lottie H. Shackelford	166,500

The Compensation Committee determines the compensation of all non-employee directors in accordance with the Compensation Committee charter and recommends such compensation to the full board of directors for approval. Our directors’ compensation arrangement was adopted by the board following the recommendation of the Compensation Committee and was in accordance with guidelines established by an independent consulting firm. We believe that compensation for non-employee directors should be competitive and should encourage increased ownership of our common stock through the payment of a portion of director compensation in restricted stock and/or options to purchase our common stock.

Director Stock Ownership Guidelines

Since 2007, we have maintained ownership guidelines for our executive officers and directors. In August 2010, the Compensation Committee revised the Company’s stock ownership guidelines to clarify that the threshold for calculating required equity ownership for directors is two times (2x) the current annual retainer, not including committee fees or per meeting attendance fees, and to move the measurement date for determining stock ownership from August 1 to December 31 of each year. Under the guidelines, each non-employee director has a two-year period from the guidelines implementation date, or later date of appointment to the board, as applicable, to comply with the ownership requirements. The annual retainer of each non-employee director, as of December 31 of each year (or partial year for newly appointed directors), is compared to his or her accumulated ownership of our equity on December 31 based on a share price equal to the average closing price of our common stock for the previous 30 trading days. Only shares as to which the director has voting rights are counted toward the satisfaction of the guidelines. Thus, shares of restricted stock, whether or not vested, count in satisfying these guidelines, while shares underlying options, whether vested or not, do not count. Once in compliance with the required market values, fluctuations in stock prices during blackout periods would not cause directors to fail to comply with this policy. As of December 31, 2010, all of our non-employee directors had fully met their stock ownership guideline requirements.

ITEM 2

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our board of directors has selected Ernst & Young LLP (“Ernst & Young”) as our independent registered public accountants for the year ending December 31, 2011, and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. A representative of Ernst & Young is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young as our independent registered public accountants is not required by our bylaws or otherwise. However, the board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders best interests.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL 2011.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS

The following table shows ownership of our common stock on March 18, 2011, based on 61,708,698 shares of common stock outstanding on that date, by (i) each director and director nominee; (ii) our Chief Executive Officer, our Chief Financial Officer, each of our next three most highly compensated executive officers for the year ended December 31, 2010 and a former executive officer (collectively the “named executive officers”); (iii) all of our directors and executive officers as of March 18, 2011, as a group; and (iv) each person known to us to own beneficially more than five percent (5%) of our capital stock. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable:

			Rights to
	Shares of		Acquire	Total Shares	Percentage of
	Common		Common	Beneficially	Outstanding
Name	Stock		Stock(1)	Owned	Common Stock(2)

Directors and Named Executive Officers
Jonah Shacknai	916,070	(3)	1,276,625	2,192,695	3.5%
Arthur G. Altschul, Jr.	3,775		121,045	124,820	*
Spencer Davidson	5,000		130,500	135,500	*
Stuart Diamond	3,944		127,000	130,944	*
Peter S. Knight, Esq.	7,810		144,000	151,810	*
Michael A. Pietrangelo	31,612		151,500	183,112	*
Philip S. Schein, M.D.	3,500		94,500	98,000	*
Lottie H. Shackelford	3,700		151,500	155,200	*
Joseph P. Cooper(4)	42,950		208,950	251,900	*
Jason D. Hanson	275,755	(5)	0	275,755	*
Richard D. Peterson	198,793	(6)	121,000	319,793	*
Mark A. Prygocki	285,696	(7)	269,748	555,444	*
Mitchell S. Wortzman	265,514	(8)	280,500	546,014	*
All current executive officers and directors (including nominees) as a group (13 persons)	2,182,583	(9)	3,003,918	5,186,501	8.0%
5% Beneficial Owners
BlackRock, Inc.(10)	6,481,706		0	6,481,706	10.5%
Merrill Lynch & Co., Inc.(11)	3,224,938		0	3,224,938	5.2%

*	Less than 1%.

(1)	Represents shares which the person or group has a right to acquire within sixty (60) days of March 18, 2011, upon the exercise of options.

(2)	Based on 61,708,698 shares of common stock outstanding on March 18, 2011, including an aggregate of 2,143,909 unvested shares of restricted stock. Shares of common stock subject to options which are currently exercisable or which become exercisable within sixty (60) days of March 18, 2011 are deemed to be outstanding and beneficially owned by the person holding such options for the purposes of computing the percentage of ownership of such person but are not treated as outstanding for the purposes of computing the percentage of any other person.

(3)	Includes 400,866 shares of unvested restricted stock and 62,500 shares subject to transfer pursuant to a settlement agreement, subject to certain conditions.

(4)	Mr. Cooper’s employment as our Executive Vice President, Corporate and Product Development terminated as of June 30, 2010. The figures presented in this table, with respect to Mr. Cooper, show ownership as of June 30, 2010 after giving effect to the forfeiture of unvested equity awards as of his termination date.

(5)	Includes 253,071 shares of unvested restricted stock.

(6)	Includes 186,274 shares of unvested restricted stock, including 8,000 shares subject to transfer pursuant to a settlement agreement, and 102 shares held indirectly under the Medicis 401(k) plan.

(7)	Includes 248,279 shares of unvested restricted stock and 550 shares held indirectly under the Medicis 401(k) plan.

(8)	Includes 189,226 shares of unvested restricted stock and 715 shares held indirectly under the Medicis 401(k) plan.

(9)	Includes 1,446,483 shares of unvested restricted stock and 1,367 shares held indirectly under the Medicis 401(k) plan.

(10)	According to a Schedule 13G/A filed with the SEC on January 10, 2011 by BlackRock, Inc., a parent holding company (“BlackRock”), on behalf of its investment advisory subsidiaries consisting of BlackRock Japan Co. Ltd, BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors LLC, BlackRock Investment Management, LLC and BlackRock International Ltd that hold the securities. BlackRock has sole voting and dispositive power with respect to all 6,481,706 shares. The address for BlackRock, Inc. is 40 East 52nd Street New York, NY 10022.

(11)	According to a Schedule 13G filed with the SEC on February 7, 2006 by Merrill Lynch & Co., Inc., a parent holding company (“ML&Co.”), on behalf of Merrill Lynch Investment Managers (“MLIM”), an operating division of ML&Co. comprised of ML&Co.’s indirectly-owned asset management subsidiaries. The indirectly-owned subsidiaries of ML&Co. which hold these securities are the following investment advisors: (i) Federated Equity Management Company of PA, (ii) Gartmore Mutual Fund Capital Trust, (iii) IQ Investment Advisors, LLC, (iv) Merrill Lynch Investment Managers Ltd., (v) Fund Asset Management, L.P., (vi) Merrill Lynch Investment Managers, L.P., and (vii) Pacific Life Insurance Company. Each such investment advisor exercises voting and investment powers with respect to its portfolio securities. The address for Merrill Lynch and MLIM is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10381.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Stock Option and Compensation Committee, or Compensation Committee, of our board of directors is responsible for, among other things, the oversight and determination of the compensation of our named executive officers, or NEOs, as well as the compensation program’s underlying philosophy and related policies, and the administration of our equity incentive plans. For the fiscal year ended December 31, 2010, our NEOs and their titles were as follows:

•	Jonah Shacknai, our Chairman and Chief Executive Officer;

•	Jason D. Hanson, our Executive Vice President and Chief Operating Officer since July 1, 2010, and prior to July 1, 2010 our Executive Vice President, General Counsel and Corporate Secretary;

•	Richard D. Peterson, our Executive Vice President, Chief Financial Officer and Treasurer;

•	Mark A. Prygocki, our President since July 1, 2010, and prior to July 1, 2010, our Executive Vice President and Chief Operating Officer; and

•	Mitchell S. Wortzman, Ph.D., our Executive Vice President and Chief Scientific Officer.

Additionally, our former Executive Vice President, Corporate and Product Development, Joseph P. Cooper, whose employment terminated June 30, 2010, is considered a NEO.

Executive Summary

Medicis is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological and aesthetic conditions. 2010 was marked by growth in revenues (22.4% growth), net income (62.4% growth) and EPS (56.7% growth). Our strategy has been to provide the compensation necessary to acquire and retain talented executives with proven skills and abilities, to provide annual incentive bonus opportunities that are tied to the successful accomplishment of our financial goals, and to provide competitive equity compensation that is commensurate with the skills of our executive talent, the appropriate comparable market and results delivered.

As described in more detail below, our compensation philosophy and objectives emphasize programs and values to our executives that are designed to reward executive officers for both short and long-term performance.

Objective	How it Applies to Medicis’ Executive Compensation Program
Attraction and Retention.

Provide target total direct compensation that enables us to effectively attract and retain on a long term basis high-performing executive talent, reward individual performance and provide a degree of financial security.
Base salaries and annual cash incentive opportunities are set at or above the 75th percentile of our comparable market data, while equity compensation has historically been set at the 60th percentile, thereby providing target total direct compensation between the 50th and 75th percentile of our market data. Since 2009, due to market conditions, our strong financial performance and the retention issues presented, we increased the value of equity awards granted and shifted to provide target total direct compensation at or above the 75th percentile of our market.

Given the re-organization of our management team in July 2010, and particularly the additional responsibilities assumed by Messrs. Prygocki, Hanson and Peterson, their base salaries were increased at levels representing a premium over the 75th percentile of peer group market data.

Objective	How it Applies to Medicis’ Executive Compensation Program
Pay for Performance.

Provide an objective compensation program that is designed to reward executive officers for the attainment of our financial objectives.

Provide additional cash based bonuses in the committee’s discretion in recognition of significant accomplishments and performance.

Our annual cash incentive plan rewards achievement of net revenue and adjusted non-GAAP EBITDA objectives, equally weighted, which are pre-established by our Compensation Committee based on the budget that is approved by the Board at the commencement of each year.

For 2010, targeted net revenue was $680 million and targeted adjusted non-GAAP EBITDA was $225 million. These represented increases of 11.5% and 30.8%, respectively, over the 2009 target levels.

We ended 2010 with solid financial results, as follows:

•   Net revenues were approximately $700 million (or 102.9% of target); and

•   Adjusted non-GAAP EBITDA was approximately $276 million (or 122.8% of target).

In accordance with the pre-established parameters, this resulted in a payment of 112.5% of target bonus opportunity for 2010 under our annual cash bonus program.
We also paid a discretionary bonus to Mr. Hanson for his leadership and our accomplishments in defending, protecting and growing our leading dermatological franchises.

Pay Mix Emphasizing Variable and at Risk Compensation.

Provide a significant majority of our executive total pay mix tied to variable and equity compensation. Provide incentives to reward both our short-term and long-term performance. For our Chief Executive Officer, we maintain a higher emphasis on long-term equity compensation to tie his interests more directly with those of our stockholders and to put a greater percentage of his compensation “at risk” based on our performance.

The following chart illustrates the total target direct compensation pay mix for 2010 for our current NEOs.

Objective	How it Applies to Medicis’ Executive Compensation Program
Align with Stockholder Interests.

Provide equity based long-term incentive compensation that focuses our executive officers’ efforts on building stockholder value by aligning their interests with the long-term interests of our stockholders and by ensuring that our executive officers have a stake in our long-term success.

We grant time-based restricted stock so that our executive officers are directly aligned with the objectives and gains of our stockholders.

We provide a mix of restricted stock, options and stock appreciation rights to our broader employee base to manage burn rate, to create retention incentives and to align their interests with our stockholders.

Further, our executive officers are required to fulfill stock ownership guidelines so that they always have a significant amount of worth (eight times base salary for our Chief Executive Officer and four times base salary for our other executives) tied to our success.

Focus on Providing Value.

Ensure that executive officers devote their best interests in attracting and negotiating successful business transactions for our stockholders without concern for their personal prospects.
We provide change of control and severance benefits to encourage retention and to ensure our executives continue to promote the best interests of our stockholders in the face of a major transaction because of the security of having value delivered in the form of accelerated equity regardless of whether or not the employee is subsequently terminated. The cash severance benefits and tax gross up payments are payable only upon certain qualifying terminations and reward the officer for past service and through any change in control transition period.

Determination of Compensation

The Compensation Committee annually reviews and determines the compensation to be provided to our executive officers and certain other officers. Our Chief Executive Officer makes recommendations regarding the compensation packages for the officers, other than himself. Mr. Shacknai also provides the Compensation Committee with a summary of our annual performance addressing such areas as financial results, product development and sales, research and development programs and accomplishments, regulatory compliance, corporate development activities, organizational staffing, operational efficiency and employee development. The Compensation Committee utilizes this information along with their own observations and assessments of Mr. Shacknai and our performance, as well as the market data to evaluate Mr. Shacknai’s performance and determine his compensation.

In its review of Mr. Shacknai’s recommendations and in establishing each of the elements of total direct compensation for each of our executive officers, the Compensation Committee considers several factors, including each officer’s role and responsibilities, an assessment of our financial performance, Mr. Shacknai’s assessment of each individual’s performance, other significant accomplishments, and the competitive market data applicable to each officer’s position and functional responsibilities. In addition, the Compensation Committee has the authority to retain and terminate an independent, third-party compensation consultant to assist in its administration of compensation.

Competitive Market Data and Independent Compensation Consultant

The Compensation Committee recognizes the importance of designing competitive compensation programs that will continue to attract top-flight executive talent to keep us competitive and reinforce our business strategies, in the best interests of the company and our stockholders. At the end of 2009 and throughout 2010, the Compensation Committee retained the services of a new compensation consultant, Compensia, Inc., or Compensia, a leading independent executive compensation firm with extensive experience in advising technology and life sciences companies. Compensia provided no other services to the company during 2010. In early 2010, the Compensation Committee reviewed the base salary, target annual cash bonuses, equity based long-term incentives and target total direct compensation of our executive officers as compared to market data prepared by the compensation consultant based on a peer group comprised of seventeen companies in the pharmaceuticals and biotechnology industries. Compensia derived market ranges at the 25th, 50th, 60th and 75th percentiles for each of the aforementioned compensation elements.

The peer group companies used in the consultant’s presentation, as reviewed by the Compensation Committee in February 2010, are set forth below.

Peer Group
Last Four Quarters Revenue(1)
Company	($ in millions)
Alexion Pharmaceuticals*	353.5
Allergan	4,335.9
Amylin Pharmaceuticals*	816.8
Biomarin Pharmaceutical*	336.8
Biovail Corp.	761.9
Cephalon	2,157.3
Chattem	458.6
Cubist Pharmaceuticals	526.6
Endo Pharmaceuticals	1,416.8
King Pharmaceuticals	1,685.1
OSI Pharmaceuticals	402.6
Regeneron Pharmaceuticals	338.3
Salix Pharmaceuticals	223.2
Valeant Pharmaceuticals	773.0
ViroPharma*	272.6
Warner Chilcott	992.1
Watson Pharmaceuticals	2,652.5

Median	761.9

Medicis	528.8

(1)	Financial data as of January 15, 2010 per Standard & Poor’s Compustat Research Insight.

*	Represents a new company in the peer group for 2010 as compared to 2009. The following companies were eliminated from the 2010 peer group: Alkermes, KV Pharmaceutical, Mentor Corp., Par Pharmaceutical, QLT, and Sepracor.

Compensia’s report noted that for the last four quarters, as available at January 15, 2010, our revenue was at approximately 43.8% of the peer group, our net income was at approximately 38.5% of the peer group, our market cap was at approximately 14.2% of the peer group, our revenue per employee was at approximately 83.8% of the peer group, and our market cap per employee was at approximately 58.7% of the peer group. The Compensation Committee, with the help of its compensation consultant and senior management, annually reviews the list of our peer group companies and the criteria and data used in compiling the list, and considers modification to the group. The 2010 peer group was approved by the Compensation Committee in December 2009, and includes companies that compete with us for executive talent and that compete with us in the marketplace and are of similar size and complexity. Of the six companies removed from the peer group used in 2009, two were removed as a result of their acquisition by another company, two were removed due to reported revenues being less than $175 million, one was removed based on a market capitalization to sales ratio of less than 1.5x, and one was removed due to its status as a distressed company. The Compensation Committee believes that our peer group represents an appropriate diversification of companies larger and smaller than us and are closely aligned within our industry.

Benchmarking to our Peer Group

The Compensation Committee believes that a threshold characteristic of reasonable compensation is that it be competitive with the compensation of the companies with whom the company competes for talent. The Compensation Committee has historically provided total target cash compensation that is at or above the 75th percentile of our market data in order to attract and motivate qualified executives in this important period of our growth, while rewarding for performance based on corporate objectives. The components included in total target cash compensation are base salary and target annual bonus. Prior to 2009, our historical total direct compensation levels had been positioned between the 50th to 75th percentile of our market data, with equity targeted at the 60th percentile. In early 2009, in view of the market conditions and the Compensation Committee’s concern over the retention value of the equity award component of the total compensation package, and in light of our continued strong financial performance for 2008, the Compensation Committee modified its equity award grant practices for 2009 and granted equity awards with values exceeding the 75th percentile of our market data, which resulted in our named executive officers’ total target direct compensation for 2009 being at, or in some cases substantially above, the 75th percentile of our market data. The Compensation Committee continued this practice for 2010, in order to continue to retain and attract highly qualified and experienced executives and to recognize their contributions to our successes and growth.

Components of Compensation

During 2010, our executive officers’ total direct compensation was composed of base salary, annual performance-based cash bonuses and restricted stock. In addition, certain perquisites valued under $10,000 in aggregate may have also been provided to certain named executive officers during the year.

Base Salary

Base salaries support our security objective by providing our executive officers with a degree of financial certainty and stability that is independent of our performance. In order to attract and retain high-performing executive talent and to remain competitive within the marketplace for talent, the Compensation Committee targets base salaries at or above the 75th percentile of our market data. At the commencement of each year, the Compensation Committee reviews and determines the base salaries of our Chief Executive Officer and other named executive officers. Base salaries are also established or reviewed in the case of new hires, promotions or other significant changes in responsibilities. In each case, the salary of an executive officer is determined by the scope and impact of the position to us, individual experience, talents and expertise, tenure with us, cumulative contribution to our success, and individual performance as it relates to effort and achievement of progress by the executive officer toward our immediate and long-term goals. The Compensation Committee also considers the market data received from our compensation consultant in determining appropriate base salary levels.

The base salaries of our executives were increased effective January 1, 2010, as illustrated in the table below. The salary increases were generally consistent with the merit pool budget of approximately 3% established by the Board for 2010 salary increases for our employees.

				Market Position of 2009
Named Executive Officer	2009 Salary	2010 Salary	Percent Increase	Salary (% of 75th Percentile)

Jonah Shacknai	$1,100,000	$1,135,000	3.2%	98%
Jason D. Hanson	485,000	525,000	8.2%	100%
Richard D. Peterson	435,000	465,000	6.9%	84%
Mark A. Prygocki	550,000	570,000	3.6%	104%
Mitchell S. Wortzman	465,000	480,000	3.2%	87%
Joseph P. Cooper	475,000	490,000	3.2%	119%

The Compensation Committee approved the relatively higher increases in Messrs. Hanson and Peterson’s salaries in order to bring them more closely in line with the 75th percentile in the market and in recognition of their contributions, job performance and leadership.

Increases in Connection with Promotions and Additional Responsibilities

On June 11, 2010, our Compensation Committee, upon the recommendation of the Chief Executive Officer, and after reviewing an updated report of market competitive practices prepared by its compensation consultant, approved base salary increases of approximately 18-19% for Mark A. Prygocki, Jason D. Hanson and Richard D. Peterson in recognition of their promotions and the additional duties and responsibilities they assumed in our management reorganization, effective as of July 1, 2010. Specifically, Mr. Prygocki was appointed as President and assumed additional responsibilities regarding our finance (including business operations) and sales and marketing departments, and oversight of investor relations, public relations, manufacturing and aspects of business development. Mr. Hanson was appointed as Executive Vice President, Chief Operating Officer, and assumed additional responsibilities including oversight of regulatory affairs, medial affairs, clinical research and development, strategic and long-term planning, LipoSonix operations and aspects of business development. Mr. Peterson maintained his existing title as Executive Vice President, Chief Financial Officer, and assumed additional responsibilities including oversight of information technology, business operations and business development.

The updated market data presented in the consultant’s mid-2010 report included compensation data from each peer company’s most recent proxy statement available as of May 17, 2010. In addition, the report noted that after the promotions and management reorganization these executives have responsibilities beyond those typically found among market benchmarks, and therefore the consultant developed salary guidelines that reflect a premium of 10% to 15% of the market 75th percentile. The results of the benchmarking analysis are illustrated in the table below.

				Market 75th
		Base Salary as	Base Salary as	Percentile (with
Named Executive Officer	New Title	of 1/1/2010	of 7/1/2010	Premium)

Jason D. Hanson	EVP, COO	$525,000	$625,000	$602.1
Richard D. Peterson	EVP, CFO	$465,000	$555,000	$565.7
Mark A. Prygocki	President	$570,000	$670,000	$710.7

Annual Performance-Based Cash Bonuses

The primary purposes of our annual performance-based cash bonuses are to motivate our executive officers to meet or exceed our annual business and financial objectives and to tie their compensation to our performance.

The Compensation Committee maintains an annual cash bonus program for our executive officers and other specified employees in which the payment of cash bonus awards is contingent upon us achieving one or more specified performance goals pre-established by the Compensation Committee. This program is implemented under our 2006 Incentive Plan and is intended to provide “performance-based” compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

The target bonus opportunity for an executive officer is expressed as a percentage of the executive’s salary as in effect on the last day of the performance period. The target bonus opportunity for our Chief Executive Officer equals 90% of his salary, and the target bonus opportunity for each of our other named executive officers equals 75% of his salary, which percentages have been in place since 2005. Bonus payments may range from 0% to 200% of the target bonus opportunity. Thus, the maximum bonus award for the Chief Executive Officer could be 180% of his salary and the maximum bonus award for each of the other named executive officers could be 150% of his salary; provided that in no event may any executive officer receive a bonus in excess of $2,000,000.

2010 Company Performance Targets

For the 2010 fiscal year, the performance goals were based on achieving net revenue and adjusted non-GAAP EBITDA targets, which performance measures were weighted equally. These are the same performance measures and weightings as have been in place since the plan’s implementation in 2005. The Compensation Committee believes these are the most appropriate performance measures to align the executive’s objectives with our annual objectives and the interests of our stockholders, as these measures are intended to encourage top line performance, expense containment and operating profitability. In February 2010, after consulting with senior management and taking into account our business plan, the Compensation Committee set target net revenue for fiscal year 2010 at $680 million and target adjusted non-GAAP EBITDA for fiscal year 2010 at $225 million. The

2010 performance targets represented meaningful increases from 2009 actual and targeted performance, especially in light of the continued poor economy and increased generic competition for certain of our products.

In determining net revenue and adjusted EBITDA from U.S. Generally Accepted Accounting Principles (“GAAP”) revenue and EBITDA we eliminate: (i) the impact of all impairment charges recognized by us in connection with investments in Revance Therapeutics, Inc., as determined in accordance with GAAP; (ii) the impact of non-budgeted expenses associated with business development transactions and the impact of related ongoing expenses on EBITDA; (iii) the impact of subsequent accounting changes required by GAAP or other regulatory agencies; (iv) the impact of any litigation or regulatory settlements; (v) the impact of all subsequent other charges for restructuring, extraordinary items, discontinued operations, non-recurring items and the cumulative effect of accounting changes required by GAAP, each as defined in GAAP; and (iv) the impact of expenses associated with a consolidation under SFAS 167 “Amendments to FASB Interpretation No. 46(R).” Consequently, our reported GAAP numbers will differ from adjusted non-GAAP EBITDA performance, and could differ from net revenue performance, under our annual cash incentive program. Reconciliation is provided to and approved by the Compensation Committee in connection with the approval of the bonuses payable each year, with the reconciliation for 2010 described below.

Levels of Achievement of Performance Goals

As shown in the table below and as in previous years, no bonus was payable under the 2010 bonus program if our actual performance was less than 70% of the revenue target and less than 70% of the adjusted non-GAAP EBITDA target. Each performance measure (i.e., net revenue and adjusted non-GAAP EBITDA) is given equal weighting in determining the total bonus payout. Payouts pursuant to each performance measure are determined separately and then combined for the total bonus payable. Threshold payout is based on 70% or greater of target performance for only one criteria, resulting in total payment of 25% of target bonus opportunity (50% performance under one criteria, weighted 50%). At 118% or greater of target performance for net revenue and at 130% or greater of target performance for adjusted non-GAAP EBITDA, a maximum of 200% of target bonus opportunity is payable for that criteria. The Compensation Committee continues to believe these payout thresholds are appropriate in order to establish aggressive yet attainable objectives for net revenue that, if achieved, would result in incentive payout commensurate with results achieved and that the percentage increases for net revenue and adjusted non-GAAP EBITDA are not co-related given the larger amount of net revenue needed to achieve the same higher percentage.

	% of Target Achieved
% of Target Achieved	for Adjusted Non-GAAP	% of Target Bonus Amount
for Net Revenue	EBITDA	for that Criteria

<70%	<70%	0%
70%	70%	50%
75%	75%	75%
80%	80%	80%
85%	85%	90%
90%	90%	95%
100%	100%	100%
103%	105%	110%
106%	110%	115%
109%	115%	120%
112%	120%	125%
115%	125%	130%
>118%	>130%	200%

2010 Actual Results

For 2010, we achieved:

•	net revenue of $700.0 million, reflecting 102.9% achievement to our net revenue target of $680 million; and

•	adjusted non-GAAP EBITDA of $276.3 million reflecting 122.8% achievement against our adjusted EBITDA target of $225 million. This result reflects adjustments totaling $40.0 million that were added back to our EBITDA of $236.3 million.

Components of adjustments to the non-GAAP EBITDA figure were as follows:

•	a $2.3 million impairment charge recognized in connection with an intangible asset related to certain non-primary products;

•	a $9.8 million impairment charge recognized in connection with intangible assets and property and equipment related to LipoSonixtm;

•	$16.4 million of payments, fees and expenses related to a product development agreement with a privately-held U.S. biotechnology company;

•	$3.9 million of milestone payments to a Medicis partner related to a product development agreement; and

•	a $7.6 million aggregate charge associated with the settling of several separate legal matters.

Based on 102.9% achievement of our net revenue target, which resulted in earning 100% of the target bonus opportunity for that performance measure, and 122.8% achievement of our adjusted non-GAAP EBITDA target, which resulted in earning 125% of the target bonus opportunity for that performance measure, and given 50% weighting for each performance measure, a maximum bonus payment equal to 112.5% of target bonus opportunity was payable and awarded to our NEOs in 2011 based our 2010 financial performance.

For fiscal year 2010, the Compensation Committee reserved discretion to reduce any individual’s bonus to the fullest extent it deemed appropriate based on the individual’s performance or the performance of the individual’s business unit or function, after consideration of such factors as the Compensation Committee deemed appropriate at the end of the fiscal year. For 2010, the Compensation Committee did not reduce any bonus amounts otherwise payable under our bonus program for any of the NEOs.

The Compensation Committee adopted a similar bonus program for our executive officers for the 2011 fiscal year, employing revised revenue and adjusted non-GAAP EBITDA targets.

Discretionary Bonus.  The Compensation Committee has also determined that from time to time it may be in the best interests of the Company and its stockholders to provide an additional discretionary bonus outside of the annual bonus program based on individual performance or any other performance factors it deems relevant. For 2010, in recognition of Mr. Hanson’s leadership and accomplishments in defending, protecting and growing our leading dermatological franchises, in particular relating to regulatory, patent and legal advancements, the Compensation Committee awarded Mr. Hanson a $165,000 discretionary bonus.

Equity Based Long-Term Incentive Awards

The Compensation Committee believes it is essential to provide equity based compensation and maintain ownership requirements for our executive officers in order to link the interests and risks of our executive officers with those of our stockholders, reinforcing our commitment to ensuring a strong linkage between company performance and pay. In fiscal year 2010, our NEOs received only restricted stock awards, which has been the practice of the Compensation Committee since 2007. Restricted stock was implemented to help us manage our annual share usage (or burn rate) and to bring our dilution and overhang rates over time closer to median levels as reflected by our peer group. In 2010, the compensation consultant reported that our burn rate for grants made in 2009 was approximately 3.7% (at approximately the 75th percentile of our peer group), while our three year average burn rate was 2.8% (at the peer median), and our overhang was in excess of the 75th percentile. The overhang reflects, in part, the larger grants made in 2009 due to the overall dramatic decline in the stock market and the market outlook, and the related retention issues, as well as to the strength of our 2008 performance. In order to address our overhang, in 2009 and 2010 the Compensation Committee awarded stock appreciation rights, payable in cash, to our non-executive employees. In 2011, the Compensation Committee awarded restricted stock to the non-executive employees to provide a more balanced mix of equity awards, while promoting retention and alignment with stockholder interests.

At the commencement of each year, after reviewing the proposals provided by our Chief Executive Officer, considering executive performance and tenure, and reviewing the market data prepared by the consultant, the Compensation Committee determines the long-term incentive equity awards for our executive officers, including our Chief Executive Officer, and employees. In recent years, the Compensation Committee has provided equity based long-term compensation to our executive officers at a level between the 50th and 75th percentile of our market data in order to supplement the number of shares available to award to a broader group of high-performing senior management, professional, and sales employees and to manage our burn-rate. This practice also supported the objective of targeting total direct compensation of our executive officers at the 75th percentile relative to our market data. Since 2009 and for 2010, the Compensation Committee has benchmarked equity values at or above the 75th percentile of the market data for our executive officers, in order to provide additional retention value, to increase the amount of compensation at risk and tied to stockholder interests and to reward the contributions of our executive team to our growth and performance.

For 2010, the Compensation Committee determined to award Mr. Shacknai with the same value of restricted stock as awarded in 2009, and to award the other executive officers with slightly increased values of restricted stock on average as compared to 2009, which, due to our higher stock price in 2010, resulted in approximately half the number of shares of restricted stock being awarded as compared to 2009. The restricted stock award issued to each NEO in 2010 as compared to the 75th percentile of the market, based on our January 2010 market study, is shown in the table below. The table shows a market comparison for the positions held by the NEOs at the time of the early 2010 awards, which preceded the promotions and increases in responsibilities for Messrs. Prygocki, Hanson and Peterson as described above under “Increases in Connection with Promotions and Additional Responsibilities.”

			Market
	Approx.		Position	Approx.	2009
	2010 Grant	2010 Number	(as % of 75th	2009 Grant	Number of
Named Executive Officer	Value	of Shares	Percentile)	Value	Shares

Jonah Shacknai	$4,000,000	176,289	79%	$4,000,000	354,609
Jason D. Hanson	1,500,000	66,108	171%	1,400,000	124,113
Richard D. Peterson	1,300,000	57,293	70%	1,000,000	88,652
Mark A. Prygocki	1,500,000	66,108	104%	1,400,000	124,113
Mitchell S. Wortzman	1,100,000	48,479	71%	1,100,000	97,517
Joseph P. Cooper	1,100,000	48,479	114%	1,100,000	97,517

The restricted stock awards granted to our Chief Executive Officer vest in three equal annual installments commencing on the first anniversary of the grant date, as provided in his employment agreement. The restricted stock awards granted to our other named executive officers vest over a five year period from the grant date as follows: Year 1, 10%; Year 2, 10%; Year 3, 20%; Year 4, 30%; and Year 5, 30%. We believe that the five-year vesting schedule, with 60% vesting in the last two years, aligns our executive officers with our stockholders in achieving our long-term objectives and facilitates executive retention. Vesting of our executive officers’ shares of restricted stock terminates upon a termination of employment and is accelerated in certain circumstances upon a termination of employment as described under “Severance and Change of Control Arrangements” below.

Stock Ownership Guidelines

We maintain stock ownership guidelines for ownership of our equity by our executives. In accordance with these guidelines, our Chief Executive Officer must maintain equity ownership with a market value equal to eight times his base salary. Each of our Executive Vice Presidents must maintain equity ownership with a market value equal to four times the person’s base salary. Our equity awards provide an opportunity for wealth creation and ownership, which promotes retention, enables us to attract and motivate our executives and ties the executive’s interests with those of our stockholders.

The deadline for Messrs. Shacknai, Prygocki and Wortzman to maintain 100% of their respective required market values of equity ownership was August 1, 2010, and each achieved the required level of equity ownership as of that date. The chart below summarizes the time frames in which Messrs. Hanson and Peterson must comply with the stock ownership guidelines.

	50% Of The	75% Of The	100% Of The
	Required Market	Required Market	Required Market
Executive	Value	Value	Value

Jason D. Hanson	July 7, 2009	July 7, 2010	July 7, 2011
Richard D. Peterson	April 1, 2011	April 1, 2012	April 1, 2013

In 2010, we updated our stock ownership guidelines and modified the measurement date to December 31 from August 1. In order to determine progress toward these stock ownership guidelines, annual base salary as of December 31st of each year is compared to each executive’s accumulated equity ownership on December 31st based on a share price equal to the average closing price of the previous 30 trading days. The chart below summarizes the value owned by each current NEO as of the December 31, 2010 measurement date based on an average closing price for the previous 30 trading days of $27.35; all current NEOs that were subject to a 2010 guideline achieved the required level of equity ownership

		Holding Requirement as of
		12/31/2010			Values as of 12/31/2010
			Dollar Value	$ Value of	$ Value of
		Guideline	Required to be	Unvested	Owned	Total
Executive	Base Salary	Multiple	Held	Restricted Stock	Outright Shares	Ownership

Jonah Shacknai	$1,135,000	8X Salary	$9,080,000	$12,311,398	$11,497,465	$23,808,863
Jason D. Hanson	$625,000	3X Salary	$1,875,000	$6,331,321	$110,654	$6,441,975
Richard D. Peterson	$555,000	0X Salary	$0	$4,403,271	$2,762	$4,406,033
Mark A. Prygocki	$670,000	4X Salary	$2,680,000	$6,270,825	$484,023	$6,754,848
Mitchell S. Wortzman	$480,000	4X Salary	$1,920,000	$4,782,328	$1,699,768	$6,482,096

Only shares as to which the executive has voting rights are counted toward the satisfaction of the ownership guidelines. Thus, shares of restricted stock, whether or not vested, count in satisfying these guidelines, while shares underlying options, whether vested or not, do not count. Once in compliance with the respective market values, fluctuations in stock prices during blackout periods do not cause the executive officer to be out of compliance of these guidelines.

Severance and Change of Control Arrangements

Jonah Shacknai, our Chief Executive Officer

In July 1996, we entered into an employment agreement with Mr. Shacknai. This agreement provides Mr. Shacknai with, among other things, varying severance payments and benefits (including tax gross up payments) upon termination of employment (a) by Mr. Shacknai for good reason, (b) by us without cause, (c) following a change in control under certain circumstances, and (d) upon death or disability. The current term of the agreement is for a six-year period continuing until December 31, 2011, subject to certain automatic renewal provisions. The Compensation Committee renewed this agreement in December 2005 and continues to believe this agreement is advisable in recognition of the important contributions and leadership provided by Mr. Shacknai. Mr. Shacknai’s agreement was subsequently amended in December 2008 solely to ensure compliance with Section 409A of the Internal Revenue Code and to update the salary information for his 2008 salary level.

Other Named Executive Officers

Employment Agreements.  We maintain employment agreements with each of our executive officers, and a retention plan for certain other employees, in order to facilitate the exercise of best judgment by our executives and members of management in the event of certain change in control transactions and to improve our recruitment and retention of key employees, and to promote internal equity among our executive officers and management team.

The executive agreements provide severance payments and benefits (including tax gross up payments) to our executive officers in the event of termination of employment (a) by the executive for good reason, (b) by us without cause, (c) in connection with a change in control under certain circumstances, and (d) upon death or disability. The Compensation Committee believes that it is important for the executive officers to have severance packages as part of their package of benefits that provide security and to provide more parity between the total compensation payable to the Chief Executive Officer and the other executive officers. The Compensation Committee also believes that the double trigger requirement for benefits, requiring a change of control and a qualifying termination of employment for benefit payment, maximizes stockholder value because it promotes continuity of management and prevents an unintended windfall to management in the event of a friendly (non-hostile) change in control. The agreements continue to provide a lower level of payments and benefits than provided to our Chief Executive Officer, which level of benefits was originally based in part on market data reviewed in 2006 concerning peer company practices provided by our compensation consultant at that time. The Compensation Committee felt that the increased benefits were appropriate and within market for our industry, especially in light of the more restrictive definition of change in control required. All severance payments and benefits payable under the 2008 Agreements continue to be subject to the executive executing a general release in favor of Medicis.

Settlement Agreement with Joseph P. Cooper

On June 15, 2010, we entered into a Settlement Agreement and Release with Joseph P. Cooper, our former Executive Vice President, Corporate and Product Development, providing that Mr. Cooper’s employment with us would terminate effective as of June 30, 2010 (the “Settlement Agreement”). Under the terms of the Settlement Agreement, Mr. Cooper is entitled to receive severance payments totaling $2,900,000 payable in three installments during the 18 months following June 30, 2010, subject to compliance with certain conditions such as those related to non-competition, confidentiality and non-solicitation. The first payment of $1,000,000 was paid at the time of his termination. The two payments that remain outstanding (totaling $1.9 million) are paid on an accelerated basis in the event of a change in control that occurs prior to December 15, 2011. In addition to these severance payments, the Settlement Agreement provides that we reimburse Mr. Cooper for the cost of his continued health care coverage (if he elects to continue such coverage) for a period of up to eighteen months. The vesting of Mr. Cooper’s equity awards was not accelerated in connection with his separation and all unvested equity awards were forfeited upon separation. In entering into the Settlement Agreement with Mr. Cooper and agreeing to the negotiated cash severance amounts, the Compensation Committee considered many factors, including the value and long term interests of the Company and our stockholders in moving forward promptly with the re-organization of our management team.

Equity Award Acceleration for All Employees

Each of our stockholder approved options plans, other than our 2006 Incentive Plan, provides for accelerated vesting in full for all unvested equity awards that are outstanding as of the date of a change of control. The 2006 Incentive Plan permits the plan administrator to provide for such accelerated vesting in the individual award agreements, which the Compensation Committee, as the plan administrator, has done. These acceleration provisions apply to equity awards held by all of our employees. We believe that the acceleration of vesting for outstanding stock options and restricted stock is appropriate in a change-in-control scenario because, depending on the structure of a change-in-control transaction, continuing such awards may hinder completion of a transaction that would enhance stockholder value. In addition, it may not be possible to replace such awards with comparable awards of the acquiring company’s stock. We also believe that it would not be fair to our employees if they lost the benefit of these outstanding awards as a result of a value enhancing transaction. The acceleration of such awards may allow the employees to exercise the awards and participate in the change-in-control transaction for the shares received, providing such employees with incentive to effectively and efficiently execute the transaction. In this way, the acceleration of vesting aligns the interests of our executives and employees in a potential change-in-control transaction with those of our stockholders. For these reasons, we believe that the acceleration of the vesting of stock awards upon a change-in-control and eligibility for severance benefits in the event of a termination of employment following a change in control is beneficial to both our executives and our stockholders.

Perquisites, Retirement Plans and Other Benefits

We also provide other benefits to our executive officers that are not tied to any formal individual or company performance criteria and are intended to be part of a competitive overall compensation program. We offer to all full and part-time employees a medical plan, dental plan, vision plan and life and disability insurance plans, for which our executive officers are provided the same benefits and are charged the same rates as all other employees. Other perquisites, including reimbursement of travel and entertainment expenses, valued at less than $10,000 in aggregate were provided to certain named executive officers during the year.

In February 2010, the Compensation Committee requested that the independent compensation consultant prepare a benchmarking analysis regarding various compensation and benefit elements, including retirement plans, insurance and other benefits. The market data illustrated that all companies in our peer group offered qualified 401(k) plan benefits, and a majority of companies in the peer group provided insurance benefits and travel and entertainment perquisites of the type offered by us. In addition, a majority of the companies in the peer group maintained a non-qualified deferred compensation plan, a plan that we do not offer to our executives at this time.

We maintain a 401(k) Employee Savings Plan established under Section 401(k) of the Internal Revenue Code. Contributions to the 401(k) plan are voluntary and all employees who are at least 21 years of age are eligible to participate. As of December 31, 2010, approximately 77% of our eligible employees participated in this plan. The 401(k) plan permits us to match employee contributions, at 50% of the participant’s elective deferrals up to 6% of the total compensation. The 401(k) plan also allows us to make profit sharing contributions to the plan to be distributed among eligible plan participants on a prorated basis.

Policies and Practices

Equity Awards Granted to Executive Officers

Equity awards granted in 2010 to our executive officers were made on one occasion only, during a regularly scheduled meeting of the Compensation Committee held on February 26, 2010 and in the form of restricted stock awards. The Compensation Committee has adopted a formal policy for the grant of equity awards. Under this policy, equity awards generally will be granted at a quarterly Compensation Committee meeting and the grants will be effective (the grant date) on a subsequent date that falls on the second business day following the announcement of our results for such quarter or annual period. Equity awards also may be granted as of a specified future date or upon the occurrence of a specified and objectively determinable future event, such as an individual’s commencement of employment or promotion. Awards of restricted stock and options when so approved are expressed in dollar valuations and the actual number of shares of restricted stock for 2010 was determined on the grant date based on the closing sale price of our common stock on the NYSE on such grant date. As with our current practice, all equity awards will have an exercise price no less than the closing sale price of our common stock on the NYSE on the grant date.

Subcommittee Authorization to Grant Equity Awards to Non-Executive Employees

For the 2010 fiscal year, the Compensation Committee delegated to our Chairman and Chief Executive Officer, as a subcommittee of the board (the “Subcommittee”), the authority to grant equity awards, including options and restricted stock, to non-executive employees. Such authority was subject to the following aggregate and per participant limitations on the number of equity awards that could be granted during the fiscal year: a limit of 40,000 shares of restricted stock and 80,000 options, in the aggregate, and a limit of 5,000 shares of restricted stock and 10,000 options, per participant. All such awards must vest as follows: Year 1, 10%; Year 2, 10%; Year 3, 20%; Year 4, 30%; and Year 5, 30%, and be subject to our standard terms and conditions for such award. During 2010, no awards were granted pursuant to this authority.

Effective February 10, 2011, the Compensation Committee and board of directors approved an updated equity awards policy to provide for dollar value limits on annual awards by the Subcommittee instead of limits based on a fixed number of shares, and adopted new value limitations in accordance with the updated policy. The limitations on Subcommittee grants of equity awards in 2011 are fixed at $250,000 per individual in any one fiscal year and an aggregate award value of $2,000,000 for all individuals in any one fiscal year. The vesting schedule for the

Subcommittee equity awards is the same as described in the paragraph above, and such equity awards consisting of options can have a term of no more than ten years from the date of grant, and Stock Appreciation Rights can have a term of no more than seven years from the date of grant, subject to certain earlier termination provisions under the individual grant notices and award agreements to be entered into between the recipient and the Company.

Tax Effects

Section 162(m) of the Internal Revenue Code disallows a tax deduction for compensation paid to certain executive officers, to the extent compensation exceeds $1 million per officer in any year. However, performance-based compensation is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the committee that establishes such goals consists only of “outside directors.”

All members of our Compensation Committee are “outside directors” for purposes of Section 162(m). The Compensation Committee considers the anticipated tax treatment to us and our executive officers when reviewing our compensation programs. The bonuses paid to our executive officers for the 2010 performance period are intended to be “performance based compensation” under Section 162(m), while restricted stock awards currently do not qualify as performance-based compensation since their vesting is tied to service with us. The tax cost to us for 2010 as result of the operation of 162(m) is summarized in the table below. While the tax impact of any compensation arrangement is one factor to be considered by the Compensation Committee in establishing compensation, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy to compensate officers in a manner commensurate with performance and the competitive environment for executive talent.

		Total Non-Deductible
Executive	Year	Compensation	Tax Cost to Company

Jonah Shacknai	2010	$4,353,893	$1,563,048
Jason D. Hanson	2010	270,149	96,983
Mark A. Prygocki	2010	801,966	287,906

Sections 4999 of the Internal Revenue Code impose a 20% excise tax on compensation treated as an “excess parachute payment”. An executive officer is treated as having received an excess parachute payment if he receives payments or benefits that are contingent on a change in the ownership or control of a corporation, and the aggregate amount of such payments and benefits equals or exceeds three times the executive’s base amount (as defined in Section 4999). Also, the corporation’s compensation deduction in respect of the executive’s excess parachute payments is disallowed under Section 280G of the Internal Revenue Code. If we were to be subject to a change in control, certain amounts received by our executive officers could be deemed excess parachute payments. As discussed above, we provide our executive officers with tax gross up payments in the event of a change in control to fully compensate them for the 20% excise tax and any additional taxes resulting from such tax gross-up payment. We believe this is important and reasonable as it is competitive with provisions offered to executives in the industry.

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded, paid to, or earned by each of our named executive officers for all services rendered in all capacities to us for the years ended December 31, 2008, December 31, 2009 and December 31, 2010:

					Non-Equity
					Incentive Plan	All Other
				Stock	Compensation	Compensation
Name and Principal Position	Year	Salary(1)	Bonus(2)	Awards(3)	(4)	(5)	Total

Jonah Shacknai	2010	$1,135,000	$—	$3,999,997	$1,149,188	$17,297	$6,301,482
Chairman of the Board, Chief	2009	1,100,000	—	3,999,990	1,039,500	12,168	6,151,658
Executive Officer	2008	1,100,000	—	2,249,988	1,014,750	11,400	4,376,138
Jason D. Hanson	2010	575,000	165,000	1,499,991	527,344	16,642	2,783,977
Executive Vice President,	2009	485,000	308,062	1,399,995	381,938	12,168	2,587,163
Chief Operating Officer(6)	2008	468,000	50,000	809,989	359,775	28,712	1,716,476
Richard D. Peterson	2010	510,000	—	1,299,978	468,281	11,164	2,289,423
Executive Vice President,	2009	435,000	27,437	999,995	342,563	9,956	1,814,951
Chief Financial Officer and Treasurer(6)	2008	392,000	20,000	499,988	322,875	9,188	1,244,051
Mark A. Prygocki	2010	620,000	—	1,499,991	565,313	16,642	2,701,946
President(6)	2009	550,000	250,000	1,399,995	433,125	12,168	2,645,288
	2008	535,000	—	849,989	411,281	11,400	1,807,670
Mitchell S. Wortzman	2010	480,000	—	1,099,989	405,000	16,642	2,001,631
Executive Vice President and Chief Scientific Officer(6)
Joseph P. Cooper	2010	245,000	—	1,099,989	—	1,007,350	2,352,339
Former Executive Vice President, Corporate	2009	475,000	—	1,099,992	374,063	12,168	1,961,223
and Product Development(6)	2008	457,000	—	699,999	351,319	11,400	1,519,718

(1)	Includes salary deferred under our 401(k) Employee Savings Plan otherwise payable in cash during the year.

(2)	Amounts represent discretionary bonus payments approved by the Compensation Committee based on individual performance.

(3)	The amounts shown represent the grant date fair value of restricted stock computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions for the 2010 grants, see Note 15 to our 2010 Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2010; excluding any assumptions for forfeitures. Restricted stock granted to Mr. Shacknai typically vest in three equal annual installments commencing on the first anniversary of grant date. Restricted stock granted to the other executive officer’s generally vest in the following annual installments: 10% on each of the first and second anniversaries of the grant date; 20% on the third anniversary of the grant date; and 30% on each of the fourth and fifth anniversaries of the grant date. None of the shares of restricted stock granted to Mr. Cooper in 2010 had vested by the time of his termination of employment with us on June 30, 2010, and all such unvested shares were forfeited in connection therewith.

(4)	Represents actual bonuses earned under our 2010 Annual Performance Based Cash Bonus Program. For 2010, bonuses earned were based on our achieving approximately 102.9% against target for the net revenue performance goal and approximately 122.8% against target for the adjusted non-GAAP EBITDA performance goal, as adjusted in accordance with the terms of the program. See footnote 1 to the “Grants of Plan-Based Awards” table and “— Compensation Discussion and Analysis — Annual Performance-Based Cash Bonuses” for a more complete description of the bonus program.

(5)	The amounts shown for 2010 include profit sharing contributions made under our 401(k) Plan, as well as matching and discretionary contributions made under our 401(k) Plan, which are available to all of our employees, and are set forth in the table below. With respect to Mr. Shacknai, the table includes a $655 premium paid in 2010 on a term life insurance policy of which Medicis is the sole beneficiary. Payment by us of life, accidental death and dismemberment insurance premiums are available to our other named executive officers on the same basis as all other salaried employees and are not included in the table.

	401(k) Plan	401(k) Plan
Named Executive Officer	Profit Sharing	Company Contributions

Jonah Shacknai	$9,292	$7,350
Jason D. Hanson	9,292	7,350
Richard D. Peterson	9,292	1,872
Mark A. Prygocki	9.292	7,350
Mitchell S. Wortzman	9,292	7,350
Joseph P. Cooper	0	7,350

For Mr. Cooper, the amount shown also includes severance payments of $1,000,000 paid to Mr. Cooper in connection with his termination of employment on June 30, 2010. Contingent upon Mr. Cooper’s full compliance with all of the obligations contained in the Settlement Agreement and Release entered into between the Company and Mr. Cooper, two additional severance payments totaling $1,900,000 will be payable to Mr. Cooper within 18 months of his termination.

(6)	Mr. Cooper’s employment as Executive Vice President, Corporate and Product Development terminated as of June 30, 2010. From January 1, 2010 until July 1, 2010, Mr. Hanson served as Executive Vice President, General Counsel and Corporate Secretary, and Mr. Prygocki served as Executive Vice President, Chief Operating Officer. Mr. Peterson first became a named executive officer upon his promotion to Executive Vice President, Chief Financial Officer and Treasurer on April 1, 2008; 2008 figures represent compensation paid to Mr. Peterson for the full fiscal year. Dr. Wortzman first became a named executive officer in 2010; 2010 figures represent compensation paid to Dr. Wortzman for the full fiscal year.

Narrative to the Summary Compensation Table

Mr. Shacknai’s employment agreement provides for the annual grant of a minimum of 25,200 shares of restricted stock and options to purchase 126,000 shares of common stock, subject to vesting of one-third of the restricted stock and stock options on each of the first three anniversaries of the date of grant. However, these grant levels have not been followed since 2005. In addition, Mr. Shacknai’s employment agreement provides for: annual base compensation of $1,020,000 to be reviewed annually by the Compensation Committee and increased as appropriate within its discretion; health/medical and other employee benefits provided to our other employees; an annual cash performance-based bonus to be determined in good faith by the board, calculated in accordance with the applicable performance improvement plan in effect at the time; and severance and change in control benefits described below under “Potential Payments Upon Termination or Change-in-Control.”

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2010:

						All Other	Grant Date
						Stock Awards:	Fair Value of
			Estimated Possible Payouts Under			Number of	Stock and
	Approval		Non-Equity Incentive Plan Awards(1)			Shares of Stock	Option
Name	Date	Grant Date	Threshold	Target	Maximum	or Units(2)	Awards(3)

Jonah Shacknai	2/26/2010	2/26/2010	$255,375	$1,021,500	$2,043,000
	2/26/2010	3/01/2010				176,289	$3,999,997
Jason D. Hanson	2/26/2010	2/26/2010	$117,188	$468,750	$937,500
	2/26/2010	3/01/2010				66,108	$1,499,991
Richard D. Peterson	2/26/2010	2/26/2010	$104,063	$416,250	$832,500
	2/26/2010	3/01/2010				57,293	$1,299,978
Mark A. Prygocki	2/26/2010	2/26/2010	$125,625	$502,500	$1,005,000
	2/26/2010	3/01/2010				66,108	$1,499,991
Mitchell S. Wortzman	2/26/2010	2/26/2010	$90,000	$360,000	$720,000
	2/26/2010	3/01/2010				48,479	$1,099,989
Joseph P. Cooper	2/26/2010	2/26/2010	$91,875	$367,500	$735,000
	2/26/2010	3/01/2010				48,479	$1,099,989

(1)	Represents potential payouts under our annual performance based cash bonus program for fiscal 2010. The performance goals for the 2010 fiscal year were net revenue (with target performance of $680 million) and adjusted non-GAAP EBITDA (with target performance of $225 million). Actual performance against targets was adjusted to eliminate the effects of certain accounting adjustments, extraordinary expenses and litigation costs. Each performance criteria (i.e., net revenue and adjusted non-GAAP EBITDA) is given equal weighting, with payout pursuant to each performance criteria determined separately and then combined for the total bonus payable. No bonus was payable if our actual performance was less than 70% of target for that criteria. At 70% or greater of target performance, 50% of target bonus opportunity is payable (subject to 50% weighting) for that criteria. Thus, threshold payout is based on 70% or greater of target performance for only one criteria resulting in total payment of 25% of target bonus opportunity. At 118% or greater of target performance for net revenue and at 130% or greater for target performance for adjusted non-GAAP EBITDA, a maximum of 200% of target bonus opportunity was payable for that criteria. Target bonus opportunity is expressed as a percentage of base salary (as in effect at year end), ranging from 75% to 90% of base salary. See “— Compensation Discussion and Analysis — Annual Performance-Based Cash Bonuses” for a more complete description of the 2010 bonus program. The bonuses actually paid under the 2010 bonus program reflect payments equal to 112.5% of the target bonus opportunity and are reflected in the Summary Compensation Table.

(2)	The issuance of restricted stock is approved in the first quarter of each fiscal year based on performance in the prior fiscal year. In accordance with the terms of his employment agreement, the shares of restricted stock issued to Mr. Shacknai vest in a series of three equal annual installments on the anniversaries of the grant date, subject to his continuous employment with us. The restricted stock granted to the other named executive officers vest in a series of annual installments over the five-year period beginning on the grant date, subject to continuous employment with us, as follows: Years 1 and 2 — 10% each; Year 3 — 20%; and Years 4 and 5 — 30% each. Restricted stock is subject to forfeiture upon termination of employment and may not be transferred until vested. Holders of restricted stock have full voting and dividend rights with respect to the shares. No payment is made for the restricted stock.

(3)	The dollar value of the stock shown represents the grant date fair value as prescribed under FASB ASC Topic 718, based on the closing stock price stock on the date of grant, which for March 1, 2010 was $22.69.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers at December 31, 2010:

	Option Awards				Stock Awards
	Number of	Number of			Number of	Market Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Price	Date	Vested(1)	Vested(2)

Jonah Shacknai	30,625	0	$30.05	2/07/2013	450,159	$12,059,760
	126,000	0	32.41	7/21/2015
	280,000	0	38.45	7/16/2014
	280,000	0	29.20	7/31/2013
	280,000	0	18.33	7/11/2012
	280,000	0	26.95	7/17/2011
Jason D. Hanson	0	0	—	—	231,501	6,201,912
Richard D. Peterson(3)	15,000	0	32.41	7/21/2012	161,003	4,313,270
	36,000	0	38.45	7/16/2014
	36,000	0	29.20	7/31/2013
	34,000	0	26.95	7/17/2011
Mark A. Prygocki(3)	38,000	0	32.41	7/21/2015	229,289	6,142,652
	84,000	0	38.45	7/16/2014
	80,157	0	29.20	7/31/2013
	67,591	0	26.95	7/17/2011
Mitchell S. Wortzman	28,500	0	32.41	7/21/2015	174,863	4,684,580
	63,000	0	38.45	7/16/2014
	63,000	0	29.20	7/31/2013
	63,000	0	18.33	7/11/2012
	63,000	0	26.95	7/17/2011
Joseph P. Cooper(4)	19,950	0	32.41	7/21/2015	0	0
	63,000	0	38.45	7/16/2014
	63,000	0	29.20	7/31/2013
	63,000	0	23.01	3/03/2013

(1)	The table below shows on a grant-by-grant basis the vesting schedules relating to the stock awards which are represented in the above table in the aggregate.

Stock Awards Vesting Schedule
Name	Grant Date	Vesting Schedule

Jonah Shacknai	3/01/2010	58,763 shares vest on each of 3/01/2011, 3/01/2012 and 3/01/2013
	2/27/2009	118,203 shares vest on 2/27/2011; 118,204 shares vest on 2/27/2012
	4/04/2008	37,463 shares vest on 4/04/2011
Jason D. Hanson	3/01/2010	6,611 shares vest on each of 3/01/2011 and 3/01/2012; 13,222 shares vest on 3/01/2013; 19,832 shares vest on each of 3/01/2014 and 3/01/2015
	2/27/2009	12,411 shares vest on 2/27/2011; 24,823 shares vest on 2/27/2012; 37,234 shares vest on each of 2/27/2013 and 2/27/2014
	4/04/2008	8,092 shares vest on 4/04/2011; 12,138 shares vest on each of 4/04/2012 and 4/04/2013

Stock Awards Vesting Schedule
Name	Grant Date	Vesting Schedule

	3/07/2007	7,286 shares vest on 3/07/2011; 7,287 shares vest on 3/07/2012
	7/10/2006	6,750 shares vest on 7/07/2011
Richard D. Peterson	3/01/2010	5,729 shares vest on each of 3/01/2011 and 3/01/2012; 11,459 shares vest on 3/01/2013; 17,188 shares vest on each of 3/01/2014 and 3/01/2015
	2/27/2009	8,865 shares vest on 2/27/2011; 17,730 shares vest on 2/27/2012; 26,596 shares vest on each of 2/27/2013 and 2/27/2014
	4/04/2008	2,498 shares vest on 4/04/2011; 3,746 shares vest on each of 4/04/2012 and 4/04/2013
	3/05/2008	2,551 shares vest on 3/05/2011; 3,826 shares vest on 3/05/2012; 3,827 shares vest on 3/05/2013
	3/07/2007	1,459 shares vest on 3/07/2011; 1,460 shares vest on 3/07/2012
	2/07/2006	810 shares vest on 2/07/2011
Mark A. Prygocki	3/01/2010	6,611 shares vest on each of 3/01/2011 and 3/01/2012; 13,222 shares vest on 3/01/2013; 19,832 shares vest on each of 3/01/2014 and 3/01/2015
	2/27/2009	12,411 shares vest on 2/27/2011; 24,823 shares vest on 2/27/2012; 37,234 shares vest on each of 2/27/2013 and 2/27/2014
	4/04/2008	8,492 shares vest on 4/04/2011; 12,737 shares vest on each of 4/04/2012 and 4/04/2013
	3/07/2007	7,646 shares vest on 3/07/2011; 7,647 shares vest on 3/07/2012
	2/07/2006	2,220 shares vest on 2/07/2011
Mitchell S. Wortzman	3/01/2010	4,848 shares vest on each of 3/01/2011 and 3/01/2012; 9,696 shares vest on 3/01/2013; 14,543 shares vest on 3/01/2014; 14,544 shares vest on 3/01/2015
	2/27/2009	9,752 shares vest on 2/27/2011; 19,503 shares vest on 2/27/2012; 29,255 shares vest on 2/27/2013; 29,256 shares vest on 2/27/2014
	4/04/2008	6,993 shares vest on 4/04/2011; 10,489 shares vest on 4/04/2012; 10,490 shares vest on 4/04/2013
	3/07/2007	4,498 shares vest on each of 3/07/2011 and 3/07/2012
	2/07/2006	1,650 shares vest on 2/07/2011

(2)	Represents the closing price of a share of our common stock on December 31, 2010 ($26.79) multiplied by the number of shares that have not vested.

(3)	60,500 of Mr. Peterson’s options are subject to exercise at the direction of his former spouse pursuant to a settlement agreement.

(4)	The information presented with respect to Mr. Cooper reflects the outstanding vested stock options held by Mr. Cooper at June 30, 2010, the effective date of his termination from employment with us. All unvested options and unvested shares of restricted stock were forfeited upon his termination of employment, and no acceleration of vesting occurred.

Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for each of our named executive officers for the year ended December 31, 2010. The vesting of stock awards does not indicate the sale of stock by a named executive officer.

	Option Awards		Stock Awards
	Number of		Number of
	Securities	Value	Shares	Value
	Acquired	Realized on	Acquired on	Realized on
Name	on Exercise	Exercise(1)	Vesting	Vesting(2)

Jonah Shacknai	—	$—	178,152	$4,116,092
Jason D. Hanson	—	—	28,064	645,379
Richard D. Peterson	22,010	152,629	14,073	322,848
Mark A. Prygocki	71,529	566,468	26,254	608,768
Mitchell S. Wortzman	—	—	19,606	454,979
Joseph P. Cooper(3)	—	—	18,796	433,643

(1)	The value realized upon exercise of stock options reflects the price at which shares acquired upon exercise of the stock options were sold or valued for income tax purposes, net of the exercise price for acquiring the shares.

(2)	Represents the closing market price of a share of our common stock the date of vesting (or in the case of vesting which occurred on a non-business day the closing price of a share of our common stock on the latest previous business day) multiplied by the number of shares that have vested.

(3)	The information presented with respect to Mr. Cooper reflects the option exercises and vesting of stock awards for Mr. Cooper as of June 30, 2010, the effective date of his termination from employment with us.

Potential Payments Upon Termination or Change-in-Control

Equity Awards

Our equity incentive plans and award agreements evidencing options and shares of restricted stock granted to our employees, including our named executive officers, provide that all such options and shares of restricted stock shall vest in full upon a change of control. In general, change of control is defined as (i) the acquisition by any person or group of beneficial ownership of 25% or more of the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities, (ii) certain changes in the composition of our board of directors, (iii) consummation by us of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets, excluding those transactions where existing stockholders continue to hold more than 50% of the securities of the surviving entity, or (iv) a complete liquidation or dissolution of us or a sale of substantially all of our assets.

Jonah Shacknai, our Chairman and Chief Executive Officer

In July 1996, we entered into an employment agreement with Mr. Shacknai, in his capacity as Chairman and Chief Executive Officer. The agreement was amended in December 2005, renewing the agreement for a six-year period commencing on January 1, 2006 and expiring on December 31, 2011, subject to automatic renewal provisions. The agreement was amended again in December 2008 solely to satisfy the requirements of Section 409A of the Internal Revenue Code.

Pursuant to the agreement, Mr. Shacknai is entitled to receive certain severance benefits in the event of certain terminations of his employment. The actual level of benefits Mr. Shacknai would receive depends upon the circumstances surrounding his termination of employment, as follows:

•	In the event Medicis enters into an agreement relating to a “change in control” of Medicis, or a change in control of Medicis occurs, and Mr. Shacknai is not appointed as Chairman and Chief Executive Officer of the surviving entity (or to such other position as may be acceptable to Mr. Shacknai) and he resigns within the six months following the effective date of the change in control (which we refer to as a “change in control termination”), Mr. Shacknai will receive: (i) an amount equal to four times the sum of (A) his annual base salary at the highest rate in effect at any time during the twelve months preceding his termination; plus (B) the average annual bonus paid to him during the three years preceding his termination; plus, (ii) a pro rata bonus (calculated through the date of termination) based on his prior year’s bonus. In addition, should any of the payments made pursuant to such termination subject Mr. Shacknai to excise taxes under Sections 280G and 4999 of the Internal Revenue Code, we will pay him a gross up payment to cover any such tax and related payments.

•	In a situation that does not qualify as a change in control termination, if Mr. Shacknai’s employment is terminated by Medicis for any reason other than for “cause,” or if Mr. Shacknai resigns for “good reason” (which we refer to as an “involuntary/good reason termination”), he will be entitled to receive an amount equal to (i) a pro rata bonus (calculated through the date of termination) based on his prior year’s bonus, and (ii) the number of months remaining in the term of his employment agreement divided by twelve, multiplied by the sum of (A) his annual base salary at the highest rate in effect during the twelve months preceding his termination, plus (B) the average annual bonus paid to him during the three years preceding his termination; provided, that, the severance amount will not be less than two times the sum of the amounts set forth in (A) plus (B) above, plus an additional amount equal to 1/24th of the sum of the amounts set forth in (A) plus (B) multiplied by each full year of Mr. Shacknai’s service with us.

•	If Mr. Shacknai’s employment is terminated by his death, we will continue to pay his salary to his estate at the then-current rate for a period of twenty-four months following his death.

•	If Mr. Shacknai’s employment is terminated due to his disability, we will continue to pay his base salary, at the then-current rate for a period of twenty-four months following his termination, and 50% of that base salary for the balance of the term of his employment agreement, but in no event less than an additional period of twelve months.

In the event of a termination of employment under any of the circumstances described above, all options then held by Mr. Shacknai will automatically vest upon such termination and will remain exercisable for their full term. If there is a change in control termination or an involuntary termination, we will pay Mr. Shacknai (i) a stipend of $75,000 annually for administrative support and services for a period of three years following his date of termination or, if longer, for the balance of the term of his employment agreement; and (ii) an amount necessary to offset any other damages Mr. Shacknai may suffer as a result of our termination of his employment including damages for any loss of benefits Mr. Shacknai would have received if he remained employed by us for the remainder of the term of his employment agreement and all legal fees and expenses incurred by Mr. Shacknai in contesting or disputing his termination or in seeking to obtain or enforce any right or benefit provided by his employment agreement. In the event of a termination of employment under any of the circumstances described above, we are required to maintain continued benefits for four years. Given the contingent nature of any payments referenced in (ii) above, we have not valued them in the table set forth below.

In the event that a change in control results in dissolution of our 2006 Incentive Plan and Mr. Shacknai remains employed by the successor entity, Mr. Shacknai can elect to participate in the successor entity’s plans or receive a cash payment for his stock options in our company. The cash payment would include an amount equal to the value of options awarded to Mr. Shacknai in the prior three years. In addition, the cash payment would include an amount equal to the value of 0.5% of the capitalization of the company on the day prior to the change in control multiplied by the number of years remaining in the term of his employment agreement. A prorated portion of this payment would be paid on each anniversary of the change in control until the end of his employment agreement provided that

Mr. Shacknai remains employed by the successor entity through such payment dates or has been terminated without cause. Given the contingent nature of this cash payment, we have not valued it in the table set forth below.

Unless Mr. Shacknai is terminated for cause or voluntarily resigns without good reason, we will provide for a period of four years following his date of termination, benefits under all employee benefit plans and programs in which he is entitled to participate immediately prior to his date of termination or, in the event his participation is not permitted under the terms of one or more of such plans and programs, benefits substantially similar to the benefits he would otherwise have been entitled to receive or the economic equivalent of such benefits. At the end of such period of coverage, Mr. Shacknai may choose to have assigned to him, without cost and without apportionment of prepaid premiums, any assignable insurance policy owned by us which relates to him specifically. Since July 2001, we have maintained a $1 million term life insurance policy, for which we pay $655 annually in premiums. Effective with the policy year beginning July 2012, the premiums increase to $16,285 per year.

Generally, all payments are lump sum payments payable within five to 30 days following termination. If we determine that any payments or benefits provided to Mr. Shacknai may become subject to Section 409A of the Internal Revenue Code, we may delay any such payment for a period of up to six months after Mr. Shacknai’s termination of employment, as required by Section 409A, in order to avoid potentially adverse tax consequences to Mr. Shacknai. Any such deferred amounts will receive interest.

The agreement automatically renews for successive periods of five years, unless either party gives timely notice of an intention not to renew. Mr. Shacknai may terminate the employment agreement prior to the end of the term. The agreement provides that during his employment and for a period of one year following termination for reasons other than a change in control of Medicis, Mr. Shacknai will not engage in, consult with or be employed by any competing business (as defined). The agreement also contains customary non-solicitation provisions and provides for the transfer to Medicis of any intellectual property relating to its business.

For these purposes, “change in control” is defined as the entering into of an agreement to merge with, or to sell or otherwise dispose of all or substantially all of our assets or stock to, or the acquisition of us by, another corporation or entity. “Good reason” is defined as (i) the failure to continue the appointment of Mr. Shacknai as our Chairman and Chief Executive Officer, (ii) the reduction of Mr. Shacknai’s annual salary below his then-current base salary, (iii) the material diminishing of Mr. Shacknai’s duties or responsibilities as our Chairman and Chief Executive Officer, (iv) the assignment to Mr. Shacknai of duties and responsibilities inconsistent with his position as Chairman and Chief Executive Officer, or (v) the relocation of our headquarters, in connection with a change in ownership or control, of more than thirty miles.

For the purposes of Mr. Shacknai’s employment agreement, “cause” shall mean: (i) the conviction of the executive for a felony involving fraud or moral turpitude; (ii) the executive’s engaging in activities prohibited by the non-compete provisions of the agreement; (iii) the executive’s frequent willful gross neglect (other than as a result of physical, mental or emotional illness) of his duties and responsibilities under the agreement that has a material adverse impact on the business or reputation of the company; or (iv) the executive’s willful gross misconduct that has a material adverse impact on the business or reputation of the company.

In accordance with the requirements of the rules of the SEC, the following table presents our reasonable estimate of the benefits payable to Mr. Shacknai under his employment agreement. The payments were determined presuming that the following events each occurred on December 31, 2010, the last business day of fiscal 2010: (a) a change in control termination, (b) a change in control, (c) an involuntary termination without cause or resignation for good reason, (d) death, (e) disability, or (f) a voluntary or mutual termination with or without good reason. Excluded are: (i) benefits provided to all employees, such as accrued vacation, and benefits payable by third parties under our disability insurance policies; (ii) prorated bonus for the year of termination, since the triggering event occurs on the last day of the performance period, as of which date Mr. Shacknai has earned the full bonus; and (iii) gross up payments for excise taxes that Mr. Shacknai may incur in the event of an involuntary/good reason termination (other than a change in control termination) that closely follows a change in control. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a termination of employment, Mr. Shacknai will receive the amounts reflected below:

Jonah Shacknai

		Value of Equity	Continuation	Stipend for
	Salary and	Award	of Employment	Administrative	280G Tax
Trigger	Bonus(1)	Acceleration(2)	Benefits(3)	Support(4)	Gross Up(5)	Total Value

Change in Control Termination(6)	$8,422,000	$12,059,760	$361,326	$225,000	$3,842,564	$24,910,650
Change in Control, no Termination	—	12,059,760	—	—	—	12,059,760
Involuntary/Good Reason Termination	6,141,042	—	361,326	225,000	—	6,727,368
Death	2,270,000	—	—	—	—	2,270,000
Disability	2,837,500	—	343,419	—	—	3,180,919
Voluntary or Mutual Termination	—	—	343,419	—	—	343,419

(1)	In the case of a change in control termination, represents a sum equal to four times Mr. Shacknai’s highest base salary in the last twelve months and average annual bonus amounts paid in 2007-2009. In the case of an involuntary/good reason termination, represents a sum equal to two times such base salary plus such bonus, and an additional 1/24th of such base salary plus such bonus for each of his 22 years of service with us. In the case of death, represents an amount equal to two times current base salary. In the case of disability, represents an amount equal to 2.5 times current base salary.

(2)	Represents the intrinsic value of the accelerated vesting of unvested restricted stock, based on the closing price of our common stock on December 31, 2010 of $26.79. The intrinsic value of accelerated vesting of stock options is zero because Mr. Shacknai does not have any outstanding unvested stock options as of December 31, 2010.

(3)	Amount reflects continued medical and dental benefits provided to Mr. Shacknai and certain family members for the life of Mr. Shacknai, calculated using current COBRA costs, and for a change of control and qualifying termination and an involuntary/good reason termination also includes the value of the loss of additional benefits, such as life and disability insurance and 401(k) and profit sharing contributions that otherwise would have been provided under the employment agreement for the remainder of the term of his employment agreement.

(4)	Represents an annual stipend of $75,000 paid for three years for administrative support, which is payable in the event of a change in control termination, or in the event of an involuntary termination not in connection with a change in control, but is not payable in the event of a good reason resignation not in connection with a change in control.

(5)	A “gross up” for purposes of Internal Revenue Code Sections 280G and 4999 is a contract provision that obligates the company to pay the excise tax (and all associated taxes) that may be triggered as a result of an “excess parachute payment” resulting from a change in control. The excise tax amount and payment determination are based on our best estimate of Mr. Shacknai’s liabilities under Internal Revenue Code Sections 280G and 4999, assuming the change in control and qualifying termination occurred on December 31, 2010.

(6)	A qualifying termination includes involuntary terminations, good reason resignations, and terminations due to death or disability.

Other Current Named Executive Officers

In December 2008, we entered into new or amended and restated employment agreements with each of our current named executive officers, other than Mr. Shacknai (the “Employment Agreements”). The Employment Agreements were further amended in June 2010 to make immaterial changes relating solely to (i) updating titles and salaries resulting from the promotions and increased responsibilities for certain named executive officers in connection with our management reorganization effective July 1, 2010 and (ii) limiting the conditions under which a diminution in duties and responsibilities as it relates to termination for “good reason” can occur. The amendment did not increase or extend the term of the agreements. The Employment Agreements provide, in part, for the payment of certain severance benefits, while subjecting the executives to confidentiality, non-solicitation and non- compete covenants, as described below. Prior to the effective dates of the Employment Agreements, our named executive officers participated in the Medicis Pharmaceutical Corporation Executive Retention Plan, or retention plan, which has been effective since April 1, 1999 and which provided certain key employees with benefits upon a termination in connection with a change of control. The purpose of the retention plan, which still exists for certain employees who are not named executive officers, and the purpose of the Employment Agreements, is to facilitate the exercise of best judgment in the event of certain change in control transactions and improve our recruitment and retention of key employees.

Terminations without Change in Control and without Cause.  In the event of a termination of the executive’s employment without “cause” or by executive for “good reason,” and provided that the executive has delivered to us a general release in our favor and is not in material breach of any provisions of his employment agreement, we will pay the sum of:

•	two times the highest rate of such executive’s annual base compensation in effect during the three year period immediately preceding the effective date of termination, plus

•	two times the highest annual bonus received by such executive in the three year period immediately preceding the effective date of termination, plus

•	a prorated bonus for the year in which the termination occurs determined based on a fraction of the highest annual bonus received by the executive in the three year period immediately preceding the effective date.

In the event of a termination of the executive’s employment by us due to death or disability, and provided that the executive (or executive’s estate) has delivered to us a general release in our favor and is not in material breach of any provisions of his employment agreement, we will pay the sum of (i) one year’s base compensation as then in effect and (ii) the highest annual bonus received by the executive in the three year period immediately preceding the effective date of termination.

In addition, in the event of a termination of the executive’s employment without cause or by executive for good reason, or a termination of executive’s employment due to death or disability:

•	all unvested stock options, restricted stock and other equity-based awards held by the executive will immediately vest as of the date of such termination;

•	the executive will receive, in a lump sum payment, an amount equal to twenty-four months of applicable COBRA premiums for the executive and the executive’s covered dependants;

•	the executive will receive a lump sum cash payment, in lieu of two years of life and disability coverage under our policies equal to four hundred percent of the total premiums that would be paid by us and the executive pursuant to our policies; and

•	the executive will receive a lump sum cash payment equal to the value of the retirement pension to which the executive would have been entitled under our pension plan, excess benefit plan and supplemental retirement plan, if any, if the executive’s employment had continued for an additional period of twenty-four months, reduced by the present value (determined as of the executive’s normal retirement date) of the executive’s actual benefits under our pension plan, excess benefit plan and supplemental retirement plan.

Effects of Change In Control.  In the event of a “change in control,” all unvested stock options, restricted stock and other equity-based awards granted to the executive will immediately vest and become exercisable immediately prior to the consummation of the change in control.

In addition to the severance payments and benefits to which the executive may become entitled pursuant to a termination without cause or by the executive for good reason described above, if the executive’s employment is so terminated in connection with a change in control, and provided that the executive has delivered to us a general release in our favor and is not in material breach of any provisions of his employment agreement, the executive shall also be entitled to the following payments and benefits:

•	if the executive’s employment is terminated due to death or disability subsequent to the announcement of a change in control or on or within twelve months following the consummation of the most recent change in control, a lump sum payment equal to two times the sum of (i) the highest rate of the executive’s annual base compensation in effect during the three year period immediately preceding the effective date of the termination, plus (ii) the highest annual bonus received by the executive in the three year period immediately preceding the effective date of the termination, minus an amount equal to the amount otherwise payable under the employment agreement in the event of the executive’s termination due to death or disability;

•	reimbursement for all legal fees and expenses incurred by the executive as a result of his termination of employment, unless the executive’s claim is determined by a court to be frivolous or without merit; and

•	the forfeiture provisions of any stock option agreements with the executive regarding our right to profits from the exercise of options within three years of the executive’s termination shall be null and void.

In the event that any payment or benefit received by an executive in connection with a change in control or termination of the executive’s employment will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay to the executive an additional amount such that the net amount retained by the executive, after deduction of applicable taxes, will equal the total payments that the executive would have received absent such excise tax.

Termination for Cause.  In the event the executive is terminated for cause, we shall pay to the executive three installment payments, each of which will be in an amount equal to 1/12th of the executive’s annual base compensation as of the effective date of the termination, provided that executive is not otherwise in material breach of any of the provisions of his or her employment agreement. We also may elect, in consideration for the executive’s agreement to extend a post-termination non-compete agreement, to pay an additional amount based on 1/12th of the executive’s highest annual base compensation in the three year period immediately preceding the effective date of termination plus 1/12th of the executive’s highest annual bonus during the three year period immediately preceding the effective date of termination, multiplied by a multiplier to be determined by us, which may not exceed twenty-one. In the table below, we have not valued any of these payments as they are subject to the discretion of the board and may vary from person to person.

Payment Provisions.  All payments are to be made in a lump sum and are generally payable in accordance with the short term deferral rules of Section 409A of the Internal Revenue Code requiring payments be made by the 15th day of the third month following the taxable year in which there no longer is a substantial risk of forfeiture of such amounts. All payments are subject to the executive executing a general release in favor of us and the executive’s compliance with confidentiality, non-solicitation and non-compete covenants.

Definitions.  For the purposes of the Employment Agreements, “cause” means the board’s reasonable determination that one or more of the following conditions exist (i) the executive has been convicted of or pled guilty or nolo contendere to any felony; (ii) the executive has committed one or more acts of theft, embezzlement or misappropriation against the company; (iii) the executive has failed to substantially perform the executive’s duties (other than such failure resulting from the executive’s incapacity due to physical or mental illness), or failed to exercise appropriate diligence, effort and skill, in either case, which failures are not cured within thirty (30) days following written notice; (iv) the executive has materially breached his obligations under the employment agreement, which breach was not remedied within thirty days; or (v) the executive has engaged in willful misconduct towards us or in any conduct involving moral turpitude that is demonstrably injurious to the business or our reputation.

For the purposes of the Employment Agreements, “good reason” is defined as (i) a material diminution in the executive’s base salary; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive is required to report; (iv) a material change in the geographic location of the executive’s principal office; (v) during the twenty-four (24) month period following the most recent change in control, we amend (in a manner materially adverse to the executive) or terminate any of our performance-based bonus or incentive plan in which the executive participates immediately prior to the effective date of a change in control and pursuant to which the executive receives a material amount of the executive’s compensation, without providing a replacement benefit or program of substantially similar value; or (vi) any other action or inaction that constitutes a material breach by us of the employment agreement.

For the purposes of the Employment Agreements, “change in control” generally means the occurrence of any of the following: (i) the acquisition by any individual, entity or group of 49% or more of the then outstanding common stock of the company or the combined voting power of the then outstanding securities of the company generally entitled to vote in the election of directors, (ii) individuals who, as of the date of the Employment Agreements, constitute the board of the company, or the incumbent board, ceasing to constitute at least a majority of the board (except for incumbent board members whose election or nomination for election is approved by at least a majority of the incumbent board), or (iii) a reorganization, merger or consolidation or sale or other disposition of substantially all of the assets of the company; in the case of each of (i), (ii) and (iii) subject to exceptions, limitations and further description as set forth in the Employment Agreements.

Table Regarding Amounts Payable.  In accordance with the requirements of the rules of the SEC, the following table presents our reasonable estimate of the benefits payable to the named executive officers, other than Mr. Cooper, under their Employment Agreements. The payments were determined presuming that the following events each occurred on December 31, 2010, the last business day of fiscal 2010: (a) a change in control and qualifying termination, (b) a change in control, (c) a without cause/good reason termination, or (d) death or disability prior to a change of control (disability that occurs within 12 months following a change in control pays out like a change in control and qualifying termination). Excluded are (i) benefits provided to all employees, such as accrued vacation, and benefits payable by third parties under our disability insurance policies; and (ii) prorated bonus for the year of termination, since the triggering event occurs on the last day of the performance period, as of which date the executive has earned the full bonus. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a termination of employment the named executive officers will receive the amounts reflected below:

			Value of Equity	Continuation of
		Salary(1)(2)	Award	Employment	280G Tax	Total
	Trigger	and Bonus	Acceleration(3)	Benefits(4)	Gross Up(5)	Value

Jason D. Hanson	Change in Control and Qualifying Termination(6)	$2,630,000	$6,201,912	$51,251	$1,741,044	$10,624,206
	Change in Control, no Termination	—	6,201,912	—	—	6,201,912
	Without Cause/Good Reason Termination	2,630,000	6,201,912	51,251	—	8,883,163
	Death or Disability (before a change in control)	1,315,000	6,201,912	51,251	—	7,568,163
Richard D. Peterson	Change in Control and Qualifying Termination(6)	$1,850,000	$4,313,270	$30,532	$1,270,208	$7,464,011
	Change in Control, no Termination	—	4,313,270	—	—	4,313,270
	Without Cause/Good Reason Termination	1,850,000	4,313,270	30,532	—	6,193,802
	Death or Disability (before a change in control)	925,000	4,313,270	30,532	—	5,268,802
Mark A. Prygocki	Change in Control and Qualifying Termination(6)	$2,706,250	$6,142,652	$51,251	$1,716,107	$10,616,261
	Change in Control, no Termination	—	6,142,652	—	—	6,142,652
	Without Cause/Good Reason Termination	2,706,250	6,142,652	51,251	—	8,900,153
	Death or Disability (before a change in control)	1,353,125	6,142,652	51,251	—	7,547,028
Mitchell S. Wortzman	Change in Control and Qualifying Termination(6)	$1,692,376	$4,684,580	$36,692	$1,109,182	$7,522,830
	Change in Control, no Termination	—	4,684,580	—	—	4,684,580
	Without Cause/Good Reason Termination	1,692,376	4,684,580	36,692	—	6,413,648
	Death or Disability (before a change in control)	846,188	4,684,580	36,692	—	5,567,460

(1)	In situations other than death or disability before a change in control, represents an amount equal to two times the highest rate of salary in effect at December 31, 2010, plus two-times the highest annual bonus received by executive in the 2008-2010 period. In the case of death or disability before a change in control, represents an amount equal to one year of executive’s then current base salary plus the highest annual bonus received by executive in the 2008-2010 period.

(2)	Excludes payments that may be made in the event of a termination for cause due to a failure to perform his duties that has not been cured within thirty days following notice of such failure, in which event we will pay each of Mr. Hanson, Mr. Peterson, Mr. Prygocki and Dr. Wortzman 1/12th of his current base salary on each of the 30th, 60th and 90th day after such termination, for a total payment of $156,250, $138,750, $167,500 and $120,000, respectively. We have not valued any of the optional payments we may make on termination of an executive for cause as these payments are subject to the discretion of the board and may vary from person to person.

(3)	Represents the intrinsic value of the accelerated vesting of each executive’s unvested restricted stock and unvested stock options, based on the closing price of our common stock on December 31, 2010 of $26.79.

(4)	Represents an amount equal to (i) two years of COBRA coverage, based on the current COBRA monthly premium rates in effect for executive and his dependents plus (ii) an amount equal to four-times the current premiums paid by us and executive for life and disability insurance.

(5)	A “gross up” for purposes of Internal Revenue Code Sections 280G and 4999 is a contract provision that obligates the company to pay the excise tax (and all associated taxes) that may be triggered as a result of an “excess parachute payment,” resulting from a change in control. The excise tax amount and payment determinations are based on our best estimate of each executive’s liabilities under Internal Revenue Code Sections 280G and 4999, assuming the change in control and qualifying termination occurred on December 31, 2010.

(6)	A qualifying termination includes involuntary terminations, good reason resignations, and terminations due to death or disability.

Joseph P. Cooper

We entered into a Settlement Agreement and Release with Joseph P. Cooper, our former Executive Vice President, Corporate and Product Development, on June 15, 2010 (the “Settlement Agreement”), providing that Mr. Cooper’s employment with us would terminate effective as of June 30, 2010. Under the terms of the Settlement Agreement, Mr. Cooper is entitled to receive severance payments totaling $2,900,000 payable in three installments during the 18 months following June 30, 2010, subject to compliance with certain conditions. The first of these three installments, totaling $1,000,000, was paid to Mr. Cooper effective as of June 30, 2010. The second installment, totaling $1,000,000, is payable on July 1, 2011, and the third installment, totaling $900,000, is payable January 15, 2012, subject to Mr. Cooper’s compliance with the provisions requiring confidentiality, non-solicitation and non-competition for 18 months following his separation. Pursuant to the Settlement Agreement, if a transaction that results in a change in control of the company closes prior to December 15, 2011, payment of the severance payments installments will be accelerated to the earlier of i) thirty days following the closing of the transaction that results in a change in control, or ii) the regularly scheduled payment date. For purposes of the Settlement Agreement, “change in control” has the same definition as set forth in the Employment Agreements, as described above “— Other Named Executive Officers,” and that also qualifies as a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5). The Settlement Agreement also provides COBRA health insurance coverage for 18 months following his separation, and the forfeiture of all 8,550 unvested options and 179,271 unvested shares of restricted stock upon his separation.

Stock Option and Compensation Committee Report

The Stock Option and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Stock Option and Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for the 2011 annual meeting of stockholders and incorporated by reference in our 2010 annual report on Form 10-K.

The Stock Option and Compensation Committee of the Board of Directors
Spencer Davidson
Arthur G. Altschul, Jr.
Lottie H. Shackelford

Equity Compensation Plan Information

As of March 18, 2011, there were 6,141,082 shares subject to issuance upon exercise of outstanding options and stock appreciation rights under all of our equity compensation plans referred to in the table below, at a weighted average exercise price of $30.19, and with a weighted average remaining life of 2.5 years. There were a total of 2,143,909 shares subject to outstanding unvested restricted stock that remain subject to forfeiture. Our unvested shares of restricted stock are our only outstanding full value awards. As of March 18, 2011, there were 3,838,330 shares available for future issuance under the 2006 Incentive Award Plan, which is the only plan under which future awards may be made.

The following table provides information as of December 31, 2010, about compensation plans under which shares of our common stock may be issued to employees, consultants or non-employee directors of our Board of Directors upon exercise of options, warrants or rights under all of our existing equity compensation plans.

Number of
Securities
Remaining Available
		Number of		for Future Issuance
		Securities to be		Under Equity
		Issued Upon	Weighted-average	Compensation Plans
		Exercise of	Exercise Price of	(Excluding
		Outstanding	Outstanding	Securities
		Options, Warrants	Options, Warrants	Reflected in Column
		and Rights	and Rights	(a))
Plan Category	Date	(a)	(b)	(c)

Plan approved by stockholders(1)	12/31/2010	4,166,723	$29.07	4,570,807
Plans not approved by stockholders(2)	12/31/2010	2,324,630	$31.70	—

Total		6,491,353	$30.01	4,570,807

(1)	Represents options outstanding and shares available for future issuance under the 2006 Incentive Plan. Also includes options outstanding under the 2004, 1998, 1996, 1995 and 1992 Stock Option Plans, which have been terminated as to future grants. Does not include the additional 1,000,000 shares that stockholders are being asked to approve for issuance under the 2006 Incentive Plan. See Item 5, “Approval of Amended and Restated Medicis 2006 Incentive Award Plan” included herein.

(2)	Represents the 2002 Stock Option Plan, which was implemented by our Board of Directors in November 2002. The 2002 Plan was terminated on May 23, 2006 as part of the stockholders’ approval of the 2006 Incentive Plan, and no options can be granted from the 2002 Plan after May 23, 2006. Options previously granted from this plan remain outstanding and continue to be governed by the rules of the plan. The 2002 Plan was a non-stockholder approved plan under which non-qualified incentive options have been granted to our employees and key consultants who are neither our executive officers nor our directors at the time of grant. The Board of Directors authorized 6,000,000 shares of common stock for issuance under the 2002 Plan. The option price of the options is the fair market value, defined as the closing quoted selling price of the common stock on the date of the grant. No option granted under the 2002 Plan has a term in excess of ten years, and each will be subject to earlier termination within a specified period following the optionee’s cessation of service with us. As of December 31, 2010, the weighted average term to expiration of these options is 2.9 years. All of these options are fully vested as of December 31, 2010.

ITEM 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY VOTE”)

Background

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Summary

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers (which consist of our Chief Executive Officer, Chief Financial Officer, our next three highest paid executives), as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 22. Our executive compensation programs are designed to enable us to attract, motivate and retain executive talent, who are critical to our success. These programs link compensation to the achievement of pre-established corporate financial performance objectives and provide long-term incentive compensation that focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. The following is a summary of some of the key points of our executive compensation program. We urge our stockholders to review the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement and executive-related compensation tables for more information.

We emphasize pay-for-performance and subject a significant amount of our named executive officers’ pay to our performance.  Consistent with our performance-based compensation philosophy, we reserve the largest portion of potential compensation for performance- and incentive-based programs. Our performance-based cash bonus program rewards short-term performance; while our equity awards, in the form of restricted stock vesting over time periods of three to five years, reward long-term performance and align the interests of management with those of our stockholders. Approximately 82% of 2010 compensation of our Chief Executive Officer and on average approximately 77% of 2010 compensation of our other named executive officers, in the form of cash bonuses and equity awards, was at risk, variable and tied to our short and long term performance. The performance goals under our bonus program focus on revenue growth and increases in adjusted non-GAAP EBITDA, as adjusted as described above, key elements that drive total stockholder return. In 2010 we increased the target performance levels for net revenue and adjusted non-GAAP EBITDA by approximately 11% and 31%, respectively, over the prior year, and the Company’s performance in fiscal year 2010 exceeded the increased target levels for both of these metrics.

We believe that our compensation programs are strongly aligned with the long-term interests of our stockholders.  We believe that equity awards reward long-term performance and, coupled with our mandatory stock ownership guidelines, align the interests of management with those of our stockholders. The five year vesting of our equity awards serve to align the interests of our executives with those of our long-term stockholders by encouraging long-term performance. Equity awards are a key component of our executive compensation program. We continued our emphasis on equity awards in 2010, aiming to grant equity awards with values exceeding the 75th percentile of our market data, with awards of restricted stock representing between approximately 57% and 65% of our named executive officers’ total target compensation opportunity. These restricted stock awards serve to motivate our named executive officers to lead the Company to achieve longer-term financial goals that are expected to lead to increased stockholder value. The time requirements for vesting serve as a strong retention tool and further align the financial interests of our executives with those of our stockholders.

We provide competitive pay opportunities based on market data.  The Compensation Committee of our board consistently reviews our executive compensation program to ensure that it provides competitive pay opportunities to help attract and retain highly-qualified and dedicated executive talent that is so important to our business. The Compensation Committee believes it is important to provide total direct compensation that is at or above the 75th percentile of our market data in order to attract and motivate qualified executives, and in 2010 we continued to make progress toward achieving this goal. With our re-organization of management that occurred in 2010, we believe we have in place a superior team of highly qualified and experienced officers and that it is important to provide market competitive compensation to take our company’s performance and successes to the next level. Our aggregate target total direct compensation for fiscal year 2010 for all of our named executive officers, including our Chief Executive Officer, as a group, was at 93% of the 75th percentile of our market data.

We are committed to having strong governance standards with respect to our compensation program, procedures and practices.  As part of its commitment to strong corporate governance and best practices, our Compensation Committee engaged and received advice on the compensation program from an independent, third-party compensation consultant, which provided no services to us in 2010 other than those provided directly to or on behalf of the Compensation Committee. In addition, our Compensation Committee has adopted rigorous stock ownership guidelines, a long-standing insider trading policy, a written policy regarding the granting of equity awards, and an annual process to assess the risks related to our company-wide compensation programs.

Board Recommendation

Our board believes that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following resolution is submitted for a stockholder vote at the annual meeting:

RESOLVED, that the stockholders of Medicis approve, on an advisory basis, the compensation of Medicis’ named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board. Although non-binding, the vote will provide information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the years to come.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

ITEM 4
ADVISORY VOTE ON DETERMINING THE FREQUENCY OF SAY-ON-PAY
(“FREQUENCY VOTE”)

Background

The Dodd-Frank Act also enables our stockholders to indicate how frequently they believe we should seek an advisory vote on the compensation of our named executive officers. We are seeking an advisory, non-binding determination from our stockholders as to the frequency with which stockholders would have an opportunity to provide an advisory approval of our executive compensation program. We are providing stockholders the option of selecting a frequency of one, two or three years, or abstaining. For the reasons described below, we recommend that our stockholders select a frequency of three years, or a triennial vote.

•	Our executive compensation programs are designed to support long-term value creation. A triennial vote will allow stockholders to better judge our compensation programs in relation to our long-term performance.

•	A triennial vote will provide our Compensation Committee and our board sufficient time to thoughtfully evaluate the results of the most recent advisory vote on executive compensation, to discuss the implications of the vote with our stockholders and to develop and implement any changes to our executive compensation programs that may be appropriate in light of the vote.

•	A triennial vote will allow for any changes to our executive compensation programs to be in place long enough for stockholders to see and evaluate the effectiveness of these changes.

•	We have in the past been, and will in the future continue to be, engaged with our stockholders on a number of topics and in a number of forums. Thus, we view the advisory vote on executive compensation as an additional, but not exclusive, opportunity for our stockholders to communicate with us regarding their views on our executive compensation programs.

•	Less frequent say-on-pay votes will improve the ability of institutional stockholders to exercise their voting rights in a more deliberate, thoughtful and informed way that is in the best interests of stockholders, and is less burdensome to such stockholders than a more frequent vote.

Board Recommendation

This vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board. Although the vote is non-binding, our board values the opinions that our stockholders express in their votes and will take into account the outcome of the vote when considering how frequently we should conduct an advisory say-on-pay vote on the compensation of our named executive officers.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR EVERY “THREE YEARS” AS THE FREQUENCY FOR WHICH STOCKHOLDERS SHALL HAVE AN ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THE PROXY STATEMENT.

ITEM 5
APPROVAL OF AMENDED AND RESTATED MEDICIS 2006 INCENTIVE AWARD PLAN

Our stockholders are being asked to approve an amended and restated Medicis 2006 Incentive Award Plan (the “2006 Incentive Plan”, and, as such plan is proposed to be amended and restated, the “Amended and Restated Plan”). On March 30, 2011, our Compensation Committee approved the Amended and Restated Plan, which (1) increases the number of shares that may be issued under the 2006 Incentive Plan by 1,000,000 shares, subject to the approval of our stockholders, (2) prohibits the payment of dividend equivalents with respect to performance-based awards unless and until the performance conditions are satisfied and the award vests, (3) clarifies the prohibition on repricing of awards, and (4) incorporates all plan amendments previously approved by the Board, Compensation Committee and our stockholders. Subject to approval by our stockholders, the Amended and Restated Plan increases the number of shares that may become issuable under the 2006 Incentive Plan from 5,416,511 shares to 6,416,511 shares, plus any other shares that may be added back to the plan due to cancellation, termination, expiration or forfeiture of any award under any “Prior Plan” as discussed below. As of March 18, 2011, there were 3,838,330 shares remaining available for issuance under the 2006 Incentive Plan. We have not granted any performance based equity awards or dividend equivalents under the 2006 Incentive Plan.

The purpose of the amendments of the 2006 Incentive Plan are to (1) increase the number of shares that may be issued as equity awards in order to provide additional incentive for directors, key employees and consultants to further our growth, development and financial success by personally benefiting through the ownership of our common stock, or other rights that recognize such growth, development and financial success, (2) prohibit the payment of dividend equivalents with respect to performance-based awards unless and until the performance conditions are satisfied and such awards vest, and (3) clarify the prohibition on repricing of awards.

Approval of the Amended and Restated Plan by our stockholders will also be considered (1) approval of the materials terms of the performance goals under the Amended and Restated Plan for an additional five years for purposes of Section 162(m) of the Internal Revenue Code, as amended (the “Internal Revenue Code”), and (2) approval of the Amended and Restated Plan for purposes of Section 422 of the Internal Revenue Code. If the Amended and Restated Plan is not approved by our stockholders, the 2006 Incentive Plan, as in effect immediately prior to the adoption of the proposed Amended and Restated Plan by our Compensation Committee, will continue in effect, the shares reserved for issuance under the 2006 Incentive Plan will not be increased by 1,000,000 shares, and equity awards may continue to be made under the 2006 Incentive Plan until all the shares available for issuance under the 2006 Incentive Plan have been issued or until the plan terminates on its currently scheduled April 5, 2016 expiration date.

A copy of the Amended and Restated Plan is attached hereto as Appendix A. The principal features of the Amended and Restated Plan are summarized below for the convenience and information of our stockholders. This summary is qualified in its entirety by reference to the Amended and Restated Plan. We encourage you to read the Amended and Restated Plan carefully.

Background

The 2006 Incentive Plan was approved by our stockholders at our 2006 annual meeting. In July 2006, the 2006 Incentive Plan was amended to require shareholder approval for any amendment of the 2006 Incentive Plan that materially modified the requirements for eligibility under the 2006 Incentive Plan. In April 2007, the 2006 Incentive Plan was amended to make a technical correction to the ability of the Compensation Committee to delegate its authority with respect to the 2006 Incentive Plan. At our 2007 annual meeting, our stockholders approved an amendment to the 2006 Incentive Plan increasing the number of shares that could be issued under the 2006 Incentive Plan by 2,500,000 shares. In March 2009, the 2006 Incentive Plan was amended to reduce the ratio of our fungible share pool, to provide that dividend and dividend equivalents would not be paid on options and stock appreciation rights, and to provide for a maximum term of 10 years for stock appreciation rights granted under the 2006 Incentive Plan. At our 2009 annual meeting, our stockholders approved an amendment to the 2006 Incentive Plan increasing the number of shares that could be issued under the 2006 Incentive Plan by 2,000,000 shares, and which amendment included the above-referenced revised ratio to our fungible share pool. In February 2011, the 2006 Incentive Plan was amended to modify the automatic grant of equity awards to our non-employee directors. The Amended and

Restated Plan incorporates the foregoing amendments and increases the number of shares reserved for issuance by 1,000,000 shares, as well as incorporates certain clarifications regarding the payment of dividend equivalents and prohibition on repricing of awards.

Securities Subject to the Amended and Restated Plan

One effect of the proposed Amended and Restated Plan is to increase the number of shares available for future awards under the Amended and Restated Plan by an additional 1,000,000 shares to 6,416,511 shares (the “Authorized Shares”). The Amended and Restated Plan adds to the authorized number of shares one share for each share subject to an outstanding award under any Prior Plan that is cancelled, terminated, expired or forfeited during the term of the Amended and Restated Plan (“Cancelled Prior Award Shares”). The Prior Plans are the Medicis Pharmaceutical Corporation 1996 Stock Option Plan, the Medicis Pharmaceutical Corporation 1998 Stock Option Plan, the Medicis Pharmaceutical Corporation 2002 Stock Option Plan and the Medicis Pharmaceutical Corporation 2004 Stock Incentive Plan. As of March 18, 2011, 5,565,094 awards were outstanding under our Prior Plans. In no event, however, shall the aggregate number of Authorized Shares plus Cancelled Prior Award Shares made available for issuance under the Amended and Restated Plan exceed 10,500,000. As of March 18, 2011, there were 3,838,330 shares remaining available for issuance under the Amended and Restated Plan.

The number of shares of common stock available for issuance under the Amended and Restated Plan will be reduced by one share for each share of our common stock delivered in settlement of each award granted under the Amended and Restated Plan, including each full value award such as restricted stock.

To the extent that an award granted under the Amended and Restated Plan terminates, expires, lapses or is forfeited for any reason, any shares subject to the award at such time will be available for future grants under the Amended and Restated Plan. If any shares of restricted stock are surrendered by a participant or repurchased by us pursuant to the terms of the Amended and Restated Plan, such shares also will be available for future grants under the Amended and Restated Plan. The add back of shares due to the replenishment provisions of the Amended and Restated Plan will be on a one share added back for each full-value award (which is an award other than an option, stock appreciation right or other award for which the holder pays the intrinsic value) that was granted under the Amended and Restated Plan is subsequently terminated, expired, cancelled, forfeited or repurchased. In no event, however, will any shares of our common stock again be available for future grants under the Amended and Restated Plan if such action would cause an incentive stock option to fail to qualify as an incentive stock option under Section 422 of the Internal Revenue Code.

To the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries will not be counted against the shares available for issuance under the Amended and Restated Plan.

The shares of our common stock covered by the Amended and Restated Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market. For purposes of the Amended and Restated Plan, the fair market value of a share of our common stock as of any given date will be the closing sales price for a share of our common stock on such date or, if there is no closing sales price for our common stock on the date in question, the closing sales price for a share of our common stock on the last preceding date for which such quotation exists, as reported on the NYSE. The closing sales price for a share of our common stock on March 18, 2011 was $29.92, as reported by the NYSE.

Eligibility

Our employees, consultants and non-employee directors are eligible to receive awards under the Amended and Restated Plan. As of March 18, 2011, we had approximately 685 employees and consultants, and we currently have eight directors, seven of whom are non-employee directors. The administrator determines which of our employees, consultants and directors will be granted awards. No employee, non-employee director or consultant is entitled to participate in the Amended and Restated Plan as a matter of right, nor does any such participation constitute assurance of continued employment or Board service. Except for awards granted to non-employee directors pursuant to the automatic grant provisions of the Amended and Restated Plan, only those employees, non-employee directors and consultants who are selected to receive grants by the administrator may participate in the Amended and Restated Plan.

Awards Under the Amended and Restated Plan

The Amended and Restated Plan provides that the administrator may grant or issue stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards and stock payments, or any combination thereof. Each award is set forth in a separate agreement with the person receiving the award and indicates the type, terms and conditions of the award.

Non-Qualified Stock Options.  Non-qualified stock options (“NQSOs”) provide for the right to purchase shares of our common stock at a specified price not less than the fair market value for a share of our common stock on the date of grant, and usually become exercisable (in the discretion of the administrator) in one or more installments after the grant date, subject to the completion of the applicable vesting service period or the attainment of pre-established performance goals. NQSOs may be granted for any term specified by the administrator, but such term may not exceed ten years.

Incentive Stock Options.  Incentive stock options (“ISOs”) are designed to comply with the applicable provisions of the Internal Revenue Code, and are subject to certain restrictions contained in the Internal Revenue Code. Among such restrictions, ISOs must have an exercise price not less than the fair market value of a share of our common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. ISOs, however, may be subsequently modified to disqualify them from treatment as ISOs. The total fair market value of shares (determined as of the respective date or dates of grant) for which one or more options granted to any employee by us (including all options granted under the Amended and Restated Plan and all of our other option plans or option plans of our parent or subsidiary corporation) may for the first time become exercisable as ISOs during any one calendar year shall not exceed the sum of $100,000. To the extent this limit is exceeded, the options granted will be NQSOs. In the case of an ISO granted to an individual who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of our stock or the stock of our parent or subsidiary corporation (a “10% Owner”), the Amended and Restated Plan provides that the exercise price of an ISO must be at least 110% of the fair market value of a share of our common stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant. Like NQSOs, ISOs usually become exercisable (in the discretion of the administrator) in one or more installments after the grant date, subject to the completion of the applicable vesting service period or the attainment of pre-established performance goals.

Stock Appreciation Rights.  Stock appreciation rights (“SARs”) provide for the payment of an amount to the holder based upon increases in the price of our common stock over a set base price. The base price of any SAR granted under the Amended and Restated Plan must be at least 100% of the fair market value of a share of our common stock on the date of grant. SARs under the Amended and Restated Plan are settled in cash or shares of our common stock, or in a combination of both, at the election of the administrator. SARs may be granted in connection with stock options or other awards, or separately. SARs may be granted for any term specified by the administrator, but such term may not exceed ten years.

Restricted Stock.  Restricted stock may be issued at such price, if any, and may be made subject to such restrictions (including time vesting or satisfaction of performance goals), as may be determined by the administrator. Restricted stock typically may be repurchased by us at the original purchase price, if any, or forfeited, if the vesting conditions and other restrictions are not met. In general, restricted stock may not be sold, or otherwise hypothecated or transferred, until the vesting restrictions and other restrictions applicable to such shares are removed or expire. Recipients of restricted stock, unlike recipients of options or restricted stock units, generally have voting rights and receive dividends prior to the time when the restrictions lapse.

Deferred Stock Awards.  Deferred stock may not be sold or otherwise hypothecated or transferred until issued. Deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when the vesting conditions are satisfied and the shares are issued. Deferred stock awards generally will be forfeited, and the underlying shares of deferred stock will not be issued, if the applicable vesting conditions and other restrictions are not met.

Restricted Stock Units.  Restricted stock units entitle the holder to receive shares of our common stock, subject to the removal of restrictions which may include completion of the applicable vesting service period or the attainment of pre-established performance goals. The shares of our common stock issued pursuant to restricted stock units may be delayed beyond the time at which the restricted stock units vest. Restricted stock units may not be sold, or otherwise hypothecated or transferred, and holders of restricted stock units do not have voting rights. Restricted stock units generally are forfeited, and the underlying shares of stock are not issued, if the applicable vesting conditions and other restrictions are not met.

Dividend Equivalents.  Dividend equivalents represent the value of the dividends per share paid by us, if any, calculated with reference to a specified number of shares. Dividend equivalent rights may be granted alone or in connection with other equity awards granted to the participant under the Amended and Restated Plan. However, dividend equivalent rights may not be granted in connection with stock options or SARs granted under the Amended and Restated Plan. Dividend equivalents may be paid in cash or shares of our common stock, or in a combination of both, at the election of the administrator. Dividend equivalents with respect to a performance-based award that are based on dividends paid prior to the earning or vesting of such award will only be paid out to the holder to the extent the performance conditions are satisfied and the award vests.

Performance Awards.  Performance awards may be granted by the administrator to employees, consultants or non-employee directors based upon, among other things, the contributions, responsibilities and other compensation of the particular recipient. Generally, these awards are based on specific performance goals and may be paid in cash or in shares of our common stock, or in a combination of both, at the election of the administrator. Performance awards may include “phantom” stock awards that provide for payments based upon the value of our common stock. Performance awards may also include bonuses granted by the administrator, which may be payable in cash or in shares of our common stock, or in a combination of both.

Stock Payments.  Stock payments may be authorized by the administrator in the form of our common stock or an option or other right to purchase our common stock and may, without limitation, be issued as part of a deferred compensation arrangement in lieu of all or any part of compensation — including, without limitation, salary, bonuses, commissions and directors’ fees — that would otherwise be payable in cash to the employee, non-employee director or consultant.

Section 162(m) “Performance-Based” Awards.  The administrator may designate employees as participants whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Internal Revenue Code. The administrator may grant to such persons stock options, SARs, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards, cash bonuses and stock payments that are paid, vest or become exercisable upon the achievement of specified performance goals which are related to one or more of the following performance criteria, as applicable to us or any subsidiary, division, operating unit or individual:

•	net earnings (either before or after interest, taxes, depreciation and/or amortization);

•	gross or net sales or revenue;

•	net income (either before or after taxes);

•	operating earnings or EBITDA;

•	cash flow (including, but not limited to, operating cash flow and free cash flow);

•	return on assets;

•	return on capital;

•	return on stockholders’ equity;

•	return on sales;

•	gross or net profit or operating margin;

•	costs;

•	funds from operations;

•	expense;

•	working capital;

•	earnings per share;

•	price per share of common stock;

•	FDA or other regulatory body approval;

•	implementation or completion of critical projects; and

•	market share.

Performance goals established based on the performance criteria may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to the results of a peer group. Achievement of each performance goal is determined in accordance with U.S. generally accepted accounting principles to the extent applicable.

The maximum number of shares which may be subject to awards granted under the Amended and Restated Plan to any individual during any fiscal year may not exceed 500,000 shares of our common stock, subject to adjustment in the event of any recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin off or other transaction that affects the common stock in a manner that would require adjustment to such limit in order to prevent the dilution or enlargement of the potential benefits intended to be made available under the Amended and Restated Plan. In addition, “covered employees” — those whose compensation in the year of grant is, or in a future fiscal year may be, subject to the limitation on deductibility under Section 162(m) of the Internal Revenue Code — may not receive cash-settled performance awards in any fiscal year having an aggregate maximum amount payable in excess of $2,500,000.

Automatic Grants to Non-employee Directors

The Amended and Restated Plan authorizes the grant of awards to non-employee directors, the terms and conditions of which are to be determined by the administrator consistent with the Amended and Restated Plan. In addition, the Amended and Restated Plan provides for the automatic grant of certain awards to our non-employee directors, the terms and conditions of which are described below.

On February 10, 2011, upon the recommendation of the Compensation Committee, the board approved an amendment to the 2006 Incentive Plan, which replaced the annual automatic award of non-qualified stock options covering 15,000 shares of our common stock to non-employee directors with an automatic annual grant of non-qualified stock options with a value of $87,500 per award, with the number of shares underlying each such award to be determined using the Black-Scholes option pricing method, and an automatic annual grant of restricted stock or restricted stock units with a value of $87,500 per award, with the number of shares underlying each such award to be determined using fair market value of our common stock as of the date of grant of such award.

Each annual stock option will vest and become exercisable upon the earlier of (i) the one-year anniversary of the option grant date or (ii) the next annual meeting at which one or more members of the board are standing for re-election, subject in each case to the director’s continued service on our board through such date. These options will have an exercise price per share equal to 100% of the fair market value of a share of common stock on the option grant date and a term of seven years. Following the non-employee director’s termination of service on our board for any reason, the vested options shall remain exercisable for a period of 12 months following such termination or such longer period as the administrator may determine in its discretion on or after the option grant date.

Each annual restricted stock award and annual restricted stock unit award will vest pursuant to a vesting schedule determined by the administrator in its sole discretion.

Vesting and Exercise of Awards

The applicable award agreements contain the period during which the right to exercise the award in whole or in part vests. At any time after the grant of an award, the administrator may accelerate the period during which such award vests, subject to certain limitations. No portion of an award which is not vested at a participant’s termination of employment, termination of board service, or termination of consulting relationship will subsequently become vested, except as may be otherwise provided by the administrator either in the agreement relating to the award or by action following the grant of the award.

Generally, an option or stock appreciation right may only be exercised while such person remains our employee, director or consultant, as applicable, or for a specified period of time (up to the remainder of the award term) following the participant’s termination of employment, directorship or the consulting relationship, as applicable. An award may be exercised for any vested portion of the shares subject to such award until the award expires.

Full-value awards made under the Amended and Restated Plan generally are subject to vesting over a period of not less than (i) three years from the grant date of the award if it vests based solely on employment or service with us or one of our subsidiaries, or (ii) one year following the commencement of the performance period for full-value awards that vest based upon the attainment of performance goals or other performance-based objectives. However, an aggregate of up to 100,000 shares of our common stock may be granted subject to full-value awards under the Amended and Restated Plan without respect to such minimum vesting provisions.

Only whole shares of our common stock may be purchased or issued pursuant to an award. Any required payment for the shares subject to an award are paid in the form of cash or a check payable to us in the amount of the aggregate purchase price. However, the administrator may in its discretion and subject to applicable laws allow payment through one or more of the following:

•	delivery of certain shares of common stock owned by the participant;

•	the surrender of shares of common stock which would otherwise be issuable upon exercise or vesting of the award;

•	the delivery of property of any kind which constitutes good and valuable consideration;

•	with respect to options, a sale and remittance procedure pursuant to which the optionee will place a market sell order with a broker with respect to the shares of common stock then issuable upon exercise of the option and the broker timely pays a sufficient portion of the net proceeds of the sale to us in satisfaction of the option exercise price for the purchased shares plus all applicable income and employment taxes we are required to withhold by reason of such exercise; or

•	any combination of the foregoing.

Transferability of Awards

Awards generally may not be sold, pledged, assigned or transferred in any manner other than by will or by the laws of descent and distribution or, subject to the consent of the administrator of the Amended and Restated Plan, pursuant to a domestic relations order, unless and until such award has been exercised, or the shares underlying such award have been issued, and all restrictions applicable to such shares have lapsed. Notwithstanding the foregoing, NQSOs may also be transferred with the administrator’s consent to certain family members and trusts. Awards may be exercised, during the lifetime of the holder, only by the holder or such permitted transferee.

Option and Restricted Stock Grants as of March 18, 2011

The following table sets forth summary information concerning the number of shares of our common stock subject to option and restricted stock grants made under the Amended and Restated Plan to our named executive officers and directors as of March 18, 2011.

Equity Award Transactions

	Number of Shares	Number of
	Underlying Option	Restricted Stock
Name and Position	Grants	Grants

Jonah Shacknai	0	838,424
Chairman of the Board, Chief Executive Officer
Jason D. Hanson	0	325,344
Executive Vice President, Chief Operating Officer
Richard D. Peterson	0	220,737
Executive Vice President, Chief Financial Officer and Treasurer
Mark A. Prygocki	0	306,042
President
Mitchell S. Wortzman, Ph.D.	0	231,063
Executive Vice President, Chief Scientific Officer
Arthur G. Altschul, Jr.	67,500	0
Director
Spencer Davidson	67,500	0
Director
Stuart Diamond	67,500	0
Director
Peter S. Knight, Esq.	67,500	0
Director
Michael A. Pietrangelo	67,500	0
Director
Philip S. Schein, M.D.	67,500	0
Director
Lottie H. Shackelford	67,500	0
Director
All current executive officers as a group	0	2,123,958
All current non-employee directors as a group	472,500	0
All employees, including current officers who are not executive officers, as a group	194,606	1,350,100

Adjustments for Stock Splits, Recapitalizations, and Mergers

In the event of any recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin off or other transaction that affects our common stock in a manner that would require adjustment to such limit in order to prevent the dilution or enlargement of the potential benefits intended to be made available under the Amended and Restated Plan, the administrator of the Amended and Restated Plan has the authority in its sole discretion to appropriately adjust:

•	number and kind of shares of common stock (or other securities or property) with respect to which awards may be granted or awarded under the Amended and Restated Plan;

•	the limitation on the maximum number and kind of shares that may be subject to one or more awards granted to any one individual during any fiscal year;

•	the number and kind of shares of common stock (or other securities or property) subject to outstanding awards under the Amended and Restated Plan;

•	the number and kind of shares of common stock (or other securities or property) for which automatic grants are subsequently to be made to new and continuing non-employee directors; and

•	the grant or exercise price with respect to any outstanding award.

Change in Control

In the event of a Change in Control (as defined in the Amended and Restated Plan), each outstanding award will be assumed, or substituted for an equivalent award, by the successor corporation. If the successor corporation does not provide for the assumption or substitution of the awards, the administrator may cause all awards to become fully exercisable prior to the consummation of the transaction constituting a Change in Control, for a period of fifteen days following notice of such exercisability to the award recipient.

Prohibition on Repricing

Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the administrator will not, without the approval of the stockholders of the Company, authorize the amendment of any outstanding award to reduce its price per share, including any amendment to reduce the exercise price per share of outstanding options or SARs. Furthermore, no award will be canceled and replaced with the grant of an award having a lesser price per share without the further approval of stockholders of the Company, which includes the cancellation of outstanding options or SARs in exchange for cash, other awards or options or SARs with an exercise price per share that is less than the exercise price per share of the original options or SARs.

Administration of the Amended and Restated Plan

The Compensation Committee of our board is and will continue to be the administrator of the Amended and Restated Plan unless the board assumes authority for administration. The Compensation Committee must consist of two or more directors, each of whom is intended to qualify as both a “non-employee director,” as defined in Rule 16b-3 of the Exchange Act, and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee may delegate its authority to grant awards to persons other than our officers, to a committee consisting of one or more members of our board of directors or officers. The administrator has the power to:

•	determine which directors, employees and consultants are to receive awards and the terms of such awards, consistent with the Amended and Restated Plan;

•	determine whether options are to be NQSOs or ISOs, or whether awards are to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code;

•	construe and interpret the terms of the Amended and Restated Plan and awards granted pursuant to the Amended and Restated Plan;

•	adopt rules for the administration, interpretation and application of the Amended and Restated Plan;

•	interpret, amend or revoke any of the rules adopted for the administration, interpretation and application of the Amended and Restated Plan; and

•	amend one or more outstanding awards in a manner that does not adversely affect the rights and obligations of the holder of such award (except in certain limited circumstances).

Amendment and Termination of the Amended and Restated Plan

The administrator may amend the Amended and Restated Plan at any time, subject to stockholder approval to the extent required by applicable law or regulation or the listing standards of the NYSE (or any other market or stock exchange on which the common stock is at the time primarily traded). Additionally, stockholder approval will be specifically required to decrease the exercise price of any outstanding option or stock appreciation right granted under the Amended and Restated Plan or to materially modify the requirements for eligibility under the Amended and Restated Plan.

The administrator may terminate the Amended and Restated Plan at any time. However, in no event may an award be granted pursuant to the Amended and Restated Plan on or after April 5, 2016.

Federal Income Tax Consequences Associated with the Amended and Restated Plan

The following is a general summary under current law of the material federal income tax consequences to participants in the Amended and Restated Plan. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant in light of a holder’s personal circumstances. This summarized tax information is not tax advice.

Non-Qualified Stock Options

If an optionee is granted a NQSO under the Amended and Restated Plan, the optionee will not have taxable income on the grant of the option. Generally, the optionee will recognize ordinary income at the time of exercise in an amount equal to the difference between the option exercise price and the fair market value of a share of our common stock at such time. The optionee’s basis in the stock for purposes of determining gain or loss on subsequent disposition of such shares generally will be the fair market value of the common stock on the date the optionee exercises such option. Any subsequent gain or loss generally will be taxable as capital gains or losses.

Incentive Stock Options

No taxable income is recognized by the optionee at the time of the grant of an ISO, and no taxable income is recognized for regular tax purposes at the time the option is exercised; however, the excess of the fair market value of the common stock received over the option price is an “item of adjustment” for alternative minimum tax purposes. The optionee generally will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For federal tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition is granted and more than one year after the date the shares are transferred upon exercise. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee generally will recognize long-term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the purchased shares over the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of the fair market value of those shares on the exercise date over the exercise price paid for the shares generally will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition generally will be recognized as a capital gain or loss by the optionee.

An option will only qualify as an incentive stock option to the extent that the aggregate fair market value of the shares with respect to which the option first becomes exercisable in any calendar year is equal to or less than $100,000. For purposes of this rule, the fair market value of the shares is determined as of the date the incentive stock option is granted. To the extent a stock option intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code is exercisable for shares in excess of this $100,000 limitation, the excess portion of the stock option will be taxable as a non-qualified stock option. In addition, an incentive stock option exercised more than three months after an optionee terminates employment, other than by reason of death or disability, generally will be taxable as a non-qualified stock option.

We will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares. If the optionee makes a disqualifying disposition of the purchased shares, then we generally will be entitled to an income tax deduction for the taxable year in which such disposition occurs, equal to the ordinary income recognized by the optionee.

Stock Appreciation Rights

In general, no taxable income will be recognized by a participant upon the receipt of a SAR, but upon exercise of the SAR, the cash or the fair market value of the shares received generally will be taxable as ordinary income to the recipient in the year of such exercise.

Restricted Stock

In general, a participant will not be taxed upon the grant or purchase of restricted stock that is subject to a “substantial risk of forfeiture,” within the meaning of Section 83 of the Internal Revenue Code. However, at the time the restricted stock is no longer subject to the substantial risk of forfeiture (e.g., when the restrictions lapse on a vesting date), the participant will be taxed on the difference, if any, between the fair market value of the common stock on the date the restrictions lapsed and the amount the participant paid, if any, for such restricted stock. Recipients of restricted stock under the Amended and Restated Plan may, however, make an election under Section 83(b) of the Internal Revenue Code to be taxed at the time of the grant or purchase on an amount equal to the difference, if any, between the fair market value of the common stock on the date of transfer and the amount the participant paid, if any, for such restricted stock. If a timely Section 83(b) election is made, the participant generally will not recognize any additional income as and when the restrictions applicable to the restricted stock lapses.

Restricted Stock Units and Deferred Stock

A participant generally will not have ordinary income upon grant of restricted stock units or deferred stock. When the shares of common stock are delivered under the terms of the award, the participant generally will recognize ordinary income equal to the fair market value of the shares delivered, less any amount paid by the participant for such shares.

Dividend Equivalent Awards and Performance Awards

A recipient of a dividend equivalent award or a performance award generally will not recognize taxable income at the time of grant. However, at the time such an award is paid, whether in cash or in shares of common stock, the participant generally will recognize ordinary income equal to value received.

Stock Payments

A participant who receives a stock payment generally will recognize taxable ordinary income in an amount equal to the fair market value of the shares received.

Tax Deductions and Section 162(m) of the Internal Revenue Code

Except as otherwise described above with respect to incentive stock options, we generally will be entitled to a deduction when and for the same amount that the recipient recognizes as ordinary income, subject to the limitations of Section 162(m) of the Internal Revenue Code with respect to compensation paid to certain “covered employees”. Under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and certain non-qualified benefits paid) for certain executive officers exceeds $1 million in any one year. The Section 162(m) deduction limit, however, does not apply to certain “performance-based compensation” as provided for by Section 162(m) and established by an independent compensation committee. In particular, stock options and SARs will satisfy the “qualified performance-based compensation” exception if the awards are made by a qualifying compensation committee, the underlying plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the exercise price or base price is greater than or equal to the fair market value of the stock subject to the award on the grant date). Other awards granted under the Amended and Restated Plan may qualify as “performance-based compensation” for purposes of Section 162(m), if such awards are granted or vest based upon the achievement of one or more pre-established objective performance goals using one of the performance criteria described above.

The Amended and Restated Plan is structured in a manner that is intended to provide the Compensation Committee with the ability to provide awards that satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code. In the event the Compensation Committee determines that it is in our best interests to make use of such awards, the remuneration attributable to those awards should not be subject to the $1,000,000 deduction limitation. We have not, however, requested a ruling from the Internal Revenue Service or an opinion of counsel regarding this issue. This discussion will neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting a contrary position.

Section 409A of the Internal Revenue Code

Certain awards under the Amended and Restated Plan may be considered “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code, which imposes certain additional requirements regarding the payment of deferred compensation. Generally, if at any time during a taxable year a nonqualified deferred compensation plan fails to meet the requirements of Section 409A, or is not operated in accordance with those requirements, all amounts deferred under the Amended and Restated Plan for the taxable year and all preceding taxable years, by any participant with respect to whom the failure relates, are includible in gross income for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Section 409A, such amount also is subject to an additional income tax and may be subject to an additional premium interest tax. The additional income tax is equal to 20% of the compensation required to be included in gross income. The premium interest tax is equal to the interest at the underpayment rate plus one percentage point that would have been imposed on the underpayment that would have occurred had the compensation been included in income for the prior taxable year(s) in which it was first deferred, or if later, not subject to a substantial risk of forfeiture, subject to certain rules governing the assessment, collection and payment of income taxes.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED PLAN.

AUDIT MATTERS

Audit Committee Report

Following is the report of the Audit Committee with respect to Medicis’ audited consolidated balance sheets for the fiscal years ending December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2010 and the notes thereto.

Responsibilities.  The Audit Committee operates under a written charter adopted by the board of directors. The role of the Audit Committee is to oversee our financial reporting process on behalf of the board of directors. Our management has the primary responsibility for our financial statements as well as our financial reporting process and principles, internal controls and disclosure controls. The independent auditors, Ernst & Young LLP, are responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles. Ernst & Young LLP is also responsible for expressing an opinion on management’s assessment of the effectiveness of internal controls over financial reporting and also the effectiveness of our internal controls over financial reporting.

Review with Management.  The Audit Committee has reviewed and discussed our audited financial statements (including the quality of our accounting principles) with management. Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for establishing and maintaining internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and for evaluating the effectiveness of those internal controls and for evaluating any changes in those controls that will, or is reasonably likely to, affect internal controls over financial reporting. Management is also responsible for establishing and maintaining disclosure controls (as defined in Exchange Act Rule 13a-15(e)) and for evaluating the effectiveness of disclosure controls and procedures.

Review and Discussions with Independent Accountants.  The Audit Committee has reviewed and discussed our audited financial statements (including the quality of Medicis’ accounting principles) with Ernst & Young LLP. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting and Oversight Board (“PCAOB”) in Rule 3200T, which includes, among other items, matters related to the conduct of the audit of our financial statements, and the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements. Further, the Audit Committee reviewed Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements and financial statement schedules, management’s assessment of the effectiveness of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting.

The Audit Committee has also received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from us.

Conclusion.  Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Audit Committee of the Board of Directors
Stuart Diamond
Philip S. Schein, M.D.
Arthur G. Altschul, Jr.

Independent Public Accountants

Ernst & Young LLP provided audit, audit-related and tax services to us during the fiscal years ended December 31, 2010 and 2009 as follows:

Type of Fees	Fiscal 2010	Fiscal 2009

Audit Fees	$927,342	$884,195
Audit-Related Fees	61,085	40,500
Tax Fees	156,916	156,962
All Other Fees	137,831	—

Total	$1,283,174	$1,081,657

Audit Fees

This category includes fees associated with our annual audit, the reviews of our quarterly reports on Form 10-Q, and statutory audits required internationally. This category also includes fees associated with advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, statutory audits, the assistance with the review of our SEC registration statements and the audit of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

This category includes fees associated with employee benefit plan audits, internal control reviews, accounting consultations, and attestation services that are not required by statute or regulation.

Tax Fees

This category includes fees for tax planning for merger and acquisition activities, tax consultations, the review of income tax returns and assistance with state tax examinations.

All Other Fees

This category includes fees related to business combination review procedures. We did not engage Ernst & Young LLP to provide any information technology services or any other services during the fiscal year ended December 31, 2010.

Pre-Approval Policies and Procedures

The Audit Committee has specifically approved all of the audit, internal audit and non-audit services performed by Ernst & Young LLP and has determined the rendering of such non-audit services was compatible with maintaining Ernst & Young LLP’s independence. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit-related and non-audit related services not prohibited by law to be performed by our independent auditors and associated fees, provided the Chairman shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting. In fiscal year 2010 and 2009, all Audit fees, Audit-Related fees, and Tax fees were approved by the Audit Committee directly.

The Audit Committee has approved all audit and permissible non-audit services prior to such services being provided by Ernst & Young LLP. The Audit Committee, or one or more of its designated members that have been granted authority by the Audit Committee, meets to approve each audit or non-audit services prior to the engagement of Ernst & Young for such services. Each such service approved by one or more of the authorized and designated members of the Audit Committee is presented to the entire Audit Committee at its next meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under our written Related Party Transactions Policy and Procedures, a related party transaction (as defined below) may be consummated or may continue only if the Audit Committee of our board of directors approves or ratifies the transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. A related party transaction may be preliminarily entered into by management subject to ratification of the transaction by the Audit Committee; provided that if ratification is not forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. At each subsequently scheduled meeting, management shall present to the Audit Committee any material changes to any approved or ratified related party transactions.

For the purposes of our policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Medicis (including any of our subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect interest. A “related party” includes: (i) any person who is, or at any time since the beginning of our last fiscal year was, a member of our board, one of our executive officers or a nominee to become a member of our board; (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (iii) any immediate family member, as defined in the policy, of, or sharing a household with, any of the foregoing persons; and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a greater-than-five-percent beneficial ownership interest.

There has not been any transaction or series of related transactions to which we were a participant in the 2010 fiscal year or are currently a participant involving an amount in excess of $120,000 and in which any director, executive officer or any member of their immediate family, or holder of more than five percent (5%) of our outstanding common stock, had or will have a direct or indirect material interest.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our Company. Based solely on a review of copies of such forms received with respect to fiscal year 2010 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more that 10% of our Common Stock have complied with the reporting requirements of Section 16(a), except that Stuart Diamond, our director, filed a Form 5 late reporting nine transactions involving the acquisition of an aggregate of 85 shares pursuant to a broker dividend reinvestment program.

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8.  Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in the 2012 proxy statement, your proposal must be received by us no later than December 8, 2011, and must otherwise comply with Rule 14a-8. While our board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to Our Bylaws.  Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2012 annual meeting that will not be included in our proxy statement, you must notify us in writing and such notice must be received by us no earlier than January 18, 2012 and later than February 17, 2012. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our bylaws and the nomination or proposal must contain the specific information required by our bylaws. Our bylaws have recently been amended regarding these procedures, information and requirements. You may write to our Corporate Secretary at our principal executive offices, 7720 North Dobson Road, Scottsdale, Arizona 85256-2740, to deliver the notices discussed above and to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Medicis Pharmaceutical Corporation, 7720 North Dobson Road, Scottsdale, Arizona 85256-2740, or contact Investor Relations by telephone at (480) 291-5854. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by us under those statutes, neither the preceding Stock Option and Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

MEDICIS PHARMACEUTICAL CORPORATION

Seth L. Rodner
Senior Vice President, General Counsel and
Corporate Secretary

APPENDIX A

MEDICIS PHARMACEUTICAL CORPORATION AMENDED AND RESTATED

2006 INCENTIVE AWARD PLAN

Medicis Pharmaceutical Corporation, a Delaware corporation (the “Company”), by resolution of its Board of Directors, has adopted this Medicis Pharmaceutical Corporation Amended and Restated 2006 Incentive Award Plan (the “Plan”). The Plan amends and restates in its entirety the Medicis 2006 Incentive Award Plan, which originally became effective as of stockholder approval of the plan on May 23, 2006 (the “Effective Date”) and incorporates all subsequent amendments through the amendments approved by the stockholders at the May 17, 2011 stockholder meeting.

The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of the members of the Board, Employees, and Consultants to those of the Company’s stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company’s stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE I.

DEFINITIONS

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

1.1.  “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article X. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 10.5, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation.

1.2.  “Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalents award, a Deferred Stock award, a Stock Payment award or a Stock Appreciation Right, which may be awarded or granted under the Plan (collectively, ‘‘Awards”).

1.3.  “Award Agreement” shall mean a written agreement executed by an authorized officer of the Company and the Holder which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan.

1.4.  “Award Limit” shall mean five hundred thousand (500,000) shares of Common Stock, as adjusted pursuant to Section 11.3; provided, however, that each share of Common Stock subject to an Award shall be counted as one share against the Award Limit. Solely with respect to Performance Awards granted pursuant to Section 8.2(b), “Award Limit” shall mean $2,500,000.

1.5.  “Board” shall mean the Board of Directors of the Company.

1.6.  “Change in Control” means the occurrence of any of the following events:

(a) the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time) (the “Exchange Act”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (i) the then outstanding shares of Common Stock (the “Outstanding Company Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”), provided, however, that any acquisition by (x) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (y) any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Stock and Company Voting Securities immediately prior to such acquisition in substantially the same portion as their ownership, immediately prior to such acquisition of the Outstanding Company Stock and Company Voting Securities, as the case may be, shall not constitute a Change in Control of the Company; or

(b) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the Effective Date, whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

(c) consummation of a reorganization, merger or consolidation (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Stock and Company Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination or the Outstanding Company Stock and Company Voting Securities, as the case may be; or

(d) (i) a complete liquidation or dissolution of the Company or (ii) a sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Company Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition.

For purposes of subsection (a) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company’s stockholders, and for purposes of subsection (c) and (d) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company’s stockholders.

1.7.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.8.  “Committee” shall mean the Stock Option and Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 10.1.

1.9.  “Common Stock” shall mean the Class A common stock of the Company, par value $0.014 per share.

1.10.  “Company” shall mean Medicis Pharmaceutical Corporation, a Delaware corporation.

1.11.  “Consultant” shall mean any consultant or adviser if: (a) the consultant or adviser is a natural person, (b) the consultant or adviser renders bona fide services to the Company or any Subsidiary; and (c) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

1.12.  “Covered Employee” shall mean any Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

1.13.  “Deferred Stock” shall mean rights to receive Common Stock awarded under Article VIII of the Plan.

1.14.  “Director” shall mean a member of the Board.

1.15.  “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock, awarded under Article VIII of the Plan.

1.16.  “DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

1.17.  “Effective Date” shall mean May 23, 2006, the date on which the Medicis 2006 Incentive Award Plan originally became effective.

1.18.  “Employee” shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company, or of any Subsidiary.

1.19.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.20.  “Fair Market Value” means, as of any date:

(a) If the Common Stock is listed on any established stock exchange or national market system, including without limitation any market system of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for the date of determination or, if there is no closing sales price for the Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is regularly quoted by a recognized securities dealer but closing sales prices are not reported, its Fair Market Value shall be the mean of the high bid and low asked prices on the date of determination or, if there are no high bid and low asked prices on the date of determination, the high bid and low asked prices on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) If the Common Stock is neither listed on an established stock exchange or a national market system nor regularly quoted by a recognized securities dealer, the Fair Market Value thereof shall be established by the Administrator in good faith.

1.21.  “Fiscal Year” means the fiscal year of the Company.

1.22.  “Full Value Award” means any Award other than an Option, Stock Appreciation Right or other Award for which the Holder pays the intrinsic value (whether directly or by forgoing a right to receive a payment from the Company).

1.23.  “Holder” shall mean a person who has been granted or awarded an Award.

1.24.  “Incentive Stock Option” shall mean an option which conforms to the applicable provisions of Section 422 of the Code and which is designated as an Incentive Stock Option by the Administrator.

1.25.  “Non-Employee Director” shall mean a member of the Board who is not an Employee.

1.26.  “Non-Qualified Stock Option” shall mean an Option which is not designated as an Incentive Stock Option by the Administrator.

1.27.  “Option” shall mean a stock option granted under Article IV of the Plan. An Option granted under the Plan shall, as determined by the Administrator, be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall be Non-Qualified Stock Options.

1.28.  “Performance Award” shall mean a cash bonus, stock bonus or other performance or incentive award that is paid in cash, Common Stock or a combination of both, awarded under Article VIII of the Plan.

1.29.  “Performance Criteria” means the criteria that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: (a) net earnings (either before or after (i) interest, (ii) taxes, (iii) depreciation and (iv) amortization), (b) gross or net sales or revenue, (c) net income (either before or after taxes), (d) operating earnings, (e) cash flow (including, but not limited to, operating cash flow and free cash flow), (f) return on assets, (g) return on capital, (h) return on stockholders’ equity, (i) return on sales, (j) gross or net profit or operating margin, (k) costs, (l) funds from operations, (m) expense, (n) working capital, (o) earnings per share, (p) price per share of Common Stock, (q) FDA or other regulatory body approval for commercialization of a product, (r) implementation or completion of critical projects and (s) market share, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Award; provided, however, that each Performance Criteria shall be determined in accordance with generally accepted accounting principles to the extent applicable.

1.30.  “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of any Holder of a Performance Award (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions. The achievement of each Performance Goal shall be determined in accordance with generally accepted accounting principles to the extent applicable.

1.31.  “Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, and the payment of, a Performance Award.

1.32.  “Plan” shall mean the Medicis Pharmaceutical Corporation Amended and Restated 2006 Incentive Award Plan.

1.33.  “Prior Award” shall mean a stock option or restricted stock award granted under any Prior Plan.

1.34.  “Prior Plan” shall mean the Medicis Pharmaceutical Corporation 1996 Stock Option Plan, the Medicis Pharmaceutical Corporation 1998 Stock Option Plan, the Medicis Pharmaceutical Corporation 2002 Stock Option Plan and the Medicis Pharmaceutical Corporation 2004 Stock Incentive Plan (collectively, the “Prior Plans”).

1.35.  “Restricted Stock” shall mean Common Stock awarded under Article VII of the Plan.

1.36.  “Restricted Stock Units” shall mean rights to receive Common Stock awarded under Article VIII.

1.37.  “Rule 16b-3” shall mean Rule 16b-3 promulgated under the Exchange Act, as such Rule may be amended from time to time.

1.38.  “Securities Act” shall mean the Securities Act of 1933, as amended.

1.39.  “ Stock Appreciation Right” shall mean a stock appreciation right granted under Article IX of the Plan.

1.40.  “ Stock Payment” shall mean: (a) a payment in the form of shares of Common Stock, or (b) an option or other right to purchase shares of Common Stock, as part of a deferred compensation arrangement, made in lieu of all or any portion of the compensation, including without limitation, salary, bonuses, commissions and directors’ fees, that would otherwise become payable to a Employee, Non-Employee Director or Consultant in cash, awarded under Article VIII of the Plan.

1.41.  “Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

1.42.  “Substitute Award” shall mean an Option granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option.

1.43.  “Termination of Consultancy” shall mean the time when the engagement of a Holder as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where there is a simultaneous commencement of employment with the Company or any Subsidiary. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Consultancy, including, without limitation, the question of whether a Termination of Consultancy resulted from a discharge for cause. Notwithstanding any other provision of the Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate a Consultant’s service at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing. For purposes of the Plan, the engagement of a Holder as a Consultant to a Subsidiary shall be deemed to be terminated in the event that the Subsidiary engaging such Holder ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

1.44.  “Termination of Directorship” shall mean the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement. The Administrator, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to Non-Employee Directors.

1.45.  “Termination of Employment” shall mean the time when the employee-employer relationship between a Holder and the Company or any Subsidiary is terminated for any reason, with or without cause, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding: (a) terminations where there is a simultaneous reemployment or continuing employment of a Holder by the Company or any Subsidiary, and (b) terminations which are followed by the simultaneous establishment of a consulting relationship by the Company or a Subsidiary with the former employee. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, without limitation, the question of whether a Termination of Employment resulted from a discharge for cause; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of the Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Employment if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship shall be deemed to be terminated in the event that the Subsidiary employing such Holder ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE II.

SHARES SUBJECT TO PLAN

2.1.  Shares Subject to Plan.

(a) Subject to Section 11.3 and Section 2.1(b), the aggregate number of shares of Common Stock that may be issued or transferred pursuant to Awards under the Plan as of May 17, 2011 shall not exceed 6,416,511 shares (the “Authorized Shares”). In addition, in the event of any cancellation, termination, expiration or forfeiture of any Prior Award during the term of the Plan (including any shares of Common Stock that are forfeited by the holder or repurchased by the Company pursuant to the terms of the applicable award agreement at a price not greater than the original purchase price paid by the holder), the number of shares of Common Stock that may be issued or transferred pursuant to Awards under the Plan shall automatically be increased by one share for each share subject to such Prior Award that is so cancelled, terminated, expired, forfeited or repurchased (collectively, the “Cancelled Prior Award Shares”). The aggregate number of shares of Common Stock available for issuance under the Plan pursuant to this Section 2.1 shall be reduced by one share for each share of Common Stock delivered in settlement of any Full Value Award. In no event, however, shall the aggregate number of Authorized Shares and Cancelled Prior Award Shares made available for issuance under the Plan exceed 10,500,000.

(b) To the extent that an Award terminates, expires, lapses or is forfeited for any reason, any shares of Common Stock then subject to such Award shall again be available for the grant of an Award pursuant to the Plan; provided, however, that the number of shares that shall again be available for the grant of an Award pursuant to the Plan shall be increased by one share for each share of Common Stock subject to a Full Value Award at the time such Full Value Award terminates, expires, lapses or is forfeited for any reason. To the extent permitted by applicable law or any exchange rule, shares of Common Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Common Stock available for grant pursuant to this Plan. If any shares of Restricted Stock are surrendered by the Holder or repurchased by the Company pursuant to Section 7.4 or 7.5 hereof, such shares may again be granted or awarded hereunder, subject to the limitations of Section 2.1(a). To the extent exercised, the full number of shares subject to an Option or Stock Appreciation Right shall be counted for purposes of calculating the aggregate number of shares of Common Stock available for issuance under the Plan as set forth in Section 2.1(a) and for purposes of calculating the share limitation set forth in Section 2.3, regardless of the actual number of shares issued or transferred upon any net exercise of an Option (in which Common Stock is withheld to satisfy the exercise price or taxes) or upon exercise of any Stock Appreciation Right for Common Stock or cash. The payment of Dividend Equivalents in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section 2.1(b), no shares of Common Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

2.2.  Stock Distributed.  Any Common Stock distributed pursuant to an Award shall consist, in whole or in part, of authorized and unissued Common Stock, shares of Common Stock held in treasury or shares of Common Stock purchased on the open market.

2.3.  Limitation on Number of Shares Subject to Awards.  Notwithstanding any provision in the Plan to the contrary, and subject to Article XI, the maximum number of shares of Common Stock with respect to one or more Awards that may be granted to any one Employee, Non-Employee Director or Consultant during any Fiscal Year shall not exceed the Award Limit. To the extent required by Section 162(m) of the Code, shares subject to Awards which are canceled shall continue to be counted against the Award Limit.

ARTICLE III.

GRANTING OF AWARDS

3.1.  Award Agreement.  Each Award shall be evidenced by an Award Agreement. Award Agreements evidencing Awards intended to qualify as performance-based compensation (as described in Section 162(m)(4)(C) of the Code) shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

3.2.  Provisions Applicable to Covered Employees.

(a) The Committee, in its discretion, may determine whether an Award is to qualify as performance-based compensation (as described in Section 162(m)(4)(C) of the Code).

(b) Notwithstanding anything in the Plan to the contrary, the Committee may grant any Award to a Covered Employee, including Restricted Stock the restrictions with respect to which lapse upon the attainment of specified

Performance Goals and any performance or incentive award described in Article VIII that vests or becomes exercisable or payable upon the attainment of one or more specified Performance Goals.

(c) To the extent necessary to comply with the performance-based compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Articles VII and VIII which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any Fiscal Year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (i) designate one or more Covered Employees, (ii) select the Performance Criteria applicable to the Fiscal Year or other designated fiscal period or period of service, (iii) establish the various performance targets, in terms of an objective formula or standard, and amounts of such Awards, as applicable, which may be earned for such Fiscal Year or other designated fiscal period or period of service, and (iv) specify the relationship between Performance Criteria and the performance targets and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Fiscal Year or other designated fiscal period or period of service. Following the completion of each Fiscal Year or other designated fiscal period or period of service, the Committee shall certify in writing whether the applicable performance targets have been achieved for such Fiscal Year or other designated fiscal period or period of service. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Fiscal Year or other designated fiscal period or period of service.

(d) Furthermore, notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to qualify as performance-based compensation (as described in Section 162(m)(4)(C) of the Code) shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation (as described in Section 162(m)(4)(C) of the Code), and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

3.3.  Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.4.  Full Value Award Vesting Limitations.  Notwithstanding any other provision of this Plan to the contrary, Full Value Awards made under the Plan shall become vested over a period of not less than (i) three years from the grant date of the Award for all Full Value Awards that vest based solely on employment or service with the Company or one of its Subsidiaries, or (ii) one year following the commencement of the Performance Period, for Full Value Awards that vest based upon the attainment of Performance Goals or other performance-based objectives; provided, however, that, notwithstanding the foregoing, an aggregate of up to 100,000 shares of Common Stock may be granted subject to Full Value Awards granted under the Plan without respect to such minimum vesting provisions.

3.5.  At-Will Employment.  Nothing in the Plan or in any Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Consultant for, the Company or any Subsidiary, or as a Director of the Company, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written employment agreement between the Holder and the Company and any Subsidiary.

ARTICLE IV.

GRANTING OF OPTIONS TO EMPLOYEES,
CONSULTANTS AND NON-EMPLOYEE DIRECTORS

4.1.  Eligibility.  Any Employee or Consultant selected by the Administrator pursuant to Section 4.4(a)(i) shall be eligible to be granted an Option. Each Non-Employee Director of the Company shall be eligible to be granted Options at the times and in the manner set forth in Section 4.5 and as provided in Section 4.6.

4.2.  Disqualification for Stock Ownership.  No person may be granted an Incentive Stock Option under the Plan if such person, at the time the Incentive Stock Option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any then existing Subsidiary or parent corporation (as defined in Section 424(e) of the Code) unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code.

4.3.  Qualification of Incentive Stock Options.  No Incentive Stock Option shall be granted to any person who is not an Employee.

4.4.  Granting of Options to Employees and Consultants.

(a) The Administrator shall from time to time, in its absolute discretion, and, subject to applicable limitations of the Plan:

(i) Select from among the Employees or Consultants (including Employees or Consultants who have previously received Awards under the Plan) such of them as in its opinion should be granted Options;

(ii) Subject to the Award Limit, determine the number of shares to be subject to such Options granted to the selected Employees or Consultants;

(iii) Subject to Section 4.3, determine whether such Options are to be Incentive Stock Options or Non-Qualified Stock Options and whether such Options are to qualify as performance-based compensation (as described in Section 162(m)(4)(C) of the Code); and

(iv) Determine the terms and conditions of such Options, consistent with the Plan; provided, however, that the terms and conditions of Options intended to qualify as performance-based compensation (as described in Section 162(m)(4)(C) of the Code) shall include, but not be limited to, such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code.

(b) Upon the selection of an Employee or Consultant to be granted an Option, the Administrator shall instruct the Secretary of the Company to issue the Option and may impose such conditions on the grant of the Option as it deems appropriate.

(c) Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code.

4.5.  Granting of Options to Non-Employee Directors.  The Administrator shall from time to time, in its absolute discretion, and subject to applicable limitations of the Plan:

(a) Select from among the Non-Employee Directors (including Non-Employee Directors who have previously received Awards under the Plan) such of them as in its opinion should be granted Options;

(b) Subject to the Award Limit, determine the number of shares to be subject to such Options granted to the selected Non-Employee Directors; and

(c) Subject to the provisions of Article V, determine the terms and conditions of such Options, consistent with the Plan.

4.6.  Automatic Grants to Non-Employee Directors.

(a) On the date of each annual meeting of the stockholders at which one or more members of the Board are standing for re-election during the term of the Plan, beginning with the annual meeting held in 2011, each person serving as a Non-Employee Director on such date shall automatically be granted (i) a Non-Qualified Stock Option (an “Annual Option Award”) and (ii) Restricted Stock (an “Annual Restricted Stock Award”) or Restricted Stock Units (an “Annual Restricted Stock Unit Award”) to be determined in the sole discretion of the Administrator, in each case, as follows:

(i) Each Annual Option Award shall cover a number of shares of Common Stock having a fair value as of the date of grant equal to $87,500, calculated using the Black-Scholes option pricing model for the actual date of grant of such Award, utilizing the valuation assumptions determined by the Administrator (or its designee) with respect to each such Award, and rounded down to the nearest whole cent. A member of the Board who is also a former Employee will be eligible to receive one or more Annual Option Awards.

(ii) Each Annual Restricted Stock Award or Annual Restricted Stock Unit Award shall cover a number of shares of Common Stock having a fair value as of the date of grant equal to $87,500, calculated by dividing $87,500 by the Fair Market Value as of the date of grant of such Award and rounded down to the nearest whole cent. A member of the Board who is also a former Employee will be eligible to receive one or more Annual Restricted Stock Awards or Annual Restricted Stock Unit Awards.

(b) The following provisions shall govern the terms of Annual Option Awards granted pursuant to this Section 4.6. Each Option shall have an exercise price per share of Common Stock equal to 100% of the Fair Market Value of a share of Common Stock on the date such Option is granted. Each Option shall vest and become exercisable for all of the shares of Common Stock subject to such Option upon the earlier of (i) the one (1)-year anniversary of the grant date of such Option or (ii) the next annual meeting at which one or more members of the Board are standing for re-election, subject in either case to the Non-Employee Director’s continued service on the Board through such date. The term of each such Option shall be seven (7) years from the date of grant. Each Option granted under this Section 4.6 shall remain exercisable for 12 months following the Non-Employee Director’s Termination of Directorship (or such longer period as the Administrator may determine in its discretion on or after the date of grant of such Option); provided, however, that in no event shall any Option remain exercisable beyond its maximum 7-year term. Unless otherwise determined by the Administrator on or after the date of grant of such Option, no portion of an Option granted under this Section 4.6 which is unexercisable at the time of a Non-Employee Director’s Termination of Directorship shall thereafter become exercisable.

(c) The following provisions shall govern the terms of Annual Restricted Stock Awards and Annual Restricted Stock Unit Awards granted pursuant to this Section 4.6. Each Annual Restricted Stock Award and Annual Restricted Stock Unit Award shall vest pursuant to a vesting schedule determined by the Administrator in its sole discretion. Unless otherwise determined by the Administrator on or after the date of grant of such Award, no portion of an Annual Restricted Stock Award or Annual Restricted Stock Unit Award granted under this Section 4.6 which is unvested at the time of a Non-Employee Director’s Termination of Directorship shall thereafter become vested.

4.7.  Options in Lieu of Cash Compensation.  Options may be granted under the Plan to Employees and Consultants in lieu of cash bonuses which would otherwise be payable to such Employees and Consultants, and to Non-Employee Directors in lieu of directors’ fees which would otherwise be payable to such Non-Employee Directors, pursuant to such policies which may be adopted by the Administrator from time to time.

ARTICLE V.

TERMS OF OPTIONS

5.1.  Option Price.  The price per share of the shares subject to each Option granted to Employees, Non-Employee Directors and Consultants shall be set by the Administrator; provided, however, that:

(a) In the case of Incentive Stock Options, such price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code);

(b) In the case of Incentive Stock Options granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation thereof (within the meaning of Section 422 of the Code), such price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code); and

(c) In the case of Non-Qualified Stock Options, such price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted.

5.2.  Option Term.  The term of an Option granted to an Employee, Non-Employee Director or Consultant shall be set by the Administrator in its discretion; provided, however, that the term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date the Option is granted if the Option is an Incentive Stock Option granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation thereof (within the meaning of Section 422 of the Code). Except as limited by requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder, the Administrator may extend the term of any outstanding Option in connection with any Termination of Employment, Termination of Directorship or Termination of Consultancy of the Holder, or amend any other term or condition of such Option relating to such a Termination of Employment, Termination of Directorship or Termination of Consultancy.

5.3.  Option Vesting.

(a) The period during which the right to exercise, in whole or in part, an Option vests in the Holder shall be set by the Administrator and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted; provided, however, that, unless the Administrator otherwise provides in the terms of the Award Agreement or otherwise, no Option shall be exercisable by any Holder who is then subject to Section 16 of the Exchange Act within the period ending six months and one day after the date the Option is granted. At any time after grant of an Option, the Administrator may, in its sole and absolute discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option vests.

(b) No portion of an Option granted to an Employee, Non-Employee Director or Consultant which is unexercisable at Termination of Employment, Termination of Directorship or Termination of Consultancy, as applicable, shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the Award Agreement or by action of the Administrator following the grant of the Option.

(c) To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any Subsidiary or parent corporation thereof, within the meaning of Section 424 of the Code, exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted. For purposes of this Section 5.3(c), the fair market value of stock shall be determined as of the time the Option or other “incentive stock options” with respect to such stock is granted.

5.4.  Substitute Awards.  Notwithstanding the foregoing provisions of this Article V to the contrary, in the case of an Option that is a Substitute Award, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

ARTICLE VI.

EXERCISE OF OPTIONS

6.1.  Partial Exercise.  An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise be with respect to a minimum number of shares.

6.2.  Manner of Exercise.  All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;

(b) Such representations and documents as the Administrator, in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal or state securities laws or regulations. The Administrator may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c) In the event that the Option shall be exercised pursuant to Section 11.1 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option; and

(d) Full cash payment to the Secretary of the Company for the shares with respect to which the Option, or portion thereof, is exercised. However, the Administrator may, in its discretion, (i) allow payment, in whole or in part, through the delivery of shares of Common Stock which have been owned by the Holder for at least six months, duly endorsed for transfer to the Company with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; (ii) allow payment, in whole or in part, through the surrender of shares of Common Stock then issuable upon exercise of the Option having a Fair Market Value on the date of Option exercise equal to the aggregate exercise price of the Option or exercised portion thereof; (iii) allow payment, in whole or in part, through the delivery of property of any kind which constitutes good and valuable consideration; (iv) allow payment, in whole or in part, through the delivery of a notice that the Holder has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and the broker timely pays a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; or (v) allow payment through any combination of the consideration provided in the foregoing subparagraphs (i), (ii), (iii) and (iv); provided, however, that the payment in the manner prescribed in the preceding paragraphs shall not be permitted to the extent that the Administrator determines that payment in such manner shall result in an extension or maintenance of credit, an arrangement for the extension of credit, or a renewal or an extension of credit in the form of a personal loan to or for any Director or executive officer of the Company that is prohibited by Section 13(k) of the Exchange Act or other applicable law.

6.3.  Conditions to Issuance of Stock Certificates.  The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions:

(a) The admission of such shares to listing on all stock exchanges on which such class of stock is then listed;

(b) The completion of any registration or other qualification of such shares under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d) The lapse of such reasonable period of time following the exercise of the Option as the Administrator may establish from time to time for reasons of administrative convenience; and

(e) The receipt by the Company of full payment for such shares, including payment of any applicable withholding tax, which in the discretion of the Administrator may be in the form of consideration used by the Holder to pay for such shares under Section 6.2(d).

6.4.  Rights as Stockholders.  Holders shall not be, nor have any of the rights or privileges of, stockholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option (including, without limitation, the right to receive dividends in respect of such shares) unless and until certificates representing such shares have been issued by the Company to such Holders.

6.5.  Ownership and Transfer Restrictions.  The Administrator, in its absolute discretion, may impose such restrictions on the ownership and transferability of the shares purchasable upon the exercise of an Option as it deems appropriate. Any such restriction shall be set forth in the respective Award Agreement and may be referred to on the certificates evidencing such shares. The Holder shall give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such shares to such Holder.

6.6.  Additional Limitations on Exercise of Options.  Holders may be required to comply with any timing or other restrictions with respect to the settlement or exercise of an Option, including a window-period limitation, as may be imposed in the discretion of the Administrator.

ARTICLE VII.

AWARD OF RESTRICTED STOCK

7.1.  Eligibility.  Subject to the Award Limit, Restricted Stock may be awarded to any Employee, Non-Employee Director or Consultant who the Administrator determines should receive such an Award.

7.2.  Award of Restricted Stock.

(a) The Administrator may from time to time, in its absolute discretion:

(i) Select from among the Employees, Non-Employee Directors or Consultants (including Employees, Non-Employee Directors or Consultants who have previously received Awards under the Plan) such of them as in its opinion should be awarded Restricted Stock; and

(ii) Determine the purchase price, if any, and other terms and conditions applicable to such Restricted Stock, consistent with the Plan.

(b) The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that such purchase price shall be no less than the par value of the Common Stock to be purchased, unless otherwise permitted by applicable state law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

(c) Upon the selection of an Employee, Non-Employee Director or Consultant to be awarded Restricted Stock, the Administrator shall instruct the Secretary of the Company to issue such Restricted Stock and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

7.3.  Rights as Stockholders.  Subject to Section 7.4, upon delivery of the shares of Restricted Stock to the escrow holder pursuant to Section 7.6, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in his or her Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that, in the discretion of the Administrator, any extraordinary distributions with respect to the Common Stock shall be subject to the restrictions set forth in Section 7.4.

7.4.  Restriction.  All shares of Restricted Stock issued under the Plan (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual Award Agreement, be subject to such restrictions as the Administrator shall provide, which restrictions may include, without limitation, restrictions concerning voting rights and transferability and restrictions based on duration of employment, directorship or consultancy with the Company, Company performance and individual performance; provided, however, that, unless the Administrator otherwise provides in the terms of the Award Agreement or otherwise, no share of Restricted Stock granted to a person subject to Section 16 of the Exchange Act shall be sold, assigned or otherwise transferred until at least six months and one day have elapsed from the date on which the Restricted Stock was issued, and provided, further, that, except with respect to shares of Restricted Stock granted to Covered Employees that are expected to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, by action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, remove any or all of the restrictions imposed by the terms of the Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire. If no consideration was paid by the Holder upon issuance, a Holder’s rights in unvested Restricted Stock shall lapse, and such Restricted Stock shall be surrendered to the Company without consideration, upon Termination of Employment, Termination of Directorship, or Termination of Consultancy, as applicable; and, provided, however, that the Administrator in its sole and absolute discretion may provide that such rights shall not lapse in the event of a Termination of Employment, Termination of Directorship or Termination of Consultancy, as applicable, following a “change of ownership or control” (within the meaning of Treasury Regulation Section 1.162-27(e)(2)(v) or any successor regulation thereto) of the Company or because of the Holder’s death or disability; and, provided, further, that, except with respect to shares of Restricted Stock granted to Covered Employees, the Administrator in its sole and absolute discretion may provide that no such lapse or surrender shall occur in the event of a Termination of Employment, Termination of Directorship, or Termination of Consultancy, as applicable, without cause or following any Change in Control or because of the Holder’s retirement, or otherwise to the extent consistent with the terms of any employment agreement or other commitment made by the Company.

7.5.  Repurchase of Restricted Stock.  The Administrator shall provide in the terms of each individual Award Agreement that the Company shall have the right to repurchase from the Holder the Restricted Stock then subject to restrictions under the Award Agreement immediately upon a Termination of Employment, Termination of Directorship, or Termination of Consultancy, as applicable, at a cash price per share equal to the price paid by the Holder for such Restricted Stock; provided, however, that the Administrator in its sole and absolute discretion may provide that no such right of repurchase shall exist in the event of a Termination of Employment, Termination of Directorship or Termination of Consultancy, as applicable, following a “change of ownership or control” (within the meaning of Treasury Regulation Section 1.162-27(e)(2)(v) or any successor regulation thereto) of the Company or because of the Holder’s death or disability; and, provided, further, that, except with respect to shares of Restricted Stock granted to Covered Employees, the Administrator in its sole and absolute discretion may provide that no such right of repurchase shall exist in the event of a Termination of Employment, Termination of Directorship, or Termination of Consultancy, as applicable, without cause or following any Change in Control or because of the Holder’s retirement, or otherwise to the extent consistent with the terms of any employment agreement or other commitment made by the Company.

7.6.  Escrow.  The Secretary of the Company or such other escrow holder as the Administrator may appoint shall retain physical custody of each certificate representing Restricted Stock until all of the restrictions imposed under the Award Agreement with respect to the shares evidenced by such certificate expire or shall have been removed.

7.7.  Legend.  In order to enforce the restrictions imposed upon shares of Restricted Stock hereunder, the Administrator shall cause a legend or legends to be placed on certificates representing all shares of Restricted Stock that are still subject to restrictions under Award Agreements, which legend or legends shall make appropriate reference to the conditions imposed thereby.

7.8.  Section 83(b) Election.  If a Holder makes an election under Section 83(b) of the Code, or any successor section thereto, to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service.

ARTICLE VIII.

PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, DEFERRED STOCK, STOCK PAYMENTS, RESTRICTED STOCK UNITS

8.1.  Eligibility.  Subject to the Award Limit, one or more Performance Awards, Dividend Equivalent awards, Deferred Stock awards, Stock Payment awards, and/or Restricted Stock Unit awards may be granted to any Employee, Non-Employee Director or Consultant whom the Administrator determines should receive such an Award.

8.2.  Performance Awards.

(a) Any Employee, Non-Employee Director or Consultant selected by the Administrator may be granted one or more Performance Awards. The value of such Performance Awards may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. In making such determinations, the Administrator shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Employee, Non-Employee Director or Consultant.

(b) Without limiting Section 8.2(a), the Administrator may grant Performance Awards to any Covered Employee in the form of a cash bonus payable upon the attainment of objective Performance Goals which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such bonuses paid to Covered Employees shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Section 3.2. The maximum aggregate amount of all Performance Awards granted to a Covered Employee under this Section 8.2(b) during any Fiscal Year shall not exceed the Award Limit. Unless otherwise specified by the Administrator at the time of grant, the Performance Criteria with respect to a Performance Award payable to a Covered Employee shall be determined on the basis of generally accepted accounting principles.

8.3.  Dividend Equivalents.  Any Employee, Non-Employee Director or Consultant selected by the Administrator may be granted Dividend Equivalents based on the dividends declared on Common Stock, to be credited as of dividend payment dates, during the period between the date a Deferred Stock, Performance Award or Restricted Stock Unit award is granted and the date such Deferred Stock, Performance Award or Restricted Stock Unit award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator. Dividend Equivalents with respect to a Performance Award that are based on dividends paid prior to the earning or vesting of such Performance Award shall only be paid out to the Holder to the extent that the performance-based conditions are subsequently satisfied and the Performance Award vests.

8.4.   Stock Payments.  Any Employee, Non-Employee Director or Consultant selected by the Administrator may receive Stock Payments in the manner determined from time to time by the Administrator. The number of shares shall be determined by the Administrator and may be based upon the Performance Criteria or other specific performance criteria determined appropriate by the Administrator, determined on the date such Stock Payment is made or on any date thereafter.

8.5.  Deferred Stock.  Any Employee, Non-Employee Director or Consultant selected by the Administrator may be granted an award of Deferred Stock in the manner determined from time to time by the Administrator. The number of shares of Deferred Stock shall be determined by the Administrator and may be linked to the satisfaction of one or more Performance Goals or other specific performance goals as the Administrator determines to be appropriate at the time of grant, in each case on a specified date or dates or over any period or periods determined by the Administrator. Common Stock underlying a Deferred Stock award will not be issued until the Deferred Stock award has vested, pursuant to a vesting schedule or performance criteria set by the Administrator. Unless otherwise provided by the Administrator, a Holder of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Award has vested and the Common Stock underlying the Award has been issued.

8.6.  Restricted Stock Units.  Any Employee, Non-Employee Director or Consultant selected by the Administrator may be granted an award of Restricted Stock Units in the manner determined from time to time by the Administrator. The Administrator is authorized to make awards of Restricted Stock Units in such amounts and subject to such terms and conditions as determined by the Administrator. The Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, and may specify that such Restricted Stock Units become fully vested and nonforfeitable pursuant to the satisfaction of one or more Performance Goals or other specific performance goals as the Administrator determines to be appropriate at the time of the grant, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator shall specify the distribution dates applicable to each award of Restricted Stock Units which shall be no earlier than the vesting dates or events of the award and may be determined at the election of the Employee, Non-Employee Director or Consultant, subject to compliance with Section 409A of the Code. On the distribution dates, the Company shall issue to the Holder one unrestricted, fully transferable share of Common Stock for each Restricted Stock Unit distributed.

8.7.  Term.  The term of a Performance Award, Dividend Equivalent award, Deferred Stock award, Stock Payment award and/or Restricted Stock Unit award shall be set by the Administrator in its discretion.

8.8.  Exercise or Purchase Price.  The Administrator may establish the exercise or purchase price of a Performance Award, shares of Deferred Stock, shares distributed as a Stock Payment award or shares distributed pursuant to a Restricted Stock Unit award; provided, however, that such price shall not be less than the par value of a share of Common Stock, unless otherwise permitted by applicable state law.

8.9.  Exercise upon Termination of Employment, Termination of Consultancy or Termination of Directorship.  A Performance Award, Dividend Equivalent award, Deferred Stock award, Stock Payment award and/or Restricted Stock Unit award is exercisable or distributable only while the Holder is an Employee, Consultant or Non-Employee Director, as applicable; provided, however, that the Administrator in its sole and absolute discretion may provide that the Performance Award, Dividend Equivalent award, Deferred Stock award, Stock Payment award and/or Restricted Stock Unit award may be exercised or distributed subsequent to a Termination of Employment, Termination of Directorship or Termination of Consultancy following a “change of control or ownership” (within the meaning of Section 1.162-27(e)(2)(v) or any successor regulation thereto) of the Company; and, provided, further, that, except with respect to Performance Awards granted to Covered Employees, the Administrator in its sole and absolute discretion may provide that Performance Awards may be exercised or paid following a Termination of Employment, Termination of Directorship or Termination of Consultancy without cause, or following a Change in Control, or because of the Holder’s retirement, death or disability, or otherwise.

8.10.  Form of Payment.  Payment of the amount determined under Section 8.2 or 8.3 above shall be in cash, in Common Stock or a combination of both, as determined by the Administrator. To the extent any payment under this Article VIII is effected in Common Stock, it shall be made subject to satisfaction of all provisions of Section 6.3.

ARTICLE IX.

STOCK APPRECIATION RIGHTS

9.1.  Grant of Stock Appreciation Rights.  A Stock Appreciation Right may be granted to any Employee, Non-Employee Director or Consultant selected by the Administrator; provided, however, that in no event shall the term of any Stock Appreciation Right granted under the Plan exceed ten (10) years from the date such Stock Appreciation Right is granted. A Stock Appreciation Right may be granted: (a) in connection and simultaneously with the grant of an Option, or (b) independent of an Option. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Administrator shall impose and shall be evidenced by an Award Agreement. Holders of Stock Appreciation Rights shall not be entitled to receive dividends in respect of any shares deliverable upon the exercise of any Stock Appreciation Right unless and until certificates representing such shares have been issued by the Company to such Holders.

9.2.  Coupled Stock Appreciation Rights.

(a) A Coupled Stock Appreciation Right (“CSAR”) shall be related to a particular Option and shall be exercisable only when and to the extent the related Option is exercisable.

(b) A CSAR may be granted to the Holder for no more than the number of shares subject to the simultaneously granted Option to which it is coupled.

(c) A CSAR shall entitle the Holder (or other person entitled to exercise the Option pursuant to the Plan) to surrender to the Company unexercised a portion of the Option to which the CSAR relates (to the extent then exercisable pursuant to its terms) and to receive from the Company in exchange therefor an amount determined by multiplying (i) the difference obtained by subtracting the exercise price per share of the CSAR from (ii) the Fair Market Value of a share of Common Stock on the date of exercise of the CSAR by the number of shares of Common Stock with respect to which the CSAR shall have been exercised, subject to any limitations the Administrator may impose.

9.3.  Independent Stock Appreciation Rights.

(a) An Independent Stock Appreciation Right (“ISAR”) shall be unrelated to any Option and shall have a term set by the Administrator. An ISAR shall be exercisable in such installments as the Administrator may determine. An ISAR shall cover such number of shares of Common Stock as the Administrator may determine; provided, however, that unless the Administrator otherwise provides in the terms of the ISAR or otherwise, no ISAR granted to a person subject to Section 16 of the Exchange Act shall be exercisable until at least six months have elapsed following the date on which the ISAR was granted. The exercise price per share of Common Stock subject to each ISAR shall be set by the Administrator; provided, that such exercise price per share shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the ISAR is granted. An ISAR is exercisable only while the Holder is an Employee, Non-Employee Director or Consultant; provided, that the Administrator may determine that the ISAR may be exercised subsequent to Termination of Employment, Termination of Directorship or Termination of Consultancy without cause, or following a Change in Control of the Company, or because of the Holder’s retirement, death or disability, or otherwise.

(b) An ISAR shall entitle the Holder (or other person entitled to exercise the ISAR pursuant to the Plan) to exercise all or a specified portion of the ISAR (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying (i) the difference obtained by subtracting the exercise price per share of the ISAR from the Fair Market Value of a share of Common Stock on the date of exercise of the ISAR by (ii) the number of shares of Common Stock with respect to which the ISAR shall have been exercised, subject to any limitations the Administrator may impose.

9.4.  Payment and Limitations on Exercise.

(a) Payment of the amounts determined under Section 9.2(c) and 9.3(b) above shall be in cash, shares of Common Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock issuable upon the exercise of any Stock Appreciation Right prior to fulfillment of the conditions set forth in Section 6.3 above.

(b) Holders of Stock Appreciation Rights may be required to comply with any timing or other restrictions with respect to the settlement or exercise of a Stock Appreciation Right, including a window-period limitation, as may be imposed in the discretion of the Administrator.

ARTICLE X.

ADMINISTRATION

10.1.  Stock Option and Compensation Committee.  The Stock Option and Compensation Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 and an “outside director” for purposes of Section 162(m) of the Code. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board.

10.2.  Duties and Powers of Committee.  It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan and the Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith, to interpret, amend or revoke any such rules and to amend any Award Agreement provided that the rights or obligations of the Holder of the Award that is the subject of any such Award Agreement are not affected adversely. Any such grant or award under the Plan need not be the same with respect to each Holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee.

10.3.  Majority Rule; Unanimous Written Consent.  The Committee shall act by a majority of its members in attendance at a meeting at which a quorum is present or by a memorandum or other written instrument signed by all members of the Committee.

10.4.  Compensation; Professional Assistance; Good Faith Actions.  Members of the Committee shall receive such compensation, if any, for their services as members as may be determined by the Board. All expenses and liabilities which members of the Committee incur in connection with the administration of the Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company and the Company’s officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Holders, the Company and all other interested persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or Awards, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

10.5.  Delegation of Authority to Grant Awards.  The Committee may, but need not, delegate from time to time some or all of its authority to grant Awards under the Plan to a committee consisting of one or more members of the Board or of one or more officers of the Company; provided, however, that the Committee may not delegate its authority to grant Awards to individuals: (a) who are subject on the date of the grant to the reporting rules under Section 16(a) of the Exchange Act, (b) who are Covered Employees, or (c) who are officers of the Company who are delegated authority by the Committee hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation of authority and may be rescinded at any time by the Committee. At all times, any committee appointed under this Section 10.5 shall serve in such capacity at the pleasure of the Committee.

ARTICLE XI.

MISCELLANEOUS PROVISIONS

11.1.  Transferability of Awards.

(a) Except as otherwise provided in Section 11.1(b):

(i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;

(ii) No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and

(iii) During the lifetime of the Holder, only the Holder may exercise an Option or other Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Holder, any exercisable portion of an Option or other Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.

(b) Notwithstanding Section 11.1(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer a Non-Qualified Stock Option to any one or more Permitted Transferees (as defined below), subject to the following terms and conditions: (i) a Non-Qualified Stock Option transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) any Non-Qualified Stock Option which is transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Non-Qualified Stock Option as applicable to the original Holder (other than the ability to further transfer the Non-Qualified Stock Option); and (iii) the Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal and state securities laws and (C) evidence the transfer. For purposes of this Section 11.1(b), “Permitted Transferee” shall mean, with respect to a Holder, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant or employee), a trust in which these persons (or the Holder) control the management of assets, and any other entity in which these persons (or the Holder) own more than fifty percent of the voting interests, or any other transferee specifically approved by the Administrator after taking into account any state or federal tax or securities laws applicable to transferable Non-Qualified Stock Options.

11.2.  Amendment, Suspension or Termination of the Plan.  Except as otherwise provided in this Section 11.2, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator. However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 11.3, (i) increase the limits imposed in Section 2.1 on the maximum number of shares which may be issued under the Plan, (ii) decrease the exercise price of any outstanding Option or Stock Appreciation Right granted under the Plan or take any action prohibited under Section 11.6, or (iii) materially modify the requirements for eligibility under the Plan. Except as provided in Section 11.12, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, alter or impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the first to occur of the following events:

(a) The expiration of ten (10) years from the date the Plan is adopted by the Board; or

(b) The expiration of ten (10) years from the date the Plan is first approved by the Company’s stockholders.

11.3.  Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a) Subject to Section 11.3(e), in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, in the Administrator’s sole discretion, affects the Common Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Award, then the Administrator shall, in such manner as it may deem equitable, adjust any or all of:

(i) The number and kind of shares of Common Stock (or other securities or property) with respect to which Awards may be granted or awarded (including, without limitation, adjustments of the limitations in Section 2.1 on the maximum number and kind of shares which may be issued under the Plan, adjustments of the Award Limit, and adjustments of the manner in which shares subject to Full Value Awards will be counted);

(ii) The number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards;

(iii) The number and kind of shares of Common Stock (or other securities or property) for which automatic grants are subsequently to be made to new and continuing Non-Employee Directors pursuant to Section 4.6;

(iv) The grant or exercise price with respect to any Award.

(b) Subject to Sections 11.3(c) and 11.3(e), in the event of any transaction or event described in Section 11.3(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) To provide for either the purchase of any such Award for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested or the replacement of such Award with other rights or property selected by the Administrator in its sole discretion;

(ii) To provide that the Award cannot vest, be exercised or become payable after such event;

(iii) To provide that such Award shall be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in Section 5.3 or the provisions of such Award;

(iv) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(v) To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards, and/or in the terms and conditions of (including the grant, exercise or purchase price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future; and

(vi) To provide that, for a specified period of time prior to such event, the restrictions imposed under an Award Agreement upon some or all shares of Restricted Stock, Restricted Stock Units or Deferred Stock may be terminated, and, in the case of Restricted Stock, some or all shares of such Restricted Stock may cease to be subject to repurchase under Section 7.5 or forfeiture under Section 7.4 after such event.

(c) Notwithstanding any other provision of the Plan, in the event of a Change in Control, each outstanding Award shall be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the Administrator may cause any or all of such Awards to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Awards to lapse. If an Award is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Holder that the Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Award shall terminate upon the expiration of such period. For the purposes of this Section 11.3(c), an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each share of Common Stock subject to an Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

(d) Subject to Sections 11.3(e) and 3.2, the Administrator may, in its discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company.

(e) With respect to Awards which are granted to Covered Employees and are intended to qualify as performance-based compensation under Section 162(m)(4)(C), no adjustment or action described in this Section 11.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify under Section 162(m)(4)(C), or any successor provisions thereto. No adjustment or action described in this Section 11.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions. The number of shares of Common Stock subject to any Award shall always be rounded down to the next whole number.

(f) The existence of the Plan, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(g) No action shall be taken under this Section 11.3 which shall cause an Award to fail to comply with Section 409A of the Code or the Treasury Regulations thereunder, to the extent applicable to such Award.

11.4.  Approval of Plan by Stockholders.  The Plan will be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan. No Awards may be granted or awarded prior to such stockholder approval. In addition, if the Board determines that Awards other than Options or Stock Appreciation Rights which may be granted to Covered Employees should continue to be eligible to qualify as performance-based compensation under Section 162(m)(4)(C) of the Code, the Performance Criteria must be disclosed to and approved by the Company’s stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which the Company’s stockholders previously approved the Plan, as amended and restated to include the Performance Criteria.

11.5.  Tax Withholding.  The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of this Plan. The Administrator may in its discretion and in satisfaction of the foregoing requirement allow a Holder to elect to have the Company withhold shares of Common Stock otherwise issuable under an Award (or allow the return of shares of Common Stock) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Common Stock which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Holder of such Award within six months (or such other period as may be determined by the Administrator) after such shares of Common Stock were acquired by the Holder from the Company) in order to satisfy the Holder’s federal, state, local and foreign income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

11.6.  Prohibition on Repricing.  Subject to Section 11.3, the Administrator shall not, without the approval of the stockholders of the Company, authorize the amendment of any outstanding Award to reduce its price per share. Furthermore, no Award shall be canceled and replaced with the grant of an Award having a lesser price per share without the further approval of stockholders of the Company. Subject to Section 11.2, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award. Furthermore, for purposes of this Section 11.6, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights without the approval of the stockholders of the Company.

11.7.  Forfeiture Provisions.  Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in the terms of Awards made under the Plan, or to require a Holder to agree by separate written instrument, that: (a)(i) any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Common Stock underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (b)(i) a Termination of Employment, Termination of Directorship or Termination of Consultancy occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (ii) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (iii) the Holder incurs a Termination of Employment, Termination of Directorship or Termination of Consultancy for “cause” (as such term is defined in the sole and absolute discretion of the Administrator, or as set forth in a written agreement relating to such Award between the Company and the Holder).

11.8.  Effect of Plan upon Options and Compensation Plans.  The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

11.9.  Compliance with Laws.  The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of shares of Common Stock and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

11.10.  Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

11.11.  Governing Law.  The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.

11.12.  Section 409A.  To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

* * * * *

I hereby certify that the foregoing Medicis Pharmaceutical Corporation Amended and Restated 2006 Incentive Award Plan was duly adopted by the Board of Directors of Medicis Pharmaceutical Corporation on March 30, 2011.

* * * * *

I hereby certify that the foregoing Medicis Pharmaceutical Corporation Amended and Restated 2006 Incentive Award Plan was approved by the stockholders of Medicis Pharmaceutical Corporation on May 17, 2011.

* * * * *

Executed on this   day of          , 2011.

Corporate Secretary

MEDICIS PHARMACEUTICAL CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 17, 2011
9:30 a.m. local time
Scottsdale Resort and Conference Center
7700 East McCormick Parkway
Scottsdale, Arizona

Medicis Pharmaceutical Corporation 7720 North Dobson Road Scottsdale, Arizona 85256-2740	proxy

This proxy is solicited by the Board of Directors of Medicis Pharmaceutical Corporation for use at the Annual Meeting of Stockholders of Medicis Pharmaceutical Corporation to be held on Tuesday, May 17, 2011 (“Annual Meeting”).
This proxy when properly executed will be voted as you specify on the reverse side.
If no direction is made, the proxy will be voted: (a) ‘‘FOR’’ the election of the three nominees for director named in Item 1 and (b) in accordance with the recommendations of the Board of Directors on the other matters listed on the reverse side of this card; and at their discretion on any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.
By signing the proxy, you revoke all prior proxies and appoint Jonah Shacknai, Jason D. Hanson and Mark A. Prygocki, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may properly come before the Annual Meeting and all adjournments. This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws.
See reverse for voting instructions.

COMPANY #
Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/mrx Use the Internet to vote your proxy until 11:59 p.m. (E.D.T.) on May 16, 2011.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (E.D.T.) on May 16, 2011.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò  Please detach here   ò

The Board of Directors Recommends a Vote “FOR” all of the nominees for director named in Item 1,
“FOR” the proposals under Items 2, 3 and 5, and for every “3 YEARS” for Item 4.

1.	Election of Directors:

		FOR	AGAINST	ABSTAIN

01 Spencer Davidson		☐	☐	☐

02 Stuart Diamond		☐	☐	☐

03 Peter S. Knight, Esq.		☐	☐	☐

2.	Ratification of the selection of Ernst & Young LLP as independent auditors of Medicis for the fiscal year ending December 31, 2011.	☐ For	☐ Against	☐ Abstain

3.	Advisory vote to approve the compensation of our named executive officers, as described in the proxy materials.	☐ For	☐ Against	☐ Abstain

4.	Advisory vote to approve the frequency of future votes on our executive compensation.	☐ 3 Years	☐ 2 Years	☐ 1 Year	☐ Abstain

5.	Approval of the amended and restated Medicis 2006 Incentive Award Plan	☐ For	☐ Against	☐ Abstain
Change of Address — Please print your new address below.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy)	Signature 1	Signature 2
Please print date below	Please keep signature within the box.	Please keep signature within the box.